UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Compellent Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of Compellent Technologies, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

35,797,573 shares of Common Stock outstanding as of December 23, 2010, which includes 4,130,240 shares of Common Stock issuable pursuant to the exercise of outstanding options with exercise prices below $27.75, but excludes 342,884 shares of Common Stock beneficially owned by Dell Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 31,667,333 shares of Common Stock outstanding as of December 23, 2010, excluding 342,884 shares of Common Stock beneficially owned by Dell Inc., multiplied by $27.75 per share and (B) 4,130,240 shares of Common Stock issuable pursuant to the exercise of outstanding options with exercise prices below $27.75 multiplied by $16.80 per share (which is the difference between $27.75 and the weighted average exercise price per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001161 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$948,156,261

(5)	Total fee paid:

$110,081
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 294-3300

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Compellent Technologies, Inc., or Compellent, to be held at Compellent’s offices at 7625 Smetana Lane, Eden Prairie, Minnesota 55344, at 10:00 a.m., local time, on February   , 2011, or the Special Meeting. Holders of record of Compellent common stock, $0.001 par value per share, at the close of business on January 4, 2011, will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of December 12, 2010, among Dell International L.L.C., Dell Trinity Holdings Corp. and Compellent, or the Merger Agreement, under which Dell Trinity Holdings Corp. will merge with and into Compellent, or the Merger, which will survive the Merger and become a wholly-owned subsidiary of Dell International L.L.C. Dell International L.L.C. is a Delaware limited liability company and a direct, wholly-owned subsidiary of Dell Inc., a Delaware corporation. Dell Trinity Holdings Corp. is a Delaware corporation and is a direct, wholly-owned subsidiary of Dell International L.L.C.

We are also asking you to expressly grant us the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the adoption of the Merger Agreement.

If the Merger is completed, you will be entitled to receive $27.75 in cash, without interest and less any applicable withholding taxes, for each share of Compellent common stock that you own, and you will have no ongoing ownership interest in the continuing business of Compellent. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Compellent common stock as of January 4, 2011, or the record date.

Our board of directors reviewed and considered the terms and conditions of the Merger and unanimously determined that the Merger is advisable and fair to and in the best interests of Compellent and its stockholders, unanimously approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger, and unanimously recommended that our stockholders vote to adopt the Merger Agreement at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ADOPTION OF THE MERGER AGREEMENT (AND, IF NECESSARY, TO
ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES
TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT).
YOUR VOTE IS IMPORTANT.

In connection with the Merger Agreement, certain Compellent stockholders, including three of our executive officers (two of whom are also directors) and funds affiliated with certain of our other directors, who beneficially own, in the aggregate approximately 27.4% of the outstanding shares of our common stock as of December 10, 2010 (including shares issuable upon the exercise of options held by such parties exercisable within 60 days of such date), each entered into a voting and support agreement with Dell International L.L.C., pursuant to which each stockholder has agreed, among other things, to vote all shares of our common stock that he or it owns in favor of the Merger and the adoption of the Merger Agreement. In addition, as of the date of the proxy statement, Dell Inc. beneficially owns 342,884 shares of our common stock, representing approximately 1.1% of the outstanding shares of our common stock as of December 10, 2010. Dell Inc. has advised the Company that it intends to vote its shares “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

If your shares of Compellent common stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Compellent common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of Compellent common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Compellent common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting against the proposal to adopt the Merger Agreement.

If you have any questions or need assistance voting your shares of Compellent common stock, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement.

Sincerely,

/s/  Lawrence E. Aszmann

Lawrence E. Aszmann
Secretary

January   , 2011

THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER AGREEMENT OR THE TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 294-3300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY  , 2011

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Compellent Technologies, Inc., a Delaware corporation, or Compellent, that will be held at our offices at 7625 Smetana Lane, Eden Prairie, Minnesota 55344, at 10:00 a.m., local time, on February   , 2011, or the Special Meeting, for the following purposes:

1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2010, among Dell International L.L.C., Dell Trinity Holdings Corp. and Compellent, or the Merger Agreement, under which Dell Trinity Holdings Corp. will merge with and into Compellent, or the Merger, which will survive the Merger and become a wholly-owned subsidiary of Dell International L.L.C.; and

2. to consider and vote upon a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.

Dell International L.L.C. is a Delaware limited liability company and a direct, wholly-owned subsidiary of Dell Inc., a Delaware corporation. Dell Trinity Holdings Corp. is a Delaware corporation and is a direct, wholly-owned subsidiary of Dell International L.L.C.

Our board of directors reviewed and considered the terms and conditions of the Merger and unanimously determined that the Merger is advisable and fair to and in the best interests of Compellent and its stockholders, unanimously approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger, and unanimously recommended that our stockholders vote to adopt the Merger Agreement at the Special Meeting. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant us the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Stockholders of record at the close of business on January 4, 2011, or the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. The proxy statement is dated January   , 2011, and is first being mailed to stockholders of Compellent on or about January   , 2011. Your vote in important. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Compellent common stock outstanding as of the record date.

Compellent stockholders will have the right to demand appraisal of their shares of Compellent common stock and obtain payment in cash for the fair value of their shares of Compellent common stock, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex E to the attached proxy statement, and a summary of these provisions can be found under “The Merger — Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of Compellent common stock with your proxy card. Upon the closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash Merger consideration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ADOPTION OF THE MERGER AGREEMENT (AND, IF NECESSARY, TO
ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES
TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT).
YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the Merger Agreement and, if necessary, to adjourn the Special Meeting for the purposes of soliciting additional proxies to vote in favor of adopting the Merger Agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement and the adjournment of the Special Meeting for the purposes of obtaining additional proxies to vote in favor of the adoption of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Compellent or any other person.

By Order of the Board of Directors,

/s/  Lawrence E. Aszmann

Lawrence E. Aszmann
Secretary

January   , 2011
Eden Prairie, Minnesota

In addition to delivering the proxy materials for the Special Meeting to be held on February   , 2011 to stockholders by mail, the proxy statement for such meeting is also is available at www.compellent.com.

ANNEX A	Agreement and Plan of Merger, dated as of December 12, 2010, among Dell International L.L.C, Dell Trinity Holdings Corp. and Compellent Technologies, Inc.	A-1
ANNEX B	Form of Voting and Support Agreement, dated as of December 12, 2010, among Dell International L.L.C. and certain of the stockholders of Compellent Technologies, Inc.	B-1
ANNEX C	Opinion of Morgan Stanley & Co. Incorporated	C-1
ANNEX D	Opinion of Blackstone Advisory Partners L.P.	D-1
ANNEX E	Section 262 of the General Corporation Law of the State of Delaware	E-1

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and Merger,” highlights selected information in the proxy statement and may not contain all the information that may be important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. In addition, you may obtain additional business and financial information about Compellent Technologies, Inc. without charge by following the instructions in “Other Matters — Where You Can Find More Information” beginning on page 82. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. The Agreement and Plan of Merger, dated as of December 12, 2010, among Dell International L.L.C., Dell Trinity Holdings Corp. and Compellent Technologies, Inc., or the Merger Agreement, is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, as it is the legal document that governs the merger of a wholly-owned subsidiary of Dell International L.L.C. with Compellent, referred to in this proxy statement as the Merger. In this proxy statement, “we,” “us,” “our” and “Compellent” refer to Compellent Technologies, Inc.

The Merger and the Merger Agreement.

The Parties to the Merger (see page 14).  Compellent Technologies, Inc., a Delaware corporation, is a provider of fluid data storage solutions that automate movement and management of data at a granular level. Dell International L.L.C., a Delaware limited liability company, or Parent, is a direct, wholly-owned subsidiary of Dell Inc., a Delaware corporation, or Dell, a technology solutions provider in the IT industry. Dell Trinity Holdings Corp., a Delaware corporation, or Merger Sub, is a wholly-owned subsidiary of Dell International L.L.C. and has not engaged in any material business activities except in furtherance of the purpose of effecting the Merger.

The Merger (see page 15).  You are being asked to vote to adopt the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Compellent with Compellent being the surviving corporation in the Merger. As a result of the Merger, Compellent will become a direct wholly-owned subsidiary of Parent and will cease to be an independent, publicly-traded company. You will no longer have any interest in Compellent’s future earnings or growth. Following consummation of the Merger, the registration of Compellent common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, or the SEC. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the New York Stock Exchange, or the NYSE.

Merger Consideration (see page 59).  If the Merger is completed, you will be entitled to receive $27.75 in cash, without interest and less any applicable withholding taxes, for each share of Compellent common stock, $0.001 par value per share, or Compellent common stock, that you own (other than shares as to which appraisal rights have been properly exercised).

Treatment of Outstanding Stock Options (see page 60).  Each vested and outstanding stock option (including the options that will vest contingent upon the consummation of the Merger) that is not exercised immediately prior to the effective time of the Merger will be terminated and converted into the right to receive, with respect to each share of Compellent common stock subject to such stock option, a payment equal to the excess, if any, of $27.75 over the exercise price per share of such stock option, without interest and subject to applicable tax withholding. All of Compellent’s stock options that are outstanding and unvested immediately prior to the effective time of the Merger (other than any stock options that will vest contingent upon the consummation of the Merger) will be converted into options to purchase common stock of Dell.

Adoption of Stockholder Rights Plan (see page 64).  Pursuant to the Merger Agreement, we adopted a stockholder rights plan on December 15, 2010. Subject to certain limitations, we have agreed to not, without Parent’s prior written consent, amend or waive any provision of such rights plan or redeem any of the rights issued under such rights plan.

Conditions to the Merger (see page 71).  The consummation of the Merger by Parent and Merger Sub depends on the satisfaction or waiver of a number of conditions, including the following:

•	certain representations and warranties relating to power and enforceability of the Merger Agreement, required stockholder approval, capitalization and state antitakeover statutes, must be true and correct in all material respects as of the date of the Merger Agreement and on the closing date (or on an earlier specified date);

•	our other representations and warranties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and on the closing date (or on an earlier specified date) subject to a qualification for any inaccuracies that individually or in aggregate do not have or would not reasonably be expected to have a material adverse effect;

•	we must comply with or perform in all material respects all of our covenants and obligations in the Merger Agreement;

•	adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Compellent common stock at the Special Meeting;

•	there not having occurred any material adverse effect since the date of the Merger Agreement which has not been cured, and no event having occurred or circumstances existing that, in combination with other events or circumstances, would reasonably be expected to have a material adverse effect upon Compellent;

•	termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, and all governmental authorizations required to be obtained under applicable antitrust or competition laws in Austria and Ukraine having been obtained;

•	absence of any legal prohibitions or restraints against the Merger (provided that Parent or Merger Sub may not assert this condition unless they first take all actions required under the Merger Agreement to have such restraint lifted); and

•	the absence of certain pending or threatened proceedings by governmental authorities relating to the Merger;

Parent and Merger Sub have made representations in the Merger Agreement that they will have sufficient cash available to pay the aggregate Merger consideration at the effective time of the Merger. Obtaining financing for the Merger is not one of Parent’s conditions to the closing of the Merger.

Restrictions on Solicitations and Board Recommendation (see page 65).  Under the Merger Agreement we are not permitted to take or resolve or publicly propose to take any of the following actions:

•	solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any alternative “acquisition proposal” or “acquisition inquiry” or take any other action that could reasonably be expected to lead to an alternative acquisition proposal or acquisition inquiry;

•	furnish or otherwise provide access to any information regarding Compellent (or any subsidiary of Compellent) to any person in connection with or in response to an alternative acquisition proposal or acquisition inquiry; or

•	engage in discussions or negotiations with any person with respect to any alternative acquisition proposal or acquisition inquiry.

In addition, the Merger Agreement provides that (subject to certain exceptions) our board of directors may not resolve, directly or indirectly, agree or publicly propose to take any of the following actions:

•	withdraw or modify in a manner adverse to Parent or Merger Sub our board of directors’ recommendation to our stockholders that our stockholders vote to adopt the Merger Agreement;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any alternative acquisition proposal; or

•	approve or recommend, or cause or permit Compellent (or any subsidiary of Compellent) to execute or enter into any agreement or document constituting or relating to, or that contemplates or could reasonably be expected to result in an alternative “acquisition transaction.”

Notwithstanding these restrictions, under certain circumstances, and so long as Compellent complies with certain terms of the Merger Agreement described under “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals” and “The Merger Agreement — Board Recommendation,” our board of directors may (i) respond to a bona fide unsolicited acquisition proposal not obtained in violation of our covenants in the Merger Agreement, (ii) recommend a “superior proposal” and, in connection with such recommendation, withdraw or modify its recommendation that our stockholders vote to adopt the Merger Agreement, and (iii) withdraw or modify its recommendation that our stockholders vote to adopt the Merger Agreement in response to a change in circumstances that does not relate to any acquisition proposal, where, among other things, the board of directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties to our stockholders under Delaware law.

Termination of the Merger Agreement (see page 72).  The Merger Agreement may be terminated at any time prior to the effective time of the Merger even if (except as described below) our stockholders have adopted it at the Special Meeting and, in the case of a termination by us, provided that the termination fees and expenses described below have been paid, in the following circumstances:

•	by mutual written consent of us and Parent;

•	subject to certain limitations, by Parent or us if the Merger has not been consummated by June 30, 2011;

•	subject to certain limitations, by Parent or us if a U.S. court of competent jurisdiction or other U.S. governmental body has issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•	subject to certain limitations, by Parent or us if at the Special Meeting (including any adjournments and postponements thereof) our stockholders have failed to adopt the Merger Agreement;

•	by Parent (at any time prior to the adoption of the Merger Agreement by the required stockholder approval) if certain “triggering events” have occurred;

•	by Parent if (i) we have breached any of our covenants or obligations under the Merger Agreement, or if any of our representations or warranties are inaccurate, such that the conditions to closing relating to such covenants, obligations, representations and warranties would not be satisfied, in each case, subject to a right to cure or (ii) a “material adverse effect” has occurred following the date of the Merger Agreement and is continuing; or

•	by us if Parent has breached any of its covenants or obligations under the Merger Agreement, or if any of Parent’s representations or warranties are inaccurate, such that the conditions to closing relating to such covenants, obligations, representations and warranties would not be satisfied, in each case, subject to a right to cure.

Termination Fees (see page 74).  If the Merger Agreement is terminated under certain circumstances involving competing transactions, a change in our board of directors’ recommendation that our stockholders vote to adopt the Merger Agreement or certain other “triggering events,” we may be required to pay to Parent a termination fee of $37,000,000 and/or up to an additional $960,000 to reimburse Parent’s expenses. In addition, in connection with a termination of the Merger Agreement under certain circumstances involving a change in our board of directors’ recommendation that our stockholders vote to adopt the Merger Agreement due to a change in circumstances unrelated to an alternative acquisition proposal, we may be required to pay Parent a termination fee of $47,000,000 and up to an additional $960,000 to reimburse Parent’s expenses.

The Voting and Support Agreements.

As a condition of, and an inducement to, Parent entering into the Merger Agreement, on the date the Merger Agreement was executed, each of Philip E. Soran, our Chairman, President and Chief Executive Officer, John P. Guider, our Chief Operating Officer, Lawrence E. Aszmann, our Chief Technology Officer, and entities affiliated with El Dorado Ventures and Crescendo Ventures who collectively beneficially owned approximately 27.4% of outstanding shares of Compellent common stock as of December 10, 2010 (including shares issuable upon the exercise of stock options exercisable within 60 days of such date), entered into a voting and support agreement with Parent to, among other things, vote his or its shares of Compellent common stock in favor of the adoption of the Merger Agreement and against any inconsistent proposals or transactions.

Pursuant to the voting and support agreements, each of these stockholders also granted an irrevocable proxy to Parent and irrevocably appointed Parent as his or its proxy to vote his or its shares of Compellent common stock, among other things, in favor of the adoption of the Merger Agreement and against any inconsistent proposals or transactions.

The obligations of the stockholders under the voting and support agreements continue generally until the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective. However, if the Merger Agreement (i) is validly terminated pursuant to an End Date Termination or No Vote Termination (as described under “Merger Agreement — Termination”) and an alternative acquisition proposal shall have been disclosed, announced, commenced, submitted or made at or prior to the termination of the Merger Agreement; or (ii) is validly terminated at any time after the occurrence of a “triggering event,” the obligations under the voting and support agreements continue until the date that is 275 days after the termination of the Merger Agreement.

As disclosed in a Schedule 13D filed by Dell on December 12, 2010, referred to as the Schedule 13D, on November 18, 2010, Dell adopted a Rule 10b5-1 Trading Plan, referred to as the 10b5-1 Plan, providing for the purchase in the open market, in compliance with the provisions of Rule 10b5-1 under the Exchange Act, of Compellent common stock in an amount of up to $63.4 million during the period beginning on November 18, 2010 and continuing through January 28, 2011. Dell has disclosed in the Schedule 13D that concurrently with the adoption of the 10b5-1 Plan, Dell appointed UBS Securities, LLC as purchasing agent in connection with the 10b5-1 Plan, and instructed UBS Securities, LLC to purchase up to 1,560,000 shares of Compellent common stock at a price per share of less than $27.01 during the period from November 26, 2010 through December 23, 2010. During such period Dell acquired beneficial ownership of 342,884 shares of Compellent common stock. Accordingly, as disclosed in the Schedule 13D, pursuant to the voting and support agreements and the 10b5-1 Plan, as of December 12, 2010, Dell may be deemed to have acquired beneficial ownership of approximately 28.4% of the outstanding shares of Compellent common stock as of December 10, 2010 (including shares issuable upon the exercise of stock options exercisable within 60 days of such date).

Dell has disclosed in the Schedule 13D that Dell may in the future acquire additional shares of Compellent common stock under the 10b5-1 Plan, if Compellent common stock trades at prices below $27.01 per share, and may also effect open market purchases of Compellent common stock outside the 10b5-1 Plan at prevailing market prices to the extent equal to or below the price of $27.75 per share. As of December 29, 2010, Dell has not made any additional purchases under the 10b5-1 Trading Plan. Dell has advised Compellent that it intends to vote its shares of Compellent common stock in favor of the proposal to adopt the Merger Agreement and the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. Therefore, any additional purchases of Compellent common stock by Dell would increase the percentage of outstanding common stock expected to vote in favor of the proposals. Compellent was not aware of the existence of the 10b5-1 Plan or of Dell’s purchases of Compellent common stock prior to the execution of the Merger Agreement.

The form of voting and support agreement is attached as Annex B to this proxy statement. For a more complete description of the voting and support agreements, see “The Voting and Support Agreements” beginning on page 76.

The Special Meeting of Compellent Stockholders.

See “Questions and Answers About the Special Meeting and Merger” beginning on page 8 and “The Special Meeting” beginning on page 56.

Other Important Considerations.

Board Recommendation.  Our board of directors recommends that Compellent stockholders vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies. See “The Merger — Reasons for the Merger of Compellent and Recommendation of the Board of Directors” beginning on page 22.

Reasons for the Merger.  For a discussion of the material factors considered by our board of directors in reaching their conclusions and the reasons why our board of directors determined that the Merger is advisable and fair to, and in the best interests of Compellent and our stockholders, see “The Merger — Reasons for the Merger of Compellent and Recommendation of the Board of Directors” beginning on page 22.

Share Ownership of Directors and Executive Officers.  See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 80.

Interests of Compellent’s Directors and Executive Officers in the Merger.  In considering the recommendation of our board of directors in favor of the adoption of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement that will result in certain benefits to our directors and executive officers, including the continuation of certain indemnification and insurance arrangements and the acceleration of stock options. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

As of December 10, 2010, our directors and executive officers collectively beneficially held, including shares subject to stock options exercisable within 60 days of December 10, 2010, approximately 29% of the outstanding shares of Compellent common stock. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 80.

Opinions of Compellent’s Advisors.

At the meeting of Compellent’s board of directors on December 12, 2010, Morgan Stanley & Co. Incorporated, or Morgan Stanley, rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the consideration to be received by the holders of shares of Compellent common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. At the time of such oral opinion, the consideration to be received by holders of Compellent common stock was expected to be $27.50 per share. The full text of the written opinion of Morgan Stanley dated December 12, 2010 is attached to this proxy statement as Annex C and is incorporated herein by reference. Subsequent to Morgan Stanley making a presentation to Compellent’s board of directors and rendering its oral opinion on December 12, 2010, the Merger consideration was increased by $0.25 per share. Morgan Stanley confirmed in writing the oral opinion that had been previously rendered on December 12, 2010. Morgan Stanley was not requested by Compellent’s board of directors to update the prior opinion that had been rendered to the board. Accordingly, the text of the written opinion attached as Annex C reflects the consideration of $27.50 per share that was expected to be paid as of December 12, 2010 rather than the $27.75 per share that was subsequently agreed to and set forth in the Merger Agreement. Morgan Stanley provided its opinion for the information of the Compellent board of directors in connection with and for the purposes of the evaluation of the transactions contemplated by the Merger Agreement. Morgan Stanley’s opinion is directed to Compellent’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of Compellent common stock pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any stockholder of Compellent as to how such stockholder should vote with respect to any matter or whether to take any other action with respect to the proposed transaction.

At the meeting of Compellent’s board of directors on December 12, 2010, Blackstone Advisory Partners L.P., or Blackstone, rendered its oral opinion, which opinion was subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Blackstone, as set forth in its opinion, the consideration to be paid to the holders of shares of Compellent common stock pursuant to the Merger Agreement was fair to such holders from a financial point of view. At the time of such oral opinion, the consideration to be received by holders of Compellent common stock was expected to be $27.50 per share. The full text of the written opinion of Blackstone dated December 12, 2010 is attached to this proxy statement as Annex D and is incorporated herein by reference. Subsequent to Blackstone making a presentation to Compellent’s board of directors and rendering its oral opinion on December 12, 2010, the Merger consideration was increased by $0.25 per share. Blackstone confirmed in writing the oral opinion that had been previously rendered on December 12, 2010. Blackstone was not requested by Compellent’s board of directors to update the prior opinion that had been rendered to the board. Accordingly, the text of the written opinion attached as Annex D reflects the consideration of $27.50 per share that was expected to be paid as of December 12, 2010 rather than the $27.75 per share that was subsequently agreed to and set forth in the Merger Agreement. Blackstone’s opinion was provided to our board of directors in connection with and for the purposes of its evaluation of the Merger only and it does not address any other aspect or implication of the proposed Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. Blackstone’s opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the Merger or other matters. The opinion speaks only as of the date of such opinion and Blackstone is under no obligation to confirm or update its opinion as of a later date.

See “Opinions of Compellent’s Advisors” beginning on page 26.

Regulatory Matters (see page 54).  The Merger Agreement requires us and Parent to use our and their commercially reasonable efforts to prepare any merger notifications and obtain expiration or termination of any applicable waiting period required to close the Merger under the HSR Act. The Merger Agreement also requires us and Parent to use our and their commercially reasonable efforts to obtain authorizations, consents, orders or approvals of, declarations, or expirations of waiting periods imposed by and/or provide notice to governmental bodies, including antitrust or competition law authorities, in any applicable foreign jurisdictions.

Compellent and Parent have agreed to use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain any consent necessary, including commercially reasonable efforts to resolve such objections, if any, as any governmental body may assert under any antitrust or competition law.

Tax Consequences (see page 51).  The Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. person, as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.” If you are a U.S. person, your receipt of cash in exchange for your shares of Compellent common stock in the Merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger, determined before the deduction of any applicable withholding taxes, and your adjusted tax basis in your shares of Compellent common stock. Under U.S. federal income tax law, you will be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the termination of, and full payment for, your stock options to purchase shares of Compellent common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Appraisal Rights (see page 48).  Shares of Compellent common stock that are outstanding immediately prior to the Merger and held by any dissenting stockholder who properly perfects his, her or its appraisal rights will not be converted into the right to receive the Merger consideration. Instead, the dissenting stockholder will be entitled to an appraisal and payment for his, her or its dissenting shares in accordance with and subject to Section 262 of the Delaware General Corporation Law, or the DGCL. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.

Stockholder Litigation (see page 55).  Between December 15, 2010 and December 22, 2010, several putative class action lawsuits have been filed against the members of our board of directors, Parent and Merger Sub arising out of the Merger, referred to collectively as the Lawsuits. The Lawsuits allege that the members of our board of directors breached their fiduciary duties of care, loyalty, good faith, candor and independence to our stockholders by entering into the Merger Agreement because they, among other things (i) failed to maximize stockholder value; (ii) prematurely announced their decision to sell Compellent to Parent to depress the stock price, (iii) failed to exercise valid business judgment in connection with the Merger Agreement, (iv) acted to better their own interests at the expense of Compellent’s public stockholders, and (v) agreed to preclusive deal protection terms. Plaintiffs seek to stop or delay the acquisition of Compellent by Merger Sub and Parent or rescission of the Merger in the event it is consummated and seek monetary damages in an unspecified amount.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Compellent. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 82.

Q:	What will happen to Compellent as a result of the Merger?

A:	Upon the consummation of the Merger, Compellent will cease to be a publicly-traded company and will become a wholly-owned, direct subsidiary of Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of Compellent common stock and our reporting obligations with respect to Compellent common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of Compellent common stock will no longer be listed on the NYSE.

Q:	What will happen to my shares of Compellent common stock after the Merger?

A:	Upon the consummation of the Merger, each outstanding share of Compellent common stock, other than shares held by Compellent or any of its wholly-owned subsidiaries, or by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, and by stockholders who properly perfect their appraisal rights under Delaware law, will automatically be converted into the right to receive $27.75 in cash, without interest and less any applicable withholding taxes.

Q:	Will I own any shares of Compellent common stock or Parent common stock after the Merger?

A:	No. You will be paid cash for your shares of Compellent common stock. Our stockholders will not have the option to receive shares of Parent common stock in exchange for their shares instead of cash.

Q:	What will happen to Compellent stock options in the Merger?

A:	Each vested and outstanding stock option (including the options that will vest contingent upon the consummation of the Merger) that is not exercised immediately prior to the effective time of the Merger will be terminated and converted into the right to receive, with respect to each share of Compellent common stock subject to such stock option, a payment equal to the excess, if any, of $27.75 over the exercise price per share of such stock option, without interest and subject to applicable tax withholding. All of Compellent’s stock options that are outstanding and unvested immediately prior to the effective time of the Merger (other than any stock options that will vest contingent upon the consummation of the Merger) will be converted into options to purchase common stock of Dell.

Q.	What happens if the merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of Compellent or if the Merger is not completed for any other reason, the stockholders of Compellent will not receive any payment for their shares of the Compellent common stock in connection with the Merger. Instead, Compellent will remain an independent public company and Compellent common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to reimburse Parent for its expenses or pay Parent a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Expenses; Termination Fees” beginning on page 74.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally Compellent stockholders, other than Compellent and Parent, that are U.S. persons (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $27.75 per share of Compellent common stock they own and their adjusted tax basis in that share. This gain or loss will be a long-term capital gain or loss if the U.S. person has held its Compellent shares more than one year as of the effective time of the Merger. For a discussion of tax-related implications, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51.

Q:	Does our board of directors recommend the adoption of the Merger Agreement?

A:	Yes. Our board of directors reviewed and considered the terms and conditions of the Merger and:

• has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of Compellent and our stockholders;

• has unanimously approved and adopted the Merger Agreement and unanimously approved the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the requirements of the DGCL; and

• unanimously recommends that our stockholders vote to adopt the Merger Agreement.

Q:	What vote of the stockholders is required to approve the proposals?

A:	The voting requirements to approve the proposals are as follows:

• To approve the adoption of the Merger Agreement, stockholders of record as of January 4, 2011 holding a majority of the outstanding shares of Compellent common stock must vote “FOR” the adoption of the Merger Agreement. There are           outstanding shares of Compellent common stock entitled to be voted at the Special Meeting.

• The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Compellent common stock present, in person or by proxy, and entitled to vote at the Special Meeting, whether or not a quorum is present.

In connection with the Merger Agreement, certain Compellent stockholders, including three of our executive officers (two of whom are also directors) and funds affiliated with certain of our other directors, who beneficially own, in the aggregate approximately 27.4% of outstanding shares of Compellent common stock as of December 10, 2010 (including shares issuable upon the exercise of stock options held by such parties exercisable within 60 days of such date), each entered into a voting and support agreement with Dell International L.L.C., pursuant to which each stockholder has agreed, among other things, to vote all shares of Compellent common stock that he or it owns in favor of the Merger and the adoption of the Merger Agreement. In addition, as of the date of the proxy statement, Dell beneficially owns 342,884 shares of Compellent common stock, representing approximately 1.1% of the outstanding shares of Compellent common stock as of December 10, 2010. Dell has advised the Company that it intends to vote its shares “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Compellent. In addition, we have retained MacKenzie Partners, Inc., or MacKenzie, to assist in the solicitation. We will pay MacKenzie approximately $50,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Compellent common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Am I entitled to appraisal rights?

A:	Yes. Stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “The Merger — Appraisal Rights” on page 48 of this proxy statement. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.

Q:	What is the date, time and location of the Special Meeting?

A:	The Special Meeting will be held at Compellent’s offices at 7625 Smetana Lane, Eden Prairie, Minnesota 55344, at 10:00 a.m., local time, on February , 2011.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will mean that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as voting against the adoption of the Merger Agreement.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the Merger Agreement, you may vote “for,” “against” or “abstain.” Abstentions will not count as votes cast on the proposal relating to the adoption of the Merger Agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it will have the same effect as if you vote against the adoption of the Merger Agreement. For a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, you may vote “for,” “against” or “abstain.” Abstentions will not count as votes cast on the proposal relating to a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you “abstain,” it will have the same effect as if you vote “against” an adjournment of the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, and “FOR” a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies. If you hold your shares in “street name,” follow the instructions from your bank, broker or other nominee on how to vote your shares. Please note, however, that failing to provide your bank, broker or other nominee with instructions on how to vote you shares will have the same effect as a vote against the proposal to adopt the Merger Agreement and a vote against the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. Please do NOT send in your share certificates with your proxy card.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a bank, broker or other nominee provided that you bring a legal proxy from your bank, broker or other nominee and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials. See “The Special Meeting — Voting over the Internet or by Telephone” beginning on page 56.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways:

• First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy.

• Second, you can complete, sign, date and submit a new proxy card.

• Third, you can submit a subsequent proxy over the Internet or by telephone.

• Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Written notices of revocation and other communications with respect to revocation of any proxies should be addressed to: Corporate Secretary, Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, MN 55344.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the Special Meeting, unless you obtain a legal proxy card from your bank, broker or other nominee.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner?”

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares of common stock, the “stockholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you by Compellent.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares of common stock by following their instructions for voting.

If you are a current or former employee of Compellent or any of its subsidiaries, please note that the number of shares set forth on your proxy card represents all of the shares of Compellent common stock that you hold of record and all of the shares of the Company’s common stock that are allocated to your account pursuant to the Compellent’s employee stock purchase plan. When you return the proxy card or when you vote by telephone or through the Internet, you are voting all of such shares as a group.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	Your bank, broker or other nominee may NOT and will NOT vote your shares without instructions from you. You should instruct your bank, broker or other nominee to vote your shares, following the procedure provided by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the Merger Agreement and against the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, who is also referred to as a proxy, to vote your shares of Compellent common stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of Compellent common stock for the Merger consideration of $27.75 in cash, without interest and less any applicable withholding taxes, for each share of Compellent common stock.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing. We currently expect the Merger to be completed in the first quarter of 2011. In addition to obtaining stockholder approval, all other closing conditions, including the expiration or termination of the waiting periods under the

HSR Act and foreign antitrust laws, must be satisfied or waived. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the Merger consideration for my shares of Compellent common stock?

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the Merger consideration of $27.75 in cash, without interest and less any applicable withholding taxes, for each share of Compellent common stock. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the Merger consideration for your shares.

Q:	What happens if I sell my shares of Compellent common stock before the Special Meeting?

A:	The record date of January 4, 2011 for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your shares of Compellent common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, See “The Merger — Appraisal Rights” beginning on page 48.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact us or our proxy solicitor, MacKenzie Partner, Inc., as follows:

Compellent Technologies, Inc. Investor Relations 7625 Smetana Lane Eden Prairie, Minnesota 55344 Telephone: (952) 294-3300	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Telephone: (800) 322-2885

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Merger,” “The Special Meeting,” “Unaudited Financial Forecasts,” “Opinions of Compellent’s Advisors” and in statements containing words such as “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “likely,” “may,” “predict,” “potential,” “projects,” “should,” “will,” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the payment of any termination fee;

•	the outcome of any legal proceedings that may be instituted against us, Parent or others related to the Merger Agreement;

•	failure to obtain the required stockholder approval, to satisfy other conditions to the completion of the Merger, or to obtain the regulatory approvals required for the Merger on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	our and Parent’s ability to meet expectations regarding the timing and completion of the Merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent quarterly report on Form 10-Q and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Other Matters — Where You Can Find More Information” on page 82. Many of the factors that will impact the completion of the proposed Merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Compellent Technologies, Inc.

Compellent is a Delaware corporation with headquarters in Eden Prairie, Minnesota. We are a provider of fluid data storage solutions that automate movement and management of data at a granular level. Our principal executive offices are located at 7625 Smetana Lane, Eden Prairie, Minnesota 55344, and our telephone number is (952) 294-3300. For more information about us, please visit our website at www.compellent.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. Our common stock is publicly traded on the NYSE under the ticker symbol “CML.”

Dell International L.L.C.

Dell International L.L.C. is a Delaware limited liability company and a direct, wholly-owned subsidiary of Dell, a Delaware corporation with headquarters in Round Rock, Texas. Dell is a leading technology company that offers a broad range of product categories, including mobility products, desktop PCs, software and peripherals, servers and networking, and storage. Dell’s services include a broad range of configurable IT and business related services, including infrastructure technology, consulting and applications, and business process services. The principal executive offices of Dell International L.L.C. are located at One Dell Way, RR 1-33, Round Rock, Texas, and its telephone number is (800) BUY-DELL. For more information about Dell and its affiliates, please visit its website at www.dell.com. This website address is provided as an inactive textual reference only. The information provided on Dell’s website is not part of this proxy statement, and therefore is not incorporated by reference. Dell’s common stock is publicly traded on the NASDAQ Global Select Market under the ticker symbol “DELL.”

Dell Trinity Holdings Corp.

Dell Trinity Holdings Corp. is a Delaware corporation and a wholly-owned subsidiary of Dell International L.L.C. and has not engaged in any material business activities other than in connection with its formation and the Merger. The principal executive offices of Dell Trinity Holdings Corp. are located at One Dell Way, RR 1-33, Round Rock, Texas, and its telephone number is (800) BUY-DELL.

THE MERGER

The discussion of the Merger and the Merger Agreement contained in this section summarizes the material terms of the Merger and the Merger Agreement. Although we believe that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the Merger and the Merger Agreement.

Background of the Merger

On August 30, 2010, Brad Anderson, Senior Vice President, Enterprise Product Group of Dell, asked Mr. Soran, our Chairman and Chief Executive Officer, if representatives from Dell could visit Compellent and have Compellent provide a presentation regarding Compellent’s business and products on September 7, 2010, for the purpose of understanding Compellent better in view of a potential strategic transaction between the two companies.

On or about September 1, 2010, Mr. Soran informed the members of Compellent’s board of directors of Dell’s request for a meeting with Compellent to discuss a potential strategic transaction. Members of the board of directors indicated their support for preliminary discussions with Dell to occur.

On September 3, 2010, Darren Thomas, Vice President and General Manager, Enterprise Storage Business of Dell, and Mr. Soran had a general introductory call regarding Compellent and its products.

On September 7, 2010, select members of Compellent’s management team presented an overview of Compellent and its products to Dell storage management team members in Minnesota.

On September 10, 2010, Mr. Anderson contacted Mr. Soran and indicated that Dell believed that further discussions were warranted.

On September 17, 2010, select members from Compellent’s management team presented another overview of Compellent and its products to another group of Dell storage management team members at Compellent’s headquarters.

On September 20, 2010, Compellent’s board of directors held a special meeting with a representative of Cooley LLP, or Cooley, outside counsel to Compellent, and members of management present. At the meeting, Compellent’s board of directors interviewed potential financial advisory firms and Cooley apprised the board of directors of their fiduciary duties in the context of a potential acquisition. The board of directors authorized management of Compellent to select the financial advisor that they, based on input from Compellent’s board of directors, determined would be the appropriate party to fill the financial advisory role in the context of a potential acquisition of Compellent.

On September 21, 2010, Mr. Anderson asked Mr. Soran to meet with him and David Johnson, Senior Vice President of Corporate Strategy for Dell, and Christopher Kleiman, Vice President of Corporate Development for Dell, in New York City on September 23, 2010.

On September 23, 2010, Mr. Soran met with Messrs. Anderson, Johnson and Kleiman in New York City, and the Dell representatives discussed with Mr. Soran a non-binding indication of interest to purchase Compellent at a price range between $23.00 and $25.00 per share, conditioned upon an agreement to enter into a 30-day exclusivity period. After the meeting, Mr. Kleiman delivered to Mr. Soran a written proposal consistent with this conversation.

On September 24, 2010, Compellent engaged each of Morgan Stanley & Co. Incorporated, or Morgan Stanley, and Blackstone Advisory Partners L.P., or Blackstone, to serve as a financial advisor to Compellent in the context of a potential acquisition of Compellent.

On September 24, 2010, Compellent’s board of directors held a special meeting with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. At the meeting, the board of directors discussed the proposal from Dell and determined that it needed additional time to consider the proposal and to assess whether there were other potential parties interested in acquiring Compellent. A representative from

Cooley apprised the board of directors of their fiduciary duties in the context of a potential acquisition. The board of directors determined that it would be appropriate for Compellent’s financial advisors to reach out to a number of other strategic parties whom the financial advisors and management believed would be the most likely to have an interest in acquiring Compellent due to the potential acquirers’ product needs or potential synergies to determine whether any of these parties wanted to engage in acquisition discussions before responding to the Dell proposal.

On September 25, 2010, Michael Dell, Chairman of the Board of Directors and Chief Executive Officer of Dell, contacted Mr. Soran and confirmed that Dell was interested in acquiring Compellent.

On September 26, 2010, Mr. Soran informed Mr. Kleiman that Compellent needed further time to consider the indication of interest and asked for an extension of the indication of interest, which was set to expire on September 26. Dell agreed to extend their proposal until September 28.

From September 27, 2010 through September 30, 2010, Morgan Stanley and Blackstone reached out to Company A, Company B and Company C, each a large computer company, to determine whether any of them had interest in pursuing a potential strategic transaction with Compellent. None of these companies indicated any interest in further discussions with Compellent at the time.

On September 28, 2010, Dell’s original indication of interest expired.

On October 1, 2010, Compellent’s board of directors held a special meeting with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. Morgan Stanley and Blackstone provided a presentation to the board of directors regarding their preliminary financial analyses of Dell’s proposal to acquire Compellent for between $23.00 to $25.00 per share and strategic alternatives for Compellent, including the potential value of Compellent as a stand alone entity both on a long- and short-term basis. The financial advisors also discussed the feedback from the meetings held with Company A, Company B and Company C. The board of directors evaluated the potential risks and benefits of pursuing other potential buyers taking into account the advice of its financial advisors and Cooley. Cooley apprised the board of directors of their fiduciary duties in the context of a potential acquisition. The board of directors determined not to pursue additional buyers at this time and to present a counter-proposal to Dell that tied giving Dell 30-day exclusivity to complete due diligence and negotiations to a price of $35.00 per share or proceed with no exclusivity at $32.00 per share.

On October 1, 2010, representatives of Morgan Stanley and Blackstone and Mr. Soran contacted Mr. Kleiman and indicated that Compellent was interested in making a counter-proposal to Dell.

On October 3, 2010, Mr. Kleiman indicated to a representative of Morgan Stanley that he would follow-up with Compellent if Dell was interested in pursuing further conversations.

On October 7, 2010, representatives of Morgan Stanley and Blackstone and Mr. Soran met in Austin with Messrs. Anderson, Johnson and Kleiman and presented orally the counter-proposal on price of $35.00 per share with a 30-day exclusivity and $32.00 per share with no exclusivity.

On October 8, 2010, Mr. Kleiman notified a representative of Morgan Stanley that Dell was not interested in pursuing discussions further with Compellent based on the parties’ differing price expectations.

From October 9, 2010 through October 20, 2010, discussions discontinued between the parties.

On October 21, 2010, a representative of Blackstone encountered Mr. Kleiman at a group dinner for corporate development executives and inquired whether there was still any interest on the part of Dell to continue discussions with Compellent.

Following that encounter, on October 25, 2010, Mr. Soran contacted Messrs. Anderson and Thomas to see if there was any reason for the parties to resume discussions. Messrs. Anderson and Thomas indicated that Dell was pursuing other storage alternatives and was not interested in purchasing Compellent at the price proposed by Compellent. Messrs. Anderson and Thomas indicated that if Compellent would consider a lower price Dell may be still interested in a potential acquisition, but they indicated that Compellent would need to move quickly to consummate a transaction as Dell was pursuing other alternatives and was well down the path of pursuing these alternatives.

On October 25, 2010, Compellent’s board of directors held a special meeting with representatives from Cooley, Morgan Stanley and Blackstone and members of management present to discuss the potential sale of Compellent to Dell at a lower price than the counter-proposal proposed by Compellent based on the feedback received from Dell. Following a discussion of Compellent’s strategic alternatives and an assessment of the potential value of the business, Compellent’s board of directors determined that it would be appropriate for the financial advisors and Mr. Soran to make a counter-proposal to Dell at $28.00 per share.

On October 27, 2010, representatives of Morgan Stanley and Blackstone presented an oral counter-proposal to Mr. Johnson and Mr. Kleiman at a price of $28.00 per share.

On November 2, 2010, Dell responded by sending a written, non-binding indication of interest to purchase Compellent at $26.00 per share structured as a two-step tender offer conditioned on Compellent agreeing to a 30-day exclusivity period with no standstill agreement from Dell to enable Dell to conduct its due diligence. The indication of interest contained a number of other key conditions that would be included in any definitive agreement between the parties, or the November 2nd Proposal, including: (i) inclusion of a standard covenant prohibiting solicitation of competing offers, or a “no shop” provision, a no talk provision subject to customary fiduciary exceptions, and a requirement to notify Dell of the receipt of third party acquisition proposals or inquiries, (ii) a provision requiring Dell’s consent (not to be unreasonably withheld) to any public communication by Compellent regarding the transaction, (iii) a termination fee in the amount of 4.75% of Compellent’s fully-diluted equity value based on the transaction price, (iv) a five-business-day period for “match” rights on competing offers and a five-business-day period for match rights on any material amendments to competing offers, (v) a provision requiring Compellent to adopt a stockholder rights plan that would carve-out the Dell acquisition from its operation, and (vi) a provision regarding execution of irrevocable tender and support agreements and option agreements by significant stockholders, or the Key Stockholders (which would include a provision requiring those stockholders to pay Dell 100% of any “profit” realizable by them in connection with any competing offer, or the Upside Option). In addition, Dell asked that a six-month reseller agreement be entered into by the parties on the date a definitive agreement was signed by the Dell and Compellent.

On November 2, 2010, representatives of Morgan Stanley and Blackstone had a further conversation with Mr. Kleiman to further clarify the terms and conditions of the November 2nd Proposal. Mr. Kleiman indicated that those terms and conditions were important to Dell and that Dell expected that any transaction would include those terms and conditions, subject to any limitations under applicable law.

On November 3, 2010, Compellent’s board of directors held a special meeting, with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. Compellent’s financial advisors communicated to the board of directors that Dell was seeking a reasonable amount of certainty that the transaction with Compellent would close and Compellent’s advisors and management discussed the range of deal protections that Dell was seeking in the proposed transaction with Compellent. Compellent’s board of directors determined that it would be advisable to have the financial advisors attempt to further negotiate with Dell on the proposed price and the proposed Upside Option before engaging in discussions on other proposed key terms.

From November 3 through November 9, 2010, negotiations continued regarding the proposed price and the Upside Option. During that period, Compellent’s financial advisors communicated to Dell that Compellent was seeking a higher price than currently proposed by Dell, and that the proposed Upside Option was not workable for Key Stockholders also being requested to enter into tender and support agreements.

On November 10, 2010, Mr. Kleiman orally proposed $27.00 per share with respect to price, but indicated that the proposed Upside Option and other terms outlined in the November 2nd Proposal were key terms to Dell’s willingness to pursue a potential acquisition of Compellent.

On November 11, 2010, Compellent’s board of directors held a regular meeting, with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. In the meeting, the financial advisors discussed with the board of directors the potential transaction and the terms proposed by Dell. Cooley discussed the board of directors’ fiduciary duties in light of the proposal presented by Dell. Compellent’s financial advisors also indicated that they had informed Dell that any definitive agreement would have to offer deal certainty to Compellent and its stockholders in light of the key terms regarding deal protections that Dell was seeking for the benefit of Dell. The board of directors asked Mr. Soran and the financial advisors to meet again with representatives of Dell in person to discuss the price and the Upside Option requirement.

On November 12, 2010, representatives from Cooley, Potter Anderson & Corroon LLP, or Potter Anderson, Delaware counsel for Compellent, Dewey & LeBoeuf LLP, or Dewey, outside legal counsel to Dell, Young Conaway Stargatt & Taylor, LLP, Delaware counsel for Dell, and representatives from Dell’s in-house legal department attended a conference call where counsel for both parties discussed the November 2nd Proposal.

On November 14, 2010, Mr. Soran, representatives of Compellent’s financial advisors, Mr. Johnson and Mr. Kleiman met in Chicago to discuss the November 2nd Proposal, including the Upside Option proposed by Dell and potential alternatives to this term. During the meeting, representatives of Compellent reiterated that the proposed Upside Option was not workable for the Key Stockholders and proposed entering into a long-term, arm’s-length original equipment manufacturing agreement with commercially reasonable terms, or the OEM Agreement, in lieu of the Upside Option and the proposed reseller agreement.

On November 15, 2010, Compellent’s board of directors held a special meeting, with representatives from Cooley, Potter Anderson, Morgan Stanley and Blackstone and members of management present. Mr. Soran and the financial advisors relayed the results of the meeting the day before with Mr. Johnson and Mr. Kleiman. Compellent’s board of directors considered the terms and conditions of a potential counter-proposal to Dell. Compellent’s board of directors discussed that an arm’s-length OEM Agreement with commercially reasonable terms effective upon signing of a definitive agreement with Dell might be acceptable. Compellent’s counsel discussed the board’s fiduciary duties in connection with the Dell proposal and potential Company counter-proposal to Dell. Following a discussion, the board of directors indicated that it would support Compellent submitting a counter-proposal to Dell as follows: a price of $27.50 per share, and an exclusivity period of 30 days with no standstill, and on this basis, allow Dell to conduct due diligence and negotiate a definitive agreement for the potential acquisition. In addition, Compellent would agree to the following terms requested by Dell: (i) a termination fee in the amount of 3.5% of Compellent’s fully-diluted equity value, (ii) tender and support agreements from Key Stockholders that would not survive the termination of the merger agreement, (iii) no Upside Option by the Key Stockholders, (iv) a three-business-day period for “match” rights on competing offers and a two-business-day period for match rights on any material amendments to competing offers and (v) adoption of the stockholder rights plan. Compellent would also offer to negotiate a seven-year OEM Agreement on arm’s-length terms.

On November 15, 2010, Compellent submitted to Dell a revised non-binding indication of interest and a revised exclusivity agreement consistent with the terms approved by Compellent board of directors as described above, or the November 15th Counterproposal, and also requested that a new confidentiality agreement be put into place between the two companies to replace the one previously signed in April 2004 in connection with a potential commercial arrangement.

On November 15, 2010, Dewey, on behalf of Dell, submitted a revised non-binding indication of interest and proposed exclusivity agreement to Cooley, on behalf of Compellent, or the November 15th Proposal, which was identical to November 2nd Proposal, except that the proposed price of $27.50 per share was bracketed and such proposal contained the following different terms: (i) a termination fee in the amount of 4.5% of Compellent’s fully-diluted equity value, (ii) tender and support agreements from certain Key Stockholders that would survive for a period of nine months, or the “tail provision,” following the termination of the merger agreement with Dell, to vote against (and not to tender into or otherwise support or facilitate) another acquisition proposal, and (iii) a four-business-day period for “match” rights on competing offers and a three-business-day period for match rights on any material amendments to competing offers.

On November 17, 2010, Dell provided Compellent, its financial advisors and Cooley a draft term sheet for the proposed OEM Agreement.

On November 18, 2010, representatives from Compellent, Cooley, Dell and Dewey met in Chicago to discuss the terms and conditions of the proposed OEM Agreement. Later that same day, the parties discussed the other terms and conditions of a potential transaction. During the meeting, Mr. Soran indicated that the Key Stockholders could potentially agree to a three month tail provision on the tender and support agreements. Representatives from Dell indicated that the tail provision was an important deal term to Dell and that they would be seeking at least a six month tail provision during which time the Key Stockholders would not be able to support another change of control transaction after the termination of the merger agreement with Dell. The parties reached an impasse on some of the terms, including Dell’s request for a tail provision on the tender and support agreements from the Key Stockholders.

On the evening of November 18, 2010, Mr. Kleiman contacted Mr. Soran and asked if their respective Delaware counsels could discuss the proposed tail provision in the context of the potential transaction and other proposed terms.

On November 19, 2010, Mr. Soran contacted Mr. Kleiman and agreed that each party’s respective Delaware counsel further discuss the proposed tail provision. Later that same day, the parties’ counsel discussed the proposed tail provision on the proposed tender and support agreements.

On November 19, 2010, Mr. Soran called a special meeting of the board of directors to discuss the state of the negotiations with Dell. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were also present. Mr. Soran indicated that he believed that the parties had reached an impasse given the firm stance that Dell was taking with respect to certain terms, including the tail provision on the proposed tender and support agreements requested by Dell. Later that same day, Mr. Kleiman contacted a representative of Morgan Stanley and proposed the following key terms: (i) a termination fee in the amount of 4.0% of Compellent’s fully-diluted equity value, (ii) tender and support agreements from Key Stockholders with a tail period of six months and (iii) a four-business-day period for match rights on competing offers and a three-business-day period for match rights on amendments to such offers.

On November 23, 2010, Mr. Soran and Compellent’s financial advisors were informed by Messrs. Johnson and Kleiman that, in light of the disagreement between the parties as to the circumstances under which the proposed OEM Agreement would be terminable, Dell no longer considered the proposed OEM Agreement to be a viable option. The representatives from Dell also advised Compellent that Dell would again be seeking the Upside Option from Key Stockholders as a condition to the potential transaction.

On November 23, 2010, after Mr. Soran and Cooley had consulted with the Key Stockholders being asked to sign the Upside Option, Compellent and Dell engaged in negotiations regarding the proposed Upside Option. Later that same day, Mr. Soran and Compellent’s financial advisors had a conversation with Messrs. Johnson and Kleiman in which the representatives from Dell proposed a cash merger with a “force the vote” provision, in lieu of the two-step cash tender offer contemplated in the prior discussions and Upside Option from the Key Stockholders, with voting and support agreements that would survive the termination of the merger agreement with Dell for a period of nine months.

On November 23, 2010, representatives from Cooley, Dewey as well as representatives from Dell in-house legal finalized negotiations of the exclusivity agreement, with the non-binding outline of deal protection terms.

On November 24, 2010, Dell proposed an exclusivity agreement, based on a non-binding indication of interest with the following terms: a price of $27.50 per share that would be structured as a one-step cash merger conditioned on a 30-day exclusivity period and a number of other key conditions that would be included in any definitive agreement between the parties, including: (i) inclusion of a “no shop” provision, a no talk provision subject to customary fiduciary exceptions and a requirement to notify Dell regarding third party acquisition proposals or inquiries, (ii) a provision requiring Dell’s consent (not to be unreasonably withheld) to any public communication by Compellent regarding the transaction, except as required by law or legal process, (iii) a termination fee in the amount of 4.0% of Compellent’s fully-diluted equity value based on the transaction price, (iv) a provision confirming that a breach of the no-shop/no-talk provision would be a “triggering event” for purposes of the 4.0% termination fee referred to in (iii) above, (v) a provision requiring Compellent to submit the transaction to a vote of its stockholders even if Compellent’s board of directors had changed its recommendation and no longer recommended voting in favor of the Merger, (vi) a match right with respect to any proposed change in recommendation by Compellent’s board of directors in connection with any superior offer, exercisable by Dell for a period of four business days (and three business days in the case of any material amendment to a superior offer), (vii) a provision requiring Compellent to adopt a stockholder rights plan, (viii) a provision regarding execution of voting and support agreements by Key Stockholders pursuant to which they would agree: (a) to vote their shares in favor of, and otherwise to support, the contemplated transaction; and (b) for a period of nine months following the termination of the acquisition agreement with Dell (but only under circumstances in which a termination fee is or could become payable), to vote against (and not to tender into or otherwise support or facilitate) another acquisition proposal (it being understood that such agreements would not contain any “option” or other profit sharing component). The non-binding indication of interest also stipulated that the parties would enter into a short-term reseller agreement with arms-length, commercially reasonable terms that would be effective upon the signing of the merger agreement.

On the afternoon of November 24, 2010, Compellent’s board of directors held a special meeting to discuss the proposed terms of an exclusivity letter with a non-binding indication of interest and confidentiality agreement. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were also present. Compellent’s board of directors approved entering into a 30-day exclusivity agreement, with a non-binding indication of interest, and a confidentiality agreement.

On the evening of November 24, 2010, the parties entered into an exclusivity agreement and new confidentiality agreement.

On November 26, 2010, the parties and their financial and legal representatives held a joint call to discuss timing and logistics regarding the due diligence process for the proposed transaction.

From November 30, 2010 through December 10, 2010, the parties held due diligence meetings in Minnesota. As part of the due diligence process, Compellent provided to Dell certain financial forecasts of Compellent’s future financial performance as a standalone public company that had been prepared in September 2010, as part of Compellent’s review of its strategic alternatives.

In the early morning of December 5, 2010, Dewey sent an initial draft of the merger agreement to Cooley.

On December 7, 2010, Mr. Soran called a special meeting of the board of directors. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were present. The board of directors discussed the recent increase in the trading price of Compellent’s stock, which it noted was now trading above $33.00 per share having traded at levels nearer to $27.00 per share over the previous week. This increase in trading price was ascribed to recent analyst reports and speculation that Compellent may be in merger talks after Compellent had cancelled its attendance at a Barclay’s analyst conference. The board of directors also discussed the draft merger agreement received from Dell.

In the afternoon of December 8, 2010, Mr. Johnson and Mr. Kleiman informed Mr. Soran and Compellent’s financial advisors that, in light of the recent run up in the trading price of Compellent’s stock as a result of speculation in the marketplace that Compellent was in talks to be acquired and in anticipation of Dell’s upcoming media day and Mr. Anderson’s scheduled presentation at the Barclay’s analyst conference, Dell wanted to issue a press release or a joint press release with Compellent before the stock market opened on the morning of December 9 to announce that the parties had entered into an exclusivity agreement and were in talks for Dell to acquire Compellent at $27.50 per share.

On the afternoon of December 8, 2010, Mr. Soran called a special meeting of the board of directors to discuss the press release contemplated by Dell. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were present. The advisors discussed with the board of directors their views of the risks relating to the proposed press release. The board of directors weighed the risk of pre-announcing a deal with Dell before the parties had agreed to all the material terms relative to the transaction and the risk of Dell potentially walking away from the potential merger with Compellent, as a result of the recent run up in the trading price of Compellent’s stock. The board of directors instructed Mr. Soran, and representatives of the financial and legal advisors, to try to make progress on the terms and conditions of the proposed merger agreement that would create a reasonable amount of certainty for Compellent that the deal would close before the board of directors made a decision on the response to Dell’s request.

In the evening of December 8, 2010, Cooley delivered a revised draft of the merger agreement to Dewey.

Following the board meeting, representatives of Compellent’s financial advisors contacted Mr. Kleiman and indicated that Compellent’s board of directors was weighing its options in light of Dell’s proposed press release. They further indicated that if significant progress could be made on the terms of the merger agreement to provide

Compellent and its stockholders with greater certainty that a transaction would be closed, including tighter closing conditions than were reflected in Dell’s initial draft of the merger agreement, such movement would aid Compellent’s board of directors in its decision-making process.

On the evening of December 8, 2010 through the early morning of December 9, 2010, Compellent’s special board meeting reconvened, with financial and legal advisors present, to discuss the risks inherent in the proposed press release and Compellent’s options. The financial advisors reported that during the meeting, representatives of Dell called and had informed them that Dell was prepared to agree to provide for substantially greater deal certainty than reflected in the original draft merger agreement submitted by Dell. Compellent’s board of directors agreed to adjourn the meeting so the legal advisors could hold negotiations on the merger agreement and agreed to reconvene the board meeting before the stock market opened to make a decision on the press release.

In the early morning of December 9, 2010, representatives of Cooley, Dewey and Dell’s in-house legal department negotiated the terms of the merger agreement and the contents of a proposed joint press release to announce that the parties were in exclusive talks regarding a potential acquisition of Compellent by Dell at $27.50 per share.

On December 9, 2010, the board of directors reconvened its earlier meeting. The representatives from Cooley reported on the progress made on the merger agreement negotiations. The board of directors determined that pursuing the proposed transaction with Dell was still in the best interest of Compellent’s stockholders, and, in light of the progress made on the merger agreement, including the status of terms relating to closing conditions, the board of directors authorized a joint press release with Dell to announce the ongoing merger discussions between the parties.

On December 9, 2010, the parties jointly issued a press release announcing that the parties were in exclusive talks regarding the potential acquisition of Compellent by Dell at $27.50 per share.

From December 9, 2010 through December 12, 2010, the parties and their counsel negotiated the merger agreement, the voting and support agreements and the related disclosure schedules, and the executives of Compellent negotiated their employment arrangements with Dell. During this period, following the public announcement of the merger, Compellent did not receive any expressions of interest from third parties wishing to pursue any potential strategic transaction with them.

On December 11, 2010, a representative of the financial advisors asked Messrs. Johnson and Kleiman to increase the per share merger consideration in light of the significant progress that had been made to sign the merger agreement on an expedited timeframe.

On December 12, 2010, the board of directors met to discuss the proposed merger agreement, reseller agreement and stockholder rights plan. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were present. Representatives of Cooley discussed the board’s fiduciary duties in connection with the proposed transaction with Dell; reviewed in detail the key terms of the draft merger agreement and voting and support agreements; reviewed the terms of the reseller agreement to be executed concurrently with the execution of the merger agreement; and reviewed the terms of the rights plan. Representatives of the financial advisors informed the board that Dell was considering their request to increase the per share merger consideration in light of the significant progress that had been made to sign the merger agreement on an expedited timeframe.

Also at this meeting, representatives of Morgan Stanley provided an overview of the process, including the fact that no other potential acquirer had contacted Compellent or any of its advisors since the December 9 press release indicating that it seemed unlikely that there would be another bidder. Representatives of Morgan Stanley reviewed with Compellent’s board of directors its financial analysis of the merger consideration and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 12, 2010, that, as of that date, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken as set forth in such opinion, the $27.50 per share expected to be received by the holders of Compellent’s common stock at the time the opinion was rendered was fair from a financial point of view, to holders of Compellent’s common stock. Representatives of Blackstone then reviewed with Compellent’s board of directors its financial analysis of the merger consideration and rendered its oral opinion, which was confirmed by delivery of a written opinion dated December 12, 2010, that, as of that date and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken as set forth in such opinion, the $27.50 per share expected to be received by the holders of Compellent’s common stock at the time the opinion was rendered was fair to such holders from a financial point of view.

Following discussion, the board of directors unanimously (i) determined that the merger with an affiliate of Dell was advisable and fair to and in the best interests of Compellent and its stockholders; (ii) approved and adopted the merger agreement and approved the merger and the other contemplated transactions thereunder including, but not limited to, the reseller agreement and the voting and support agreements; (iii) approved the stockholder rights plan and adopted other resolutions to implement the stockholder rights plan, (iv) subject to the right of Compellent’s board of directors to withdraw or modify its recommendation in accordance with the terms of the merger agreement, recommended the adoption of the merger agreement by Compellent’s stockholders and directed that the merger agreement and the merger with an affiliate of Dell be submitted for consideration by Compellent’s stockholders at a special meeting of stockholders; and (v) took other actions required under the merger agreement or necessary to implement the transactions contemplated by the merger agreement.

On December 12, 2010, Mr. Johnson and Mr. Kleiman informed a representative of Blackstone that Dell was willing to increase the price to $27.75 per share and Mr. Soran informed the members of the board of directors. Dell and Compellent continued final negotiations of the merger agreement and voting and support agreements through the evening of December 12, 2010.

On December 12, 2010, the parties executed final versions of the merger agreement, voting and support agreements and reseller agreement.

On December 13, 2010, Compellent and Dell issued a joint press release announcing the transaction prior to the opening of trading on the NYSE.

Reasons for the Merger of Compellent and Recommendation of the Board of Directors

On December 12, 2010, our board of directors unanimously, (i) determined that the Merger is advisable and fair to and in the best interests of Compellent and its stockholders; (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement, and (iii) subject to the right of our board of directors to withdraw or modify its recommendation in accordance with the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by our stockholders and directed that the Merger Agreement and the Merger be submitted for consideration by our stockholders at the Special Meeting.

Our board of directors considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement and to recommend that our stockholders adopt the Merger Agreement, all of which it viewed as generally supporting its decision to approve the business combination with Parent (which are not listed in any relative order or importance):

•	the fact that Parent’s offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders;

•	the fact that $27.75 per share represents a premium of 46% to the estimated unaffected stock price of $19 per share. See “The Merger — Opinions of Compellent’s Advisors” for a description of the estimation of an illustrative “unaffected” share price of Compellent common stock.

•	the fact that $27.75 per share represents a premium of 26% to the three month average closing trading prices of share of Compellent common stock;

•	the fact that $27.75 per share represents a premium of 133.9% to Compellent’s stock price of $11.86 per share on the day prior to the date of announcement of Dell’s initial offer to acquire 3PAR and a premium of 84.9% to Compellent’s stock price of $15.01 per share on the day prior to September 1, 2010, the first day of the speculative rumors about Compellent’s possible acquisition;

•	our board of directors’ belief that Compellent, with the assistance of its financial advisors, had negotiated the highest price per share of common stock that Dell was presently willing to pay for Compellent;

•	our board of directors’ belief that Compellent, with the assistance of its financial advisors, had conducted a process to identify and contact viable acquisition partners to obtain the best value reasonably available to the stockholders and created an opportunity for other potential interested parties to approach Compellent if such parties were interested in a possible acquisition of Compellent;

•	the fact that no potential interested parties approached Compellent or its financial advisors either before or after the joint press release on December 9, 2010 that Parent and Compellent were in late stage discussions for an acquisition at a price of $27.50 per share;

•	our board of directors’ and management’s assessment of Compellent’s competitive position if we were to remain an independent company in a market where large cap computer companies are consolidating and vertically integrating the data storage market, and our board of directors’ consideration of the risks of remaining a standalone company and competing in the changing market;

•	the opinions of each of Morgan Stanley and Blackstone that, as of December 12, 2010, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken as set forth in such opinions, the $27.50 per share expected to be received by the holders of Compellent’s common stock pursuant to the Merger Agreement at the time the opinions were rendered was fair from a financial point of view to holders of Compellent common stock, and the related financial analyses;

•	historical and current information concerning Compellent’s business, financial performance and condition, operations, management, competitive positions and prospects, before and after giving effect to the Merger;

•	the availability of statutory appraisal rights to Compellent’s stockholders who comply with all required procedures of the DGCL, which allow such stockholders to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery;

•	the terms and conditions of the Merger Agreement which were the product of arm’s-length negotiations between the parties, including the following related factors:

•	Parent’s ability to fund the Merger Consideration with cash;

•	the limited number and nature of the conditions to Parent’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions;

•	the conclusion of our board of directors that the termination fees, and the circumstances when such fees may be payable, are reasonable in light of the benefits of the Merger;

•	the board of directors’ ability under the Merger Agreement to withdraw or modify the board of directors’ recommendation in favor of the adoption of the Merger Agreement in certain circumstances, including in connection with a superior offer, subject to the payment of a termination fee;

•	the right of our board of directors to approve selected actions by Compellent under the Merger Agreement, including amendments to the Merger Agreement, waivers of the Merger Agreement provisions and the termination of the Merger Agreement under selected circumstances; and

•	the likelihood that the Merger will be consummated on a timely basis, including the likelihood that the Merger will receive all necessary regulatory antitrust approvals.

Our board of directors also considered the potential risks of the Merger and other potentially negative factors, including the following:

•	the inability of our stockholders to realize the long-term value of the successful execution of Compellent’s current strategy as an independent company;

•	the possible loss of key management, technical or other personnel of Compellent during the pendency of the Merger;

•	the fact that receipt of the Merger consideration generally will be taxable to our stockholders for U.S. federal income tax purposes;

•	the risk of diverting management’s attention from other strategic priorities to implement Merger integration efforts;

•	the negative impact of any customer confusion or delay in purchase commitments after the announcement of the Merger;

•	the risk that the Merger might not be consummated in a timely manner or at all and the trading price of Compellent’s common stock may be adversely affected;

•	the risk to Compellent’s business, sales, operations and financial results in the event that the Merger is not consummated;

•	the fact that, pursuant to the Merger Agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the Merger or the termination of the Merger Agreement;

•	the termination fees payable to Parent upon the occurrence of certain events, including the potential effect of such termination fees, may deter other potential acquirers from proposing an alternative transaction that may be more advantageous to Compellent’s stockholders;

•	that certain terms of the Merger Agreement and the voting and support agreements prohibit Compellent and our representatives from soliciting third party bids and from accepting, approving or recommending third party bids except in very limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to Compellent’s stockholders;

•	the stockholder rights plan implemented by Compellent, as a condition to the Merger Agreement, may reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to Compellent’s stockholders; and

•	the fact that the Merger Agreement does not give Compellent a right to terminate the Merger Agreement to accept a superior offer and the requirement under the Merger Agreement that Compellent’s obligation to hold the Special Meeting shall not be affected by any superior offer, alternative proposal, “Change in Circumstance” or “Recommendation Change” (See “The Merger Agreement — Board Recommendation”).

The board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger are outweighed by the potential benefits of the Merger.

The foregoing discussion of the board of directors’ reasons for its recommendation to adopt the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by the board of directors in consideration of its recommendation. In view of the wide variety of factors considered by the board of directors in connection with the evaluation of the Merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the board of directors may have been influenced to a greater or lesser degree by different factors. In arriving at their respective recommendations, the members of the board of directors were aware of the interests of executive officers and directors of Compellent as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Unaudited Financial Forecasts

As part of its review of strategic alternatives, in September 2010, Compellent prepared financial forecasts of its future financial performance as a standalone public company. Compellent provided these forecasts to Morgan Stanley and Blackstone for their financial analyses and to Dell. The forecasts assume that Compellent sustains high revenue growth (although at declining rate of growth year over year) and is able to achieve margin improvement while increasing revenue. These forecasts, particularly the revenue forecasts, are subject to substantial risks and uncertainties that could cause the actual results to differ materially from the forecasted results. Such risks and uncertainties could adversely affect Compellent’s future revenue, margins and operating results, including risks that Compellent’s operating results may fluctuate significantly, that Compellent has a history of losses and may not sustain profitability in the future, unfavorable economic and market conditions may lessen demand in the information technology market as well as the other risks identified in the “Risk Factors” contained in Compellent’s Annual Report on Form 10-K for the year ended December 31, 2009 and Compellent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. All forecasts are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in Compellent’s Form 10-K for the year ended December 31, 2009 and Compellent’s Form 10-Q for the quarter ended September 30, 2010.

The non-GAAP “unlevered free cash flow” forecasts provided to Compellent’s financial advisors and to Dell included the following forecasts of Compellent’s future financial performance:

	Forecasted Fiscal Year Ended December 31,
	2011E	2012E	2013E	2014E	2015E
	(in millions)

Revenue	$212.6	$278.9	$351.5	$435.6	$532.5
Operating Income	5.7	14.4	28.0	45.2	68.5
Stock-Based Compensation	9.1	14.1	16.3	18.2	20.3
Depreciation & Amortization	5.7	7.0	8.7	10.7	12.3
Taxes	(5.2)	(10.0)	(15.5)	(22.2)	(31.1)
Capital Expenditures	(9.0)	(9.5)	(10.0)	(11.0)	(12.0)
Increase in Deferred Revenue	22.2	28.2	34.5	41.4	49.1

Unlevered Free Cash Flow	$28.5	$44.2	$62.0	$82.3	$107.1

*	Presented on a non-GAAP basis as described below.

The forecasts estimate unlevered free cash flows (calculated as operating income plus the non-cash expenses for stock compensation and depreciation and amortization, less taxes on adjusted operating income assuming a tax rate of 35%, less capital expenditures plus the change in deferred revenue), resulting in a cash and investments balance of $441 million in 2015.

The financial forecasts for Compellent summarized above were not prepared expressly for inclusion or incorporation by reference in this proxy statement.

Compellent does not as a matter of course make public any forecasts as to future performance or earnings, other than limited guidance regarding anticipated quarterly revenue, non-GAAP earnings per share, stock based compensation costs, quarterly taxes, and its effective tax rate. The summary of the forecasts with respect to Compellent’s future financial performance set forth above is included in this proxy statement only because the forecasts with respect to Compellent’s future financial performance was provided to Morgan Stanley, Blackstone and Dell. The forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding estimates, projections or forecasts. The forecasts do not purport to present operations in accordance with U.S. generally accepted accounting principles, or GAAP. Compellent’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures, and Compellent’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the forecasts and accordingly assumes no responsibility for them. Compellent’s internal financial forecasts are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects. The forecasts reflect numerous assumptions made by the management of Compellent at the time they were prepared, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Compellent’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate or that actual results will not be significantly higher or lower than the forecasts.

The inclusion of the forecasts herein should not be regarded as an indication that any of Compellent, Parent, Dell or their respective affiliates or representatives considered or consider the forecasts to be a prediction of actual future events, and the forecasts should not be relied upon as such. None of Compellent, Parent, Dell or any of their respective affiliates or representatives intends to update or otherwise revise the forecasts to reflect circumstances existing or arising after the date such forecasts were generated or to reflect the occurrence of future events.

Compellent’s stockholders are cautioned not to place undue reliance on the forecasts included in this proxy statement.

Opinions of Compellent’s Advisors

Opinion of Morgan Stanley

Morgan Stanley was retained by Compellent to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Compellent selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Compellent.

At the meeting of Compellent’s board of directors on December 12, 2010, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its opinion, the consideration to be received by the holders of shares of Compellent common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. At the time of such oral opinion, the consideration to be received by holders of Compellent common stock was expected to be $27.50 per share. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley’s investment banking and other professionals in accordance with Morgan Stanley’s customary practice. The full text of the written opinion of Morgan Stanley dated December 12, 2010 is attached to this proxy statement as Annex C and is incorporated herein by reference. Subsequent to Morgan Stanley making a presentation to Compellent’s board of directors and rendering its oral opinion on December 12, 2010, the Merger consideration was increased by $0.25 per share. Morgan Stanley confirmed in writing the oral opinion that had been previously rendered on December 12, 2010. Morgan Stanley was not requested by Compellent’s board of directors to update the prior opinion that had been rendered to the board. Accordingly, the text of the written opinion attached as Annex C reflects the consideration of $27.50 per share that was expected to be paid as of December 12, 2010 rather than the $27.75 per share that was subsequently agreed to and set forth in the Merger Agreement. You should read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Compellent’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of Compellent common stock pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any stockholder of Compellent as to how such stockholder should vote with respect to any matter or whether to take any other action with respect to the proposed transaction. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Compellent;

•	reviewed certain internal financial statements and other financial and operating data concerning Compellent;

•	reviewed certain financial projections prepared by the management of Compellent

•	discussed the past and current operations and financial condition and the prospects of Compellent, with senior executives of Compellent;

•	reviewed the reported prices and trading activity for Compellent common stock;

•	compared the financial performance of Compellent and the prices and trading activity of Compellent common stock with that of certain other publicly-traded companies comparable with Compellent, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Compellent and Dell and their financial and legal advisors

•	reviewed a draft of the Merger Agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Compellent, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Compellent of the future financial performance of Compellent. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the draft of the Merger Agreement reviewed by it, without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Compellent and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Compellent’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Compellent common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Compellent, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 12, 2010. Events occurring after December 12, 2010 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 12, 2010 to Compellent’s board of directors. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

Compellent Historical Trading Range and Premiums Review

Morgan Stanley reviewed the historical trading range of Compellent common stock for various periods ending December 10, 2010. The range of low to high closing prices for Compellent stock over the last 52 weeks of trading before December 10, 2010, rounded to the nearest dollar, was $11.00 to $34.00 per share. Morgan Stanley also observed the premium implied by a transaction at $27.50 per Compellent share to various historical trading prices for Compellent shares, as follows:

	Stock Price	Premium

1 Day Prior	$28.71	(4.2)%
30 Days Prior	$24.06	14.3%
“Unaffected” Share Price (determined as set forth under “— Premium to “Unaffected” Share Price” below)	$19.00	44.7%
Day Prior to Initial Offer by Dell for 3PAR, Inc. (August 13, 2010)	$11.86	131.9%

Morgan Stanley also noted that the price prior to the first day of the speculative rumors about a possible acquisition of Compellent, September 1, 2010, was $15.01.

Compellent Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for the Compellent common stock prepared and published by equity research analysts and available to the public as of December 12, 2010. These targets reflect each analyst’s estimate of the future public market-trading price of Compellent’s common stock and are not discounted to reflect present value. Morgan Stanley noted that the range of undiscounted price targets for Compellent common stock as of December 10, 2010 was $22.50 to $40.00.

In order to better compare the published price targets with the consideration to be received by the holders of Compellent common stock, Morgan Stanley discounted the published price targets by an assumed cost of equity of 11.0% for an illustrative one-year period. On a discounted basis, rounded to the nearest dollar, the range of price targets for the Compellent common stock as of December 10, 2010 was $20.00 to $36.00.

This cost of equity was estimated using a capital asset pricing model and considering certain financial metrics, including betas, for Compellent and certain comparable companies which exhibited similar business characteristics to Compellent, as well as certain financial metrics for the United States equity markets generally.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Compellent common stock and these estimates are subject to uncertainties, including the future financial performance of Compellent and future financial market conditions.

Compellent Trading Valuation Analysis

Morgan Stanley performed a trading valuation analysis, which is designed to estimate an implied value of a company by reviewing its trading valuations and trading valuations of similar companies that are publicly traded. Morgan Stanley reviewed and compared certain current and historical financial information for Compellent with certain publicly available financial information, ratios and public market multiples for other publicly traded companies that share similar business characteristics with Compellent. There are no publicly traded comparable companies which are identical to Compellent due to the complexity and variation of Compellent’s business. In evaluating the selected comparable companies and trading history of Compellent and selecting representative ranges of revenue multiples, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, many of which are beyond the control of Compellent, such as the impact of competition on the business of Compellent or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Compellent or the industry or in the financial markets in general. Simple mathematical analysis (such as applying mean or median multiples) is not in itself a meaningful method of using comparable company data. The following list sets forth the selected comparable companies that were reviewed in this analysis:

•	Isilon Systems, Inc.

•	Netezza Corporation

•	CommVault Systems, Inc.

•	NetApp, Inc.

•	3PAR, Inc.

•	EMC Corporation

Based on publicly available consensus equity research analyst estimates, Morgan Stanley analyzed the following statistics of each of these companies for comparative purposes:

•	The ratio of the aggregate value, or AV, defined as market capitalization plus total debt and minority interest, less cash and cash equivalents, to revenue estimates for calendar year 2011 (in each case based on publicly available consensus analyst estimates).

•	Following Dell’s announcement of its initial offer to acquire 3PAR, Inc. on August 16, 2010, acquisition speculation and rumors were prevalent among data storage companies, including Compellent, resulting in an increase in market valuations. In order to consider the effect of acquisition speculation among the comparable companies, Morgan Stanley reviewed two sets of multiples for the comparable companies:

•	multiples based on the trading day prior to the announcement of the initial offer by Dell for 3PAR, Inc. (August 13, 2010); and

•	multiples based on the trading day prior to Dell’s announcement of the Merger (December 10, 2010), except that if the comparable company had been acquired before December 10, 2010, then the multiple is based on the trading day prior to the announcement that the company would be acquired (Isilon — November 12, 2010; and Netezza — September 17, 2010).

In addition to the foregoing information, Morgan Stanley analyzed Compellent’s valuation since its initial public offering, or IPO, as a multiple of AV to next twelve month, or NTM, revenue. Based on revenue estimates included in publicly available consensus equity research analyst estimates of Compellent’s future performance available as of December 12, 2010 from Institutional Brokers’ Estimate System, which we refer to as the IBES Street Case, Morgan Stanley determined the mean of the AV/NTM revenue multiples from Compellent’s IPO to the day prior to Dell’s initial offer to acquire 3PAR (August 13, 2010) of 2.6x and the mean of the AV/NTM revenue multiples from Compellent’s IPO to the trading day prior to announcement of the Merger (December 10, 2010) of 2.8x. Morgan Stanley determined to utilize revenue multiples for this analysis based on its professional judgment and because it is a method that has been frequently employed by equity research analysts to value Compellent and similar companies. Based on the foregoing and applying its professional judgment, Morgan Stanley selected a representative range of AV to revenue multiples deemed most meaningful for this analysis and applied this range of multiples to 2011 forecasted Compellent revenue included in the financial forecasts provided by management of Compellent, which we refer to as the Management Case (See “The Merger — Unaudited Financial Forecasts” above). In addition to the Management Case, for illustrative purposes, Morgan Stanley also applied this range of multiples to revenue estimates included in the IBES Street Case.

Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown on the table below:

	Representative		Implied per Share
	AV/2011E Revenue		Value of Compellent
2011E Revenue	Multiple Range		Common Stock

Management Case	2.25x — 3.0	x	$18.00 — $23.00
IBES Street Case	2.25x — 3.0	x	$17.00 — $21.00

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s estimated future earnings per share, or EPS, and a potential range of price to earnings, or P/E, ratios. The resulting value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future stock price.

Morgan Stanley calculated ranges of implied future equity values per share for Compellent by applying a range of P/E multiples to estimated EPS for Compellent for the fiscal years ending December 31, 2012 and December 31, 2014, respectively. Morgan Stanley considered the projected revenue growth rate from 2014 to 2015 for each of the

Management Case and the IBES Street Case and the relationship between long-term growth rates and P/E multiples for growth companies and selected these multiples based on the application of its professional judgment. Morgan Stanley performed this calculation using the Management Case forecasts, and, for illustrative purposes, the IBES Street Case estimates. The 2014 IBES Street Case estimate was based on extrapolations of the IBES Street Case estimates discussed below under “Discounted Cash Flow Analysis”. Morgan Stanley then discounted the equity values to December 10, 2010 using a discount rate of 11.0% to calculate a range of implied aggregate values for Compellent. The discount rate was determined based on an analysis of the weighted average cost of capital of Compellent.

Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown on the table below:

			Implied per Share
			Value of Compellent
2012 and 2014 EPS Estimates	NTM P/E Multiple		Common Stock

Management Case	22.5	x	$16.00 — $25.00
Management Case	27.5	x	$20.00 — $31.00
IBES Street Case	20.0	x	$12.00 — $18.00
IBES Street Case	25.0	x	$14.00 — $23.00

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share of Compellent common stock based on Management Case forecasts of future cash flows for fiscal years 2010 through 2015. Morgan Stanley first calculated the Management Case estimated unlevered free cash flows (calculated as adjusted earnings before interest, taxes, depreciation and amortization, less taxes on adjusted operating income, less the amount of any increase or plus the amount of any decrease in net working capital, less capital expenditures and less stock based compensation costs) of Compellent for fiscal years 2010 to 2015, using tax rates estimated by Compellent management. Morgan Stanley then calculated a terminal value for Compellent by applying a range of perpetual growth rates to the unlevered free cash flow after 2015 ranging from 4.0% to 6.0%. Morgan Stanley considered the projected revenue growth rate from 2014 to 2015 for each of the Management Case and the IBES Street Case and selected these perpetuity growth rates based on the application of its professional judgment. These values were then discounted to present values as of December 10, 2010 using an 11% discount rate to calculate an aggregate value for Compellent. This aggregate value was further adjusted for Compellent’s total debt, minority interest, cash and cash equivalents, to calculate a range of implied equity value per share. Based on these calculations, this analysis implied a value range for Compellent common stock as shown in the table below:

			Implied per Share
	Discount	Perpetual	Value of Compellent
Unlevered Free Cash Flow Estimate	Rate	Growth Rate	Common Stock

Management Case	11%	4% — 6%	$24.00 — $31.00

For illustrative purposes, Morgan Stanley also calculated a range of implied equity values per share of Compellent common stock based on IBES Street Case estimates of future cash flows for fiscal years 2010 through 2015. In preparing its analysis, Morgan Stanley extrapolated the estimates for 2013 through 2015 for the IBES Street Case estimates from the last year of estimates contained therein. These extrapolations were prepared solely for the purpose of performing Morgan Stanley’s illustrative analyses utilizing the IBES Street Case estimates and not with a view toward public disclosure. The extrapolated estimates were based on variables and assumptions that are inherently uncertain and may be beyond the control of Compellent and, accordingly, actual results may differ materially from those contained in the extrapolations. Morgan Stanley calculated the IBES Street Case estimated unlevered free cash flows of Compellent for the period from December 10, 2010 to December 31, 2015, assuming a normalized tax rate of 35.0%. Morgan Stanley then calculated a terminal value for Compellent by applying a range of perpetual growth rates to the unlevered free cash flow after 2015 ranging from 4.0% to 6.0%. These values were then discounted to present values as of December 10, 2010 using an 11% discount rate to calculate an aggregate value for Compellent. This aggregate value was further adjusted for Compellent’s total debt, minority interest, cash and cash equivalents, to calculate a range of implied equity value per share. Based on these calculations, this analysis implied a value range for Compellent common stock as shown in the table below:

Implied per Share
	Perpetual	Value of Compellent
Unlevered Free Cash Flow Estimate	Growth Rate	Common Stock

IBES Street Case	4% — 6%	$16.00 — $21.00

Illustrative Premium to “Unaffected” Share Price Analysis

Morgan Stanley performed an illustrative analysis to determine an unaffected share price for Compellent and an implied transaction value for Compellent based on premia paid in selected transactions. Morgan Stanley analyzed precedent comparable transaction premiums to estimate a range of premiums that could be applied to Compellent’s unaffected share price. Following Dell’s announcement of its initial offer to acquire 3PAR on August 16, 2010, and the subsequent sale of 3PAR to Hewlett Packard, acquisition speculation and rumors were prevalent among data storage companies, including Compellent, resulting in an increase in market valuations. In order to approximate a Compellent share price not influenced by market acquisition speculation, or a share price that could be termed as “unaffected” and not outside of Compellent’s normalized trading range, Morgan Stanley analyzed Compellent’s valuation since its IPO as a multiple of AV to NTM revenue. Morgan Stanley determined the mean of the AV/NTM revenue multiples from Compellent’s IPO to the trading day prior to Dell’s initial offer to acquire 3PAR (August 13, 2010) and the mean of the AV/NTM revenue multiples from Compellent’s IPO to the trading day prior to announcement of Dell’s acquisition of Compellent. Morgan Stanley applied these mean multiples to Compellent’s estimated NTM Revenue as of December 10, 2010, using the IBES Street Case estimates, and adjusted for current debt, cash and equivalents, and fully diluted shares outstanding to estimate an “unaffected” share price. Based on these analyses and applying its professional judgment, Morgan Stanley estimated the unaffected share price as $19.00. Morgan Stanley noted that establishing an unaffected stock price under these circumstances is challenging and that this calculation was performed for illustrative purposes and did not suggest that absent acquisition speculation and rumors, Compellent stock could be expected to trade at or around this value. Morgan Stanley determined a range of premia from the premia implied in a large number of recent all-cash transactions of greater than $500 million in the technology sector of 25% to 45%. Morgan Stanley then applied this range of premiums to the illustrative unaffected Compellent share price of $19.00 to derive an implied share price range for Compellent of $24.00 — $28.00.

Precedent Transaction Multiples Analysis

Morgan Stanley performed a precedent transaction multiples analysis, which is designed to imply a value for a company based on publicly available financial terms of selected transactions that share some characteristics with the Merger. Morgan Stanley reviewed and compared the proposed financial terms offered for Compellent to corresponding publicly available financial terms in selected comparable acquisitions and announced offers to acquire which have occurred from April 2006 through November of 2010. The following is a list of the transactions reviewed:

Acquiror	Target

EMC Corporation	Isilon Systems, Inc.
IBM Corporation	Netezza Corporation
Hewlett Packard	3PAR, Inc.
Dell Inc. Final Offer	3PAR, Inc.
Dell Inc. Initial Offer	3PAR, Inc.
Harmonic Inc.	Omneon
Dot Hill Systems Corp.	Cloverleaf Digital LLC
LSI Corporation	ONStor Inc.
Hewlett Packard	Ibrix
EMC Corporation	Data Domain
NetApp Inc.	Offer Data Domain
Oracle Corporation	Sun Microsystems Inc.
Hewlett Packard	LeftHand Networks
EMC Corporation	Iomega Corporation
BMC Software, Inc.	BladeLogic, Inc.
Novell, Inc.	PlateSpin, Ltd.
IBM Corporation	XIV
Dell Inc.	EqualLogic
Hewlett Packard	Opsware, Inc.
Oracle Corporation	Stellent, Inc.
EMC Corporation	Avamar Technologies, Inc.
Rackable Systems, Inc.	Terrascale
IBM Corporation	FileNet Corporation
Open Text Corporation	Hummingbird Ltd.
CA Inc.	XOsoft Inc.
Opsware, Inc.	CreekPath Systems, Inc.
EMC Corporation	RSA Security
Avocent	LANDesk Software

For each transaction listed above, using publicly available analyst estimates, Morgan Stanley noted the ratio of aggregate value of the transaction to NTM estimated revenue. From this analysis Morgan Stanley derived the range of multiples for the selected comparable transactions as set forth in the following table:

	AV/NTM Revenue Multiple

High	9.6	x
Low	3.6	x

In reviewing this analysis, Morgan Stanley also considered, among other things, the relative comparability of the precedent transactions and targets to the Merger and Compellent. Based on the foregoing and applying its professional judgment, Morgan Stanley selected a reference range of aggregate value to NTM estimated revenue deemed most meaningful for this analysis. No company or transaction utilized in the comparable acquisitions analysis is identical to Compellent or the Merger. In evaluating the comparable acquisitions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, many of which are beyond the control of Compellent, such as the impact of competition on the business of Compellent or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Compellent or the industry or in the financial markets in general. Simple mathematical analysis (such as applying mean or median multiples) is not in itself a meaningful method of using comparable company data. Morgan Stanley determined to utilize revenue multiples for this analysis based on its professional judgment and because it is the primary method employed by equity research analysts to value Compellent and similar companies. Morgan Stanley applied Compellent’s forecasted NTM revenue based on the Management Case to this reference range of multiples to determine a range of implied values for Compellent. For illustrative purposes, Morgan Stanley also performed this analysis using the IBES Street Case estimated NTM revenue for Compellent. The following table summarizes the results of this analysis:

	Representative	Implied per
	AV/NTM	Share Value of Compellent
NTM Revenue	Revenue Multiple Range	Common Stock

Management Case	4.0 — 6.5x	$28.00 — $44.00
IBES Street Case	4.0 — 6.5x	$27.00 — $41.00

General

In connection with the review of the Merger by the Compellent board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Compellent. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Compellent. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the Merger Agreement from a financial point of view to the holders of Compellent common stock and in connection with the delivery of its opinion dated December 12, 2010 to the Compellent board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Compellent common stock might actually trade.

The consideration pursuant to the Merger Agreement was determined through arm’s-length negotiations between Compellent and Dell Inc. and was approved by the Compellent board of directors. Morgan Stanley provided advice to the Compellent board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Compellent or its board of directors or that any specific consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Compellent board of directors was one of many factors taken into consideration by the Compellent board of directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Compellent board of directors with respect to the consideration to be received by the holders of shares of Compellent common stock or of whether the Compellent board of directors would have been willing to agree to a different consideration.

Compellent’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Compellent, Dell, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services for Dell and Compellent and received fees in connection with such services. Since January 1, 2008, Morgan Stanley has received aggregate fees from Dell for financial advisory and financing services of approximately $12.6 million. Morgan Stanley may also seek to provide such services to Dell, Compellent and their affiliates in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter with Compellent, Morgan Stanley provided Compellent with financial advisory services in connection with the Merger for which Compellent has agreed to pay Morgan Stanley a customary transaction fee estimated to be approximately $7.3 million, which will become payable upon completion of the Merger. Compellent has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Compellent has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement or any related transactions.

Opinion of Blackstone

Blackstone was retained by Compellent to provide it with financial advisory services in connection with a possible transaction involving Compellent. Compellent selected Blackstone to act as its financial advisor based on Blackstone’s qualifications, expertise and reputation and its knowledge of the business and affairs of Compellent. As part of that engagement, Compellent requested that Blackstone evaluate the fairness, from a financial point of view, to Compellent’s stockholders of the consideration to be paid to such holders in the Merger.

At the meeting of Compellent’s board of directors on December 12, 2010, Blackstone rendered its oral opinion, which opinion was subsequently confirmed in writing that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Blackstone, as set forth in its opinion, the consideration to be paid to the holders of shares of Compellent common stock pursuant to the Merger Agreement was fair to such holders from a financial point of view. At the time of such oral opinion, the consideration to be received by holders of Compellent common stock was expected to be $27.50 per share. The opinion was approved by Blackstone’s fairness committee in accordance with established procedures. The full text of the written opinion of Blackstone dated December 12, 2010 is attached to this proxy statement as Annex D and is incorporated herein by reference. Subsequent to Blackstone making a presentation to Compellent’s board of directors and rendering its oral opinion on December 12, 2010, the Merger consideration was increased by $0.25 per share. Blackstone confirmed in writing the oral opinion that had been previously rendered on December 12, 2010. Blackstone was not requested by Compellent’s board of directors to update the prior opinion that had been rendered to the board. Accordingly, the text of the written opinion attached as Annex D reflects the consideration of $27.50 per share that was expected to be paid as of December 12, 2010 rather than the $27.75 per share that was subsequently agreed to and set forth in the Merger Agreement. You should read the opinion carefully and in its entirety. Blackstone’s opinion was provided to our board of directors in connection with and for the purposes of its evaluation of the Merger only and it does not address any other aspect or implication of the proposed Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. Blackstone’s opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the Merger or other matters. The opinion speaks only as of the date of such opinion and Blackstone is under no obligation to confirm or update its opinion as of a later date. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion and performing its related financial analyses, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition, and operations of Compellent and Dell that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal information concerning the business, financial condition, and operations of Compellent prepared and furnished to Blackstone by the management of Compellent that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts relating to Compellent, prepared and furnished to Blackstone by the management of Compellent;

•	reviewed the financial forecasts for Compellent for the fiscal years ending December 31, 2010 through December 31, 2015 prepared by and furnished to Blackstone by the management of Compellent, as well as consensus Wall Street analyst estimates for Compellent;

•	reviewed the publicly available audited financial statements of Compellent and Dell for the fiscal years ended December 31, 2008 and December 31, 2009;

•	held discussions with members of senior management of Compellent and Dell concerning their evaluations of the Merger and their businesses, operating and regulatory environments, financial conditions, prospects, and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion;

•	reviewed the historical market prices and trading activity for Compellent’s common stock;

•	compared certain publicly available financial and stock market data for Compellent with similar information for certain other publicly traded storage, networking, and diversified information technology companies;

•	reviewed the publicly available financial terms of certain other business combinations in storage, networking, and diversified information technology sectors and the consideration received for such companies;

•	reviewed the premiums paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded;

•	performed discounted cash flow analyses utilizing the financial forecasts prepared by and furnished to Blackstone by the management of Compellent, as well as consensus Wall Street analyst estimates for Compellent;

•	reviewed the December 12, 2010 draft of the Merger Agreement;

•	performed an analysis of the implied present value of future Compellent common stock performance;

•	reviewed the potential pro forma impact of the Merger; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, Blackstone relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all financial forecasts and other information provided to Blackstone by or on behalf of Compellent or was otherwise discussed with or reviewed by or for Blackstone. Blackstone assumed that the financial forecasts prepared by or on behalf of Compellent and the assumptions underlying those forecasts, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent Compellent management’s best estimates and judgments as of the date of their preparation. Blackstone assumed no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they were based. Blackstone further relied upon the assurances of the management of Compellent that they were not aware of any facts that would make the financial forecasts and other information provided by them inaccurate, incomplete or misleading.

Blackstone also assumed that the final executed Merger Agreement would not differ in any material respects from the December 12, 2010 draft furnished to it. Blackstone also assumed that the proposed Merger would be consummated in accordance with the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Compellent and Dell or the contemplated benefits of the Merger. Blackstone is not a legal, tax, or regulatory advisor and relied upon, without independent verification, the assessment of Compellent and its legal, tax and regulatory advisors with respect to such matters.

In reaching the conclusions set forth in Blackstone’s opinion, Blackstone did not consider the relative merits of the Merger as compared to any other business plan or opportunity that might be available to Compellent or the effect of any other arrangement in which Compellent might engage. Blackstone did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Compellent, nor was Blackstone furnished with any such evaluations or appraisals. Blackstone did not conduct a physical inspection of any of Compellent’s properties or assets. In rendering its opinion, Blackstone expressed no opinion as to any of the foregoing.

Blackstone’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Furthermore, Blackstone expressed no opinion as to the prices or trading ranges at which Compellent common stock will trade at any time.

Blackstone’s opinion is limited to the fairness, from a financial point of view, to the holders of Compellent common stock of the consideration to be paid pursuant to the Merger Agreement, and Blackstone expressed no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Compellent or as to the underlying decision by Compellent to engage in the Merger. Blackstone also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Compellent’s officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of Compellent. Furthermore, Blackstone did not evaluate the solvency of Compellent or Dell under any state or federal laws, and did not express any opinion as the impact of the Merger on the solvency or viability of Dell or the surviving corporation in the Merger or the ability of Dell or the surviving corporation in the Merger to pay their obligations when they become due.

The Blackstone opinion does not constitute a recommendation to any Compellent stockholder as to how such stockholder should vote with respect to the Merger or other matters, and should not be relied upon by any Compellent stockholder as such. Blackstone also did not address any other aspect or implication of the Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

The Merger consideration was determined through negotiations between Compellent and Dell and was approved by the Compellent board of directors. Blackstone provided advice to the Compellent board of directors during these negotiations, but did not recommend any specific consideration to Compellent or its board of directors or suggest that any specific consideration constituted the only appropriate consideration for the Merger. In addition, Blackstone’s opinion and its presentation to the Compellent board of directors were one of many factors taken into consideration by the board of directors in deciding to approve the Merger. Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Compellent board of directors with respect to the consideration to be paid to the holders of shares of Compellent common stock or of whether the Compellent board of directors would have been willing to agree to a different consideration.

The following is a brief summary of the material financial analyses performed by Blackstone in connection with its oral opinion and the preparation of its written opinion letter dated December 12, 2010 to Compellent’s board of directors. This summary does not purport to be a complete description of the analyses performed by Blackstone or its presentation to Compellent’s board of directors on December 12, 2010. This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Blackstone. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of these analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Blackstone or Compellent’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 10, 2010, and is not necessarily indicative of current or future market conditions.

Historical Share Price Analysis

Blackstone performed a historical share price analysis to obtain background information and perspective with respect to the historical share prices of Compellent common stock. Blackstone reviewed the historical price performance and average closing prices of Compellent common stock for various periods ending on December 10, 2010. Blackstone observed the premium implied by a transaction at $27.50 per share of Compellent common stock, as follows:

		Premium at
	Stock Price	$27.50 per Share

Current Price (12/10/10)	$28.71	(4.2)%
“Unaffected” share price (determined as set forth under “— Premium to “Unaffected” Share Price” below)	$19.00	44.7%
Pre-3PAR (8/13/10, date of last unaffected share price prior to Dell’s initial offer to acquire 3PAR on 8/16/10)	$11.86	131.9%
3-month average	$21.94	25.3%
6-month average	$17.73	55.1%
1-year average	$17.52	57.0%
52 Week Low	$11.18	146.0%
52 Week High[1]	$24.95	10.2%

Wall Street Price Targets and 52-Week Trading Range

Blackstone reviewed the price targets for the Compellent common stock prepared and published by equity research analysts and available to the public as of December 12, 2010. These targets reflect each analyst’s estimate of the future public market-trading price of Compellent’s common stock and are not discounted to reflect present value. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Compellent common stock and these estimates are subject to uncertainties, including the future financial performance of Compellent and future financial market conditions. In reviewing current Wall Street research estimates for Compellent, Blackstone observed that based on the firms providing such data, the median price target for Compellent was $24.00 and the range for price targets was $22.00 to $40.00. Blackstone also observed that the 52-week trading range for Compellent Common Stock was a low of $11.18 and a high of $33.65.

Trading Valuation Analysis

Blackstone performed a trading valuation analysis, which is designed to estimate an implied value of a company by reviewing its trading valuations and the trading valuations of similar companies that are publicly traded. Blackstone analyzed the market values and trading multiples of Compellent and of 15 publicly traded companies in the storage, networking, and diversified information technology sectors that were viewed as being similar to Compellent in one or more respects. There are no publicly traded comparable companies which are identical to Compellent due to the complexity and variation of Compellent’s business. In evaluating the trading history of the selected comparable companies and Compellent and selecting representative ranges of financial multiples, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Compellent, such as the impact of competition on the business of Compellent or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Compellent or the industry or in the financial markets in general. Simple mathematical analysis (such as applying mean or median multiples) is not

1 Excludes post October 25, 2010 period of run-up in stock price due to acquisition speculation.

in itself a meaningful method of using comparable company data. Except as noted below, Blackstone used data as of December 12, 2010, for the following companies:

Diversified Information Technology Companies

•	Cisco Systems, Inc.

•	International Business Machines Corp.

•	Hewlett-Packard Company

•	Dell Inc.

Data Storage Companies

•	Isilon Systems, Inc. (as of prior to the announcement of its acquisition on November 12, 2010)

•	Netezza Corporation (as of prior to the announcement of its acquisition on September 17, 2010)

•	3PAR, Inc. (as of prior to the announcement of Dell’s initial offer to acquire 3PAR on August 16, 2010)

•	NetApp, Inc.

•	CommVault Systems, Inc.

•	EMC Corporation

Networking Companies

•	Acme Packet, Inc.

•	F5 Networks, Inc.

•	Riverbed Technology, Inc.

•	Juniper Networks, Inc.

•	Blue Coat Systems Inc.

For each comparable company indicated above, based on publicly available consensus equity research analysts estimates, Blackstone calculated multiples of total enterprise value, or TEV (defined as market capitalization plus debt, which includes interest-bearing debt, preferred stock, minority interests, and earn-out obligations, if any, less cash and cash equivalents and unconsolidated equity investments, if any), to revenue, based upon calendar year 2011 estimated results. In reviewing the trading valuation analysis, Blackstone considered that at the time of the rendering of its opinion, the recent trading ranges of many of the comparable companies were affected by merger and acquisition activity in their sectors or had been acquired. Blackstone also gave consideration to, among other things, scale, profitability and growth characteristics of the companies in each sector while recognizing the extent to which the companies in each such sector possess distinguishing characteristics from Compellent. Accordingly, Blackstone reviewed historical TEV/NTM revenue multiples for Compellent and a market-capitalization weighted index of the data storage companies listed above, or the Data Storage Companies, from February 2008 to December

2010, and derived the range of multiples for Compellent and the Data Storage Companies index as set forth in the following table:

TEV/NTM Revenue Multiples

	Compellent	Data Storage Index

Low	1.4x	1.1x
High	5.5x	2.8x
3-month Average	3.7x	2.6x
6-month Average	3.0x	2.4x
1-year Average	3.0x	2.3x
Overall	2.9x	1.9x

Based on the foregoing and applying its professional judgment, Blackstone selected a reference range of TEV to revenue multiples deemed most meaningful for this analysis and applied this range of multiples to estimates of 2011 Compellent revenue included in the Management Case. In addition, for illustrative purposes, Blackstone also applied this range of multiples to revenue estimates included in publicly available consensus equity research analysts’ estimates of Compellent’s future performance available from CapitalIQ as of December 12, 2010, which we refer to as the CapitalIQ Street Case. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

	Representative	Implied per Share
	TEV/NTM	Value of Compellent
2011E Revenue	Revenue Multiple Range	Common Stock

Management Case	2.5x — 3.5x	$19.75 — $25.75
CapitalIQ Street Case	2.5x — 3.5x	$18.50 — $24.00

Discounted Cash Flow to Equity Analysis

Blackstone performed a discounted cash flow to equity analysis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future levered free cash flows and terminal value of the company. Blackstone calculated a range of implied equity values per share of Compellent common stock based on forecasts of future cash flows for fiscal years 2011 through 2015 provided by management of Compellent. Blackstone first calculated levered free cash flows (calculated as net income, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, plus increases in deferred revenue, less capital expenditures and less stock-based compensation costs) of Compellent for fiscal years 2011 to 2015. Blackstone then calculated a terminal value for Compellent by applying a range of next twelve month, or NTM, P/E multiples of 17.5x to 22.5x to Compellent management’s forecast of net income for Compellent for fiscal year 2016. Blackstone selected these terminal multiples based on a review of current and historical trading multiples for the Data Storage Companies and the application of its professional judgment. These values were then discounted to present values as of January 1, 2011 using a range of discount rates of 12.5% to 14.5% to calculate a range of implied aggregate values for Compellent. The range of discount rates was determined based on an analysis of the weighted average cost of capital of Compellent. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

		Representative	Implied per Share
Levered Free Cash		Terminal NTM P/E	Value of Compellent
Flow Estimate	Discount Rates	Multiple Range	Common Stock

Management Case	12.5% — 14.5%	17.5x — 22.5x	$26.00 — $35.00

For illustrative purposes, Blackstone also calculated a range of implied equity values per share of Compellent common stock based on CapitalIQ Street Case estimates of net income for 2011 through 2013. In preparing its analysis, Blackstone extrapolated the estimates for 2013 through 2015 for the CapitalIQ Street Case from the last year of estimates contained therein. These extrapolations were prepared solely for the purpose of performing Blackstone’s illustrative analyses utilizing the CapitalIQ Street Case and not with a view toward public disclosure. The extrapolated estimates were based on variables and assumptions that are inherently uncertain and may be beyond the control of Compellent and, accordingly, actual results may differ materially from those contained in the extrapolations. Blackstone then calculated a terminal value for Compellent by applying a range of NTM P/E multiples of 17.5x to 22.5x to the CapitalIQ Street Case estimated net income for fiscal year 2016 for Compellent. These values were then discounted to present values as of January 1, 2011 using a range of discount rates of 12.5% to 14.5%, to calculate a range of implied aggregate values for Compellent. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

		Representative	Implied per Share
Levered Free Cash		Terminal NTM P/E	Value of Compellent
Flow Estimate	Discount Rates	Multiple Range	Common Stock

CapitalIQ Street Case	12.5% — 14.5%	17.5x — 22.5x	$15.50 — $20.50

Discounted Cash Flow Analysis

Blackstone performed a discounted cash flow analysis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Blackstone calculated a range of implied equity values per share of Compellent common stock based on forecasts of future unlevered free cash flows for fiscal years 2011 through 2015 provided by management of Compellent. Blackstone first calculated unlevered free cash flows (calculated as earnings before income and taxes, less taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, plus increases in deferred revenue, less capital expenditures and less stock-based compensation costs) of Compellent for fiscal years 2011 to 2015, using an assumed tax rate of 35%. Blackstone then calculated a terminal value for Compellent by applying a range of NTM P/E multiples of 17.5x to 22.5x to Compellent management’s forecast of net income for fiscal year 2016 for Compellent. These values were then discounted to present values as of January 1, 2011 using a range of discount rates of 12.5% to 14.5% to calculate a range of implied aggregate values for Compellent. These aggregate values were further adjusted for Compellent’s total debt, minority interest, cash and cash equivalents, to calculate a range of implied equity value per share. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

		Representative	Implied per Share
		Terminal NTM P/E	Value of Compellent
Unlevered Free Cash Flow Estimate	Discount Rates	Multiple Range	Common Stock

Management Case	12.5% — 14.5%	17.5x — 22.5x	$23.50 — $31.50

For illustrative purposes, Blackstone also calculated a range of implied equity values per share of Compellent common stock based on the extrapolated CapitalIQ Street Case estimates of future unlevered free cash flows for fiscal years 2011 through 2015. Blackstone then calculated a terminal value for Compellent by applying a range of NTM P/E multiples of 17.5x to 22.5x to the CapitalIQ Street Case estimated net income for Compellent for fiscal year 2016. These values were then discounted to present values as of January 1, 2011 assuming a range of discount rates of 12.5% to 14.5%, to calculate a range of implied aggregate values for Compellent. These aggregate values were further adjusted for Compellent’s total debt, minority interest, cash and cash equivalents, to calculate a range of implied equity value per share. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

		Representative	Implied per Share
		Terminal NTM P/E	Value of Compellent
Unlevered Free Cash Flow Estimate	Discount Rates	Multiple Range	Common Stock

CapitalIQ Street Case	12.5% — 14.5%	17.5x — 22.5x	$15.75 — $20.50

Discounted Equity Value Analysis

Blackstone performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s estimated future net income and a potential range of price to earnings ratios, or P/E. The resulting value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future stock price.

Blackstone calculated ranges of implied future equity values per share for Compellent by applying a range of NTM P/E multiples to estimated net income for Compellent for fiscal year 2015. Blackstone performed this calculation using the Management Case forecasts and, for illustrative purposes, also using extrapolated CapitalIQ

Street Case estimates. Except as indicated in this summary of the discounted equity value analysis, the ranges of multiples utilized were based on the multiples selected for the discounted cash flow to equity and discounted cash flow analyses described above. As described above, these analyses used 2016 as a terminal year while the discounted equity value analysis uses extrapolated CapitalIQ 2015 estimates for Compellent net income. Given that the Management Case shows higher growth in 2015 than assumed for the terminal year of 2016 in the discounted cash flow to equity and discounted cash flow analyses, Blackstone determined that a higher multiple range for 2015 was appropriate for the Management Case. In contrast, because the extrapolation of the CapitalIQ Street Case estimates assumes constant growth rates, Blackstone determined that the multiples applicable to the terminal period in the discounted cash flow to equity and discounted cash flow analyses should be applied to 2015 net income estimates in the CapitalIQ Street Case. Blackstone then discounted the implied future equity values to January 1, 2011 using a range of discount rates of 12.5% to 14.5% to calculate a range of implied aggregate values for Compellent. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

Implied per Share
	Representative	Value of Compellent
2015 Net Income Estimates	NTM P/E Multiple Range	Common Stock

Management Case	20.0x — 25.0x	$20.00 — $27.00
CapitalIQ Street Case	17.5x — 22.5x	$11.00 — $16.00

Illustrative Premium to “Unaffected” Share Price Analysis

Blackstone performed an illustrative analysis to determine an unaffected share price for Compellent and applied a reference range of premia paid in selected transactions to the unaffected share price. Blackstone analyzed precedent comparable transaction premiums to estimate a range of premiums that could be applied to Compellent’s unaffected share price. Following Dell’s announcement of its initial offer to acquire 3PAR on August 16, 2010 and the subsequent sale of 3PAR to Hewlett Packard, acquisition speculation and rumors continued to be prevalent among data storage companies, including Compellent, resulting in increased market valuations. In order to approximate a Compellent share price not influenced by market acquisition speculation, or a share price that could be termed as “unaffected” and not outside of Compellent’s normalized trading range, Blackstone analyzed Compellent’s average forward revenue multiple since its IPO, over the last twelve months and over the last two years, and determined a range of 3.0x to 3.1x. Applying this to consensus Wall Street revenue estimates for NTM yielded an implied unaffected price of approximately $20.00. Blackstone also applied the rate of increase in the NASDAQ composite index since Dell’s initial offer to acquire 3PAR of 21.4% to Compellent’s price prior to Dell’s offer for 3PAR of $11.86 and also applied the one day percentage increase in Compellent shares after Compellent’s third quarter earnings announcement of 32.0% to calculate an implied unaffected price of $19.00. Blackstone also noted that the average Compellent closing price over the last 52 weeks was $17.52 per share. Based on these analyses and applying its professional judgment, Blackstone estimated an implied unaffected price for Compellent of $19.00 per share. Blackstone noted that establishing an unaffected stock price under these circumstances is challenging and that this calculation was performed for illustrative purposes only and did not suggest that absent acquisition speculation and rumors, Compellent stock could be expected to trade at or around this value.

Blackstone analyzed a large number of recent transactions in the technology sector to determine the premium paid as a percentage of equity value and enterprise value for the target as determined using the stock price on dates that were one day, one week and one month prior to the deal announcement. This analysis indicated a one day premiums paid range of 30% to 40%, which Blackstone applied to Compellent’s illustrative unaffected share price of $19.00. This analysis resulted in a range of implied values for Compellent of $24.70 to $26.60 per share.

Selected Precedent Transactions Analysis

Blackstone performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of selected transactions that share some characteristics with the Merger. Blackstone reviewed and compared the proposed financial terms offered for Compellent to corresponding publicly available financial terms in 30 selected acquisitions and announced offers to acquire which have occurred since 2006 in the storage, networking, and diversified information technology sectors. In its analysis, Blackstone reviewed the following precedent transactions as of the date of announcement:

Acquiror	Target

Juniper Networks, Inc.	Trapeze Networks
EMC Corporation	Isilon Systems, Inc.
Carlyle Group	CommScope Inc.
International Business Machines Corp.	Netezza Corporation
Calix, Inc.	Occam Networks
Hewlett-Packard Company	3PAR, Inc.
Dell Inc.	3PAR, Inc.
PACE plc	2Wire, Inc.
Harmonic Inc.	Omneon, Inc.
Hewlett-Packard Company	Palm, Inc.
Avnet, Inc.	Bell Microproducts Inc.
S.A.C./GSO Capital	Airvana, Inc.
Hewlett-Packard Company	3Com Corporation
Logitech International S.A.	Lifesize Communications, Inc.
Cisco Systems, Inc.	Starent Networks, Corp.
Emerson Electric Company	Avocent Corporation
EMC Corporation	Data Domain, Inc.
NetApp, Inc.	Data Domain, Inc.
Oracle Corporation	Sun Microsystems, Inc.
Brocade Communications Systems, Inc.	Foundry Networks
Hewlett-Packard Company	LeftHand Networks Inc.
Samsung Electronics	SanDisk Corporation
Finisar Corporation	Optium Corporation
Blue Coat Systems, Inc.	Packeteer, Inc.
BMC Software Inc.	BladeLogic, Inc.
EMC Corporation	Iomega Corporation
International Business Machines Corp.	XIV
Dell Inc.	EqualLogic Inc.
Western Digital Corporation	Komag, Inc.
EMC Corporation	Avamar Technologies, Inc.

For each precedent transaction indicated above, using publicly available analysts’ estimates, Blackstone calculated multiples of transaction value to estimated NTM revenue. From this analysis Blackstone derived the range of and mean and median multiples for the selected precedent transactions set forth in the following table:

Transaction Value/NTM
Revenue Multiple

High — Low Range	9.6x — 0.2x
Mean	3.4x
Median	2.0x

In reviewing this analysis, Blackstone also considered, among other things, the relative comparability of the precedent transactions and targets to the Merger and Compellent. Based on the foregoing and applying its professional judgment, Blackstone selected a reference range of transaction value to NTM revenue multiples deemed most meaningful for this analysis. No company or transaction utilized in the selected precedent transactions analysis is identical to Compellent or the Merger. In evaluating the precedent transactions and selecting representative ranges of financial multiples, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Compellent, such as the impact of competition on the business of Compellent or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Compellent or the industry or in the financial markets in general. Simple mathematical analysis (such as applying mean or median multiples) is not in itself a meaningful method of using precedent transaction data.

Blackstone applied estimated NTM revenue for Compellent based on forecasts provided by management of Compellent to this reference range of multiples to determine a range of implied values for Compellent. For illustrative purposes, Blackstone also performed this analysis using the CapitalIQ Street Case estimated NTM revenue for Compellent. Based on these calculations, this analysis implied a range of per share values for Compellent common stock as shown in the table below:

	Representative Transaction	Implied per Share
	Value/NTM Revenue	Value of Compellent
NTM Revenue	Multiple Range	Common Stock

Management Case	4.0 — 6.5x	$27.50 — $41.50
CapitalIQ Street Case	4.0 — 6.5x	$25.50 — $38.25

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone’s fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

None of the public companies used in the selected comparable companies analysis described above are identical to Compellent, and none of the precedent transactions used in the selected precedent transactions analysis described above are identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Compellent and the public trading values of the companies and precedent transactions to which they were compared.

Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Pursuant to its engagement letter, Blackstone has acted as financial advisor to Compellent with respect to the proposed Merger, and agreed to render an opinion to Compellent as to the fairness to holders of Compellent’s common stock of the consideration to be paid to such holders in the Merger from a financial point of view. In accordance with its engagement letter, Blackstone will receive a fee of approximately $3.1 million from Compellent for its services, all of which is contingent upon the consummation of the Merger. Compellent has also agreed to reimburse Blackstone for out-of-pocket expenses incurred in connection with Blackstone’s services, and to indemnify Blackstone for certain liabilities arising out of the performance of its services (including the rendering of its opinion).

Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness of the Merger consideration and were provided to Compellent’s board of directors in that connection. The opinion of Blackstone was only one of the factors taken into consideration by Compellent’s board of directors in making its determination to approve the Merger Agreement and the Merger.

In the ordinary course of Blackstone’s businesses, Blackstone and its affiliates may actively trade the debt and equity securities of Compellent or Dell or any of their affiliates for Blackstone’s own account or for the accounts of customers and, accordingly, Blackstone may at any time hold long or short positions in such securities.

Delisting and Deregistration of Compellent Common Stock

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act will no longer apply to Compellent, including the requirement that we furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders. We will also no longer be required to file periodic reports with the SEC.

Accounting

Dell will account for the Merger as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, our assets (including identifiable intangible assets) and liabilities (including contracts and other commitments) as of the effective time of the Merger will be recorded at their respective fair values and added to those of Dell. Any excess of purchase price over the fair value is recorded as goodwill. Financial statements of Dell issued after the Merger would reflect these fair values and would not be restated retroactively to reflect our historical financial position or results of operations.

Effects on Compellent if the Merger is Not Completed

If Compellent’s stockholders do not adopt the Merger Agreement, or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Compellent will remain an independent public company and Compellent common stock will continue to be listed and traded on the NYSE. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Compellent stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Compellent shares. From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If Compellent’s stockholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Compellent will be offered, or that the business, prospects or results of operations of Compellent will not be adversely impacted. We may also be required to pay the Parent’s expenses and the termination fees as described in “The Merger Agreement — Termination Fees.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Stock Options

As of the record date, there were           shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Upon the consummation of the Merger, all outstanding unvested options to acquire Compellent common stock granted under our 2002 Stock Option Plan and held by our executive officers and directors, like all other unvested stock options granted under our 2002 Stock Option Plan and held by our other employees, will accelerate and vest in full. Each vested and outstanding stock option (including any option that will vest contingent upon the consummation of the Merger in accordance with the preceding sentence), granted under either the 2002 Stock Option Plan or the 2007 Equity Incentive Plan, that is not exercised immediately prior to the effective time of the Merger will be terminated and converted into the right to receive, with respect to each share of Compellent common stock subject to such stock option, a payment equal to the excess, if any, of $27.75 over the exercise price per share of such stock option, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $27.75, the option will be terminated and the holder of such option will not be entitled to any Merger consideration.

Our executive officers will receive $      pursuant to the Merger Agreement in connection with the cancellation of their options upon the consummation of the Merger, of which Philip E. Soran, our Chairman, President and Chief Executive Officer, will receive $     , John Guider, our Chief Operating Officer, will receive $     , Lawrence Aszmann, our Chief Technology Officer, will receive $     , John Judd, our Chief Financial Officer, will receive $     , and Brian Bell, our Vice President, Worldwide Sales, will receive $      .

Upon consummation of the Merger, all outstanding options to acquire Compellent common stock that are outstanding and unvested under the 2007 Equity Incentive Plan and held by our executive officers and directors immediately prior to the effective time of the Merger (like all other such stock options held by our other employees) will be converted, through assumption or replacement, into options to purchase common stock of Dell. The number of shares of Dell common stock subject to each outstanding unvested stock option assumed or replaced by Dell shall be determined by multiplying the number of shares of Compellent common stock that were subject to such outstanding unvested stock option immediately prior to the consummation of the Merger by the conversion ratio, and rounding the resulting number down to the nearest whole number of shares of Dell common stock. The per share exercise price for the Dell common stock issuable upon exercise of each outstanding unvested stock option assumed or replaced by Dell shall be determined by dividing the per share exercise price of Compellent common stock subject to such outstanding unvested stock option, as in effect immediately prior to the consummation of the Merger, by the conversion ratio and rounding the resulting exercise price up to the nearest whole cent. The conversion ratio will be equal to $27.75 divided by the average of the closing sale prices of a share of Dell common stock, as reported on the NASDAQ Global Select Market, for each of the five consecutive days immediately preceding the closing of the Merger. The conversion ratio will be adjusted, as appropriate, to reflect the effect of any stock split or other like change with respect to our common stock or the common stock of Dell occurring after the date of the Merger Agreement and prior to the effective time of the Merger.

Employment Arrangements

New Executive Offer Letters.  Dell and each of the Compellent’s current executive officers (listed in the table below) have entered into offer letters describing the terms and conditions of their employment following the completion of Parent’s acquisition of Compellent. The offer letters were negotiated beginning on December 9, 2010 and were signed by each executive officer on the same day the definitive agreement was signed by Compellent and Dell. Because of the executive officers’ skills and experience with the operations of Compellent, the retention of each individual following completion of the Merger was an important consideration for Dell. The offer letters state the job title to be held by each individual upon completion of the Merger, as well as the annual base salary, annual target bonus (expressed as a percentage of base salary), and projected values of restricted stock units and cash awards that Dell has agreed to grant to executive officers of Compellent upon the closing of the Merger. In addition, the table below sets forth the values of projected Dell long-term incentive grants that Dell expects to grant the executive officers of Compellent (other than Mr. Judd) in March 2012. These awards are described in greater detail below. In addition, the offer letters provide that if an executive’s employment is terminated without cause or by the executive with good reason within 18 months following the consummation of the Merger, the executive would be entitled to severance consisting of cash severance pay (12 months of base salary and the actual cash incentive bonus paid for the most recent fiscal year), acceleration of a portion of his equity awards and payment of continued medical benefit premiums.

The following table sets forth:

•	each executive’s new base salary amount (under the heading “Annual Base Salary”) and new target bonus amount (under the heading “Target Bonus Amount”);

•	the projected value of the long-term incentive grant currently expected to be made in March 2012 (under the heading “Projected LTI Award”)

•	the value of the Dell restricted stock unit grant to be made in connection with the Merger (under the heading “New Dell RSU Grant”) or, if applicable, the value of the cash award to be granted in connection with the Merger (under the heading “New Cash Award”); and

•	the estimated maximum value of the cash severance pay to which each executive would be entitled if his employment were terminated by Compellent or its successor without cause (as defined in the individual offer letters) or by the covered executive with good reason (as defined in the individual offer letters) in connection with the Merger (under the heading “Potential Cash Severance”).

	Annual	Target	Projected			Potential
	Base	Bonus	LTI	New Dell	New Cash	Cash
	Salary	Amount	Award	RSU Grant	Award	Severance	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)(1)

Philip Soran	$465,000	$255,750	$581,250	$2,092,500	$465,000	$	$
John Guider	340,000	136,000	204,000	1,190,000	340,000
Lawrence Aszmann	245,000	98,000	147,000	857,500	245,000
John Judd	295,000	118,000	—	—	590,000
Brian Bell	380,000	152,000	228,000	1,330,000	60,000

(1)	To be completed upon the filing of the final proxy statement with the SEC once estimates or actual bonus awards have been made pursuant to Compellent’s 2010 Management Incentive Plan following the completion of Compellent’s fourth quarter ended December 31, 2010.

Each offer letter also contains a provision stating that if any of the payments of benefits each executive officer would receive in connection with the Merger or other similar transaction would constitute “parachute payments” within the meaning of Section 280G of the Code, then the executive officer would receive the full amount of the payments to which he is entitled unless a reduction in such payments would yield a greater total payment for the executive, taking into account all applicable taxes including the excise tax under Section 4999 of the Code. If a reduction in payments is necessary, each offer letters specifies the order of reduction of payments.

Standard Dell Employment Agreements.  Dell has a form of employment agreement, or the Form Employment Agreement, that all employees of Dell sign regardless of position. Thus, all Compellent employees and executives who join Dell by virtue of the Merger, or the Transferred Employees (as defined in the Merger Agreement), are to enter into the Form Employment Agreement at the effective time of the Merger. All of the executives listed in the table above have signed the Form Employment Agreement. The Form Employment Agreement includes a number of acknowledgments by the Transferred Employee regarding, among other things, (i) at-will employment status, (ii) obligations regarding the use and development of intellectual property, inventions and copyrightable materials and (iii) responsibilities relating to the non-disclosure of confidential information, proprietary information and controlled technology and software. The Form Employment Agreements do not specify the compensation or benefits to be provided to the Transferred Employees.

Converted Compellent Stock Options.  In connection with the Merger, all of Compellent executive officers’ unvested Compellent stock options will be assumed or replaced by Dell and converted not later than the Effective Time into Dell stock options. See “— Treatment of Stock Options” for a description of this assumption or substitution and conversion. Although the vesting schedule of the converted Dell stock options will generally be the same vesting schedule as applied prior to the Merger, Dell has agreed to vest all unvested converted Dell stock options held by these executives if these executives’ employment is terminated before the Merger by Dell or a subsidiary without cause or by the executive with good reason. Additionally, as described above under “Interests of Our Directors and Executive Officers in the Merger — Employment Arrangements; New Executive Offer Letters”, a portion of the converted Dell stock options may be accelerated upon a qualifying termination within 18 months following the consummation of the Merger. We refer below to a termination of employment of a covered executive by his employer without cause or by the covered executive with good reason as a “qualifying termination.”

The following table sets forth Dell’s estimate of the approximate intrinsic value of the converted Compellent stock options. “Intrinsic Value” refers to the excess of the aggregate fair value of the per share Merger consideration over the aggregate exercise price of the unvested Compellent stock options held by the executive, assuming that the effective time of the Merger occurs on February 13, 2011.

Intrinsic Value
Name	($)

Philip Soran	$2,914,588
John Guider	1,532,383
Lawrence Aszmann	1,347,030
John Judd	1,442,707
Brian Bell	1,473,895

New Dell Restricted Stock Units.  In connection with Parent’s entry into the Merger Agreement, Dell has agreed to grant certain of the executives listed in either of the tables above awards of Dell restricted stock units, or the New Dell RSUs, pursuant to Dell’s Amended and Restated 2002 Long-Term Incentive Plan. The value of the New Dell RSUs is based on each individual’s compensation and position with Dell and is reflected in the table above under the column with the heading “New Dell RSU Grant.” The New Dell RSUs will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the holder’s continued employment. Vesting is accelerated in the event of the individual’s death or disability while employed, but not for any other termination. As a condition to receiving the New Dell RSUs, the recipient is obligated to avoid engaging in conduct detrimental to Dell. Dell also has a clawback right that it can exercise after vesting if the individual engages in conduct detrimental to Dell during the course of the individual’s employment with Dell or within twelve months thereafter. This clawback right applies with respect to the entire value of an individual’s New Dell RSUs (determined at the time of grant) (but, for avoidance of doubt, this clawback right does not apply to the converted Compellent stock options).

New Dell Cash Awards.  In connection with Parent’s entry into the Merger Agreement, Dell has agreed to make cash awards to each of the executives listed in the tables above. With respect to Mr. Judd, he will receive a cash payment if he remains employed with Dell or a subsidiary through the date that is nine months following the closing date of the Merger or his employment is terminated in a qualifying termination prior to the date that is nine months following the closing date of the Merger. The value of these cash awards is reflected in the table above under the column with the heading “New Cash Award”. Messrs. Soran’s, Guider’s, Aszmann’s and Bell’s cash awards are performance-based awards payable in two equal installments in each of 2012 and 2013 if such executives meet performance goals to be established by Dell and remain employed through the applicable payment date.

Projected Dell Long-Term Incentive Awards.  In connection with Parent’s entry into the Merger Agreement, Dell has provided certain of the executives listed in the tables above with information regarding the projected value of the long-term incentive awards expected to be granted to the executive in March 2012, or the Projected LTI Awards, assuming the executive remains employed with Dell or a subsidiary at the time of grant. The projected value of the Projected LTI Awards is reflected in the table above under the column with the heading “Projected LTI Award.” One-half of the value of the Projected LTI Awards is currently expected to be granted in the form of New Dell RSUs, and the other half is intended to be granted in the form of Dell stock options. It is intended that the Projected LTI Awards will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the holder’s continued employment. However, the actual amount and terms (including vesting terms) of the Projected LTI Awards will be determined by Dell in connection with the grant of these awards.

Compellent Director Compensation Arrangements and Other Interests

As of December 23, 2010, our non-employee directors held options to purchase an aggregate of 409,431 shares of Compellent common stock with exercise prices below $27.75 per share at a weighted average exercise price of $11.65 per share. Prior to the consummation of the Merger, any unvested shares subject to such stock options held by our non-employee directors will automatically vest. As with our other employees generally, these vested awards will be cancelled and converted into the right to receive the excess of the per share Merger consideration over the applicable exercise price of the awards with respect to the number of shares covered by the awards. The aggregate cash payment that will be made to these non-employee directors in connection with the cancellation of their options upon the consummation of the Merger is anticipated to be $6.6 million, based on a cash Merger consideration of $27.75 per share. The non-employee members of our board of directors are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the Merger.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that, from and after the effective time of the Merger, Parent will cause the surviving corporation to assume and perform until the expiration of the applicable statue of limitations all rights to indemnification existing in favor of, and all rights to advancement of expenses to, our current or former directors and officers as provided in our certificate of incorporation, bylaws and indemnification agreements with certain directors and officers for acts or omissions occurring prior to the effective time of the Merger. Parent has further agreed to include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the effective time of the Merger, the current provisions regarding elimination of liability of directors.

For a period of six years after the effective time, Parent has agreed to cause the surviving corporation to maintain in effect our current directors’ and officers’ liability insurance policy covering each person currently covered by such insurance policy for acts or omissions occurring prior to the effective time of the Merger. Alternatively, Parent or the surviving corporation may (i) substitute “tail” policies of an insurance company with the same or better rating as our current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to our directors and officers than the material terms of our existing policies or (ii) request that we obtain such extended reporting period coverage under our existing insurance programs (to be effective as of the effective time of the Merger). In no event shall Parent or the surviving corporation be required to pay aggregate premiums for insurance in excess of 300% of the amount of the aggregate premiums paid by Compellent for 2010 for such purpose.

Appraisal Rights

Under Delaware law, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Compellent common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Compellent common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken, which must reasonably inform us of the identity of the holder of record who intends to demand appraisal of his, her or its shares of common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement and approval of the Merger. Voting against or failing to vote for the adoption of the Merger Agreement and approval of the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement and approval of the Merger. A vote in favor of the adoption of the Merger Agreement and approval of the Merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement and approval of the Merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting on the Merger Agreement and the Merger.

•	You must continue to hold of record your shares of Compellent common stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of Compellent common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger consideration, but you will have no appraisal rights with respect to your shares of Compellent common stock. All demands for appraisal should be addressed to Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota 55344, Attn: Corporate Secretary, Telephone (952) 294-3300, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s).

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Compellent, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. We have currently have no intention to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

Upon application by Compellent, as the surviving corporation of the Merger or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by Compellent (as explained above), as the surviving or resulting corporation of the Merger, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, (if required), may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Although we believe the Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the Merger Agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of our common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our stockholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service, or the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a Compellent stock option or the acquisition or disposition of Compellent shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Compellent stockholders in light of their particular circumstances, including stockholders:

•	that are insurance companies;

•	that are tax-exempt organizations;

•	that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	who hold their common stock as part of a hedge, straddle or conversion transaction;

•	that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	who are liable for the U.S. federal alternative minimum tax;

•	who are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes, S corporations or other pass-through entities;

•	who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	who do not hold their common stock as a capital asset for federal income tax purposes; or

•	who are U.S. expatriates.

The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that Compellent stockholders hold their common stock as a “capital asset” (generally, property held for investment). For purposes of this discussion, a U.S. person is a beneficial owner of Compellent common stock that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. person” is a beneficial owner of Compellent common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). If a partnership holds Compellent common stock, the U.S. federal income tax treatment of the partners will generally depend on the partners’ status and the activities of the partnership. Partners of partnerships or other pass-through entities holding our capital stock are encouraged to consult their own tax advisors.

COMPELLENT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock who are U.S. Persons

The conversion of Compellent common stock into the right to receive cash in the Merger will be a taxable transaction to U.S. persons. Generally, this means that a Compellent stockholder that is a U.S. person, will recognize a capital gain or loss equal to the difference between (1) the amount of cash the stockholder receives in the Merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. This gain or loss will be long-term if the holder has held Compellent common stock for more than one year as of the date of the Merger. Under current law, any long-term capital gain recognized by a non-corporate Compellent stockholder that is a U.S. person will be subject to U.S. federal income tax at a maximum rate of 15%. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.

Appraisal Rights

Under specified circumstances, a Compellent stockholder may be entitled to appraisal rights in connection with the Merger. If a Compellent stockholder that is a U.S. person receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in such Compellent common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for U.S. federal income tax purposes. Stockholders of Compellent common stock who may exercise appraisal rights are urged to consult their own tax advisors.

Non-U.S. Persons

Any gain realized by a non-U.S. person that is a Compellent stockholder upon the receipt of cash in the Merger or pursuant to the exercise of appraisal rights generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (ii) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (ii) the non-U.S. person owned (actually or constructively) more than 5% of Compellent common stock at any time during the five-year period preceding the Merger, and Compellent is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger. Compellent does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.

An individual non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (i)) will be subject to tax on such gain in the same manner as a U.S. person, as described above, unless a specific treaty exemption applies. In addition, a non-U.S. person that is a corporation may be subject to a U.S. corporate income tax at regular graduated rates, as well as a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (ii) above generally will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses.

Backup Withholding and Information Reporting

A Compellent stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s Compellent common stock in the Merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a Compellent stockholder who is a U.S. person and who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. Compellent stockholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. In addition, certain non-U.S. persons such as certain nonresident aliens may establish an exemption from backup withholding by delivering the proper version of IRS Form W-8 certifying their non-U.S. status. Each Compellent stockholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as an IRS Form W-8 in the case of non-U.S. persons) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a Compellent stockholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against Compellent stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the IRS in a timely manner.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR STOCKHOLDERS’ GENERAL INFORMATION ONLY. ACCORDINGLY, OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice, or the Antitrust Division, and the Federal Trade Commission, or FTC, and certain waiting period requirements have been satisfied. The Merger Agreement requires Compellent and Parent to use commercially reasonable efforts to prepare any merger notification and to respond as promptly as practicable to any inquiries or requests received from the FTC or the Antitrust Division for additional information or documentation under the HSR Act or take other necessary or advisable actions to close the Merger. Compellent and Parent each filed the required notification on December 14, 2010. The waiting period will expire at 11:59 p.m. Eastern time on January 13, 2011, the 30th calendar day from the time of the filing of the Notification and Report Forms (unless earlier terminated by the FTC and the Antitrust Division). The Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, 30 calendar days after compliance with such requests. If either waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m., Eastern time, the next day that is not a Saturday, Sunday or legal public holiday. Expiration or termination of the HSR Act’s waiting period is a condition to closing for both us and Parent.

The Antitrust Division and the FTC routinely evaluate the legality under the antitrust laws of proposed mergers and acquisitions. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the Merger, seeking the divestiture of assets or imposing other conditions. Private parties and state attorneys generals may also bring legal actions under the antitrust laws seeking similar remedies. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

Under the merger control rules of jurisdictions outside the United States where we or Parent and our respective subsidiaries conduct business, filings may be required and it may be necessary to obtain authorizations, consents, orders or approvals of, declarations, or expirations of waiting periods before consummating the Merger. Parent has determined that filings are necessary under the merger control rules of Austria and Ukraine. Parent, in conjunction with Compellent, filed in both jurisdictions on December 17, 2010.

The review powers vested in foreign competition authorities, including those in Austria and Ukraine, include the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest, to seek divestitures or impose other conditions. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the Merger, seek divestiture of assets, or impose other conditions. There can be no assurance that a challenge to the Merger under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be.

Parent’s obligation to consummate the Merger is contingent on obtaining authorizations, consents, orders or approvals of, declarations, or expirations of waiting periods in Austria and Ukraine. We and Parent have agreed to use commercially reasonable efforts to take all actions necessary or advisable to consummate the Merger.

CERTAIN RELATIONSHIPS BETWEEN PARENT AND COMPELLENT

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Compellent or any of our affiliates, on the other hand, other than in respect of the Merger Agreement, the reseller agreement described below and those arrangements described above under “The Merger — Interests of our Directors and Executive Officers in the Merger” and, as of the date of this proxy statement, the 342,884 shares of Compellent common stock that Dell purchased in the open market pursuant to a Rule 10b5-1 Trading Plan, representing approximately 1.1% of Compellent common stock outstanding as of December 10, 2010. As disclosed in a Schedule 13D filed by Dell on December 12, 2010, Dell may in the future acquire additional shares of Compellent common stock under the Rule 10b5-1 Trading Plan, if Compellent common stock trades at prices below $27.01 per share, and may also effect open market purchases of Compellent common stock outside the Rule 10b5-1 Trading Plan at prevailing market prices to the extent equal to or below the price of $27.75 per share. As of December 29, 2010, Dell has not made any additional purchases under the 10b5-1 Trading Plan. Compellent was not aware of the existence of the 10b5-1 Plan or of Dell’s purchases of Compellent common stock prior to the execution of the Merger Agreement.

On December 12, 2010, in connection with the Merger Agreement, Compellent entered into a Third Party Supplier Agreement for Hardware and Software, or the reseller agreement, with Dell Products L.P. Pursuant to the terms of the reseller agreement, Dell may purchase Compellent’s hardware products and license Compellent’s standalone software, either directly from Compellent or from one of Compellent’s authorized distributors, for ultimate resale by Dell to Dell’s customers. The term of the reseller agreement is for nine months unless terminated earlier in accordance with its terms.

LITIGATION RELATED TO THE MERGER

Between December 15, 2010 and December 22, 2010, several putative class action lawsuits have been filed against the members of our board of directors, Parent and Merger Sub arising out of the Merger. Two lawsuits have been filed in the State of Minnesota District Court, Fourth Judicial District in the County of Hennepin, entitled Robert P. Jones v. Black et al and Ernesto Espinoza v. Compellent Technologies, Inc., et al. Five lawsuits have been filed in the Court of Chancery of the State of Delaware, entitled Genesee County Employees’ Retirement System v. Soran et al., The Booth Family Trust v. Compellent Technologies, Inc., et al., Tom Dehorn v. Philip E. Soran, et al., City of Orlando Police Pension Fund v. Philip E. Soran, et al., Shahan Arakian v. Philip Soran, et al. and Jason Sumner v. Philip E. Soran, et. al., or the Lawsuits. The Lawsuits allege that the members of our board of directors breached their fiduciary duties of care, loyalty, good faith, candor and independence to our stockholders by entering into the Merger Agreement because they, among other things (i) failed to maximize stockholder value, (ii) prematurely announced their decision to sell Compellent to Parent to depress the stock price, (iii) failed to exercise valid business judgment in connection with the Merger Agreement, (iv) acted to better their own interests at the expense of Compellent’s public stockholders, and (v) agreed to preclusive deal protection terms. The Lawsuits allege that Parent and Merger Sub aided and abetted our board of directors in breaching their fiduciary duties. Plaintiffs seek to enjoin the acquisition of Compellent by Merger Sub and Parent or rescission of the Merger in the event it is consummated and seek monetary damages in an unspecified amount. We believe the allegations in the Lawsuits are entirely without merit and we intend to defend against them vigorously.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at 7625 Smetana Lane, Eden Prairie, Minnesota 55344 at 10:00 a.m., local time, on February   , 2011.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the Merger Agreement. The board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Compellent and our stockholders and recommends that our stockholders vote to adopt the Merger Agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of the adoption of the Merger Agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Compellent common stock at the close of business on January 4, 2011, or the record date, are entitled to notice of and to vote at the Special Meeting. Each share of Compellent common stock issued and outstanding on the record date is entitled to one vote at the Special Meeting. On the record date,          shares of Compellent common stock were issued and outstanding and held by           holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Compellent common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of Compellent common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Compellent common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Compellent common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Compellent common stock present, in person or by proxy, at the Special Meeting. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of an adjournment of the Special Meeting.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of Compellent common stock represented at the Special Meeting but not voted, including shares of Compellent common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and “AGAINST” the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and “AGAINST” the proposal to grant authority to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the adoption of the Merger Agreement and on the proposal to adjourn the Special Meeting, if necessary.

No business may be transacted at the Special Meeting other than the proposal to adopt the Merger Agreement and, if necessary, the proposal to adjourn the Special Meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares of Common Stock Registered in Your Name

Stockholders of record may go to www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the Internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on February   , 2011. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Compellent. In addition, we have retained MacKenzie Partners, Inc. or MacKenzie, to assist in the solicitation. We will pay MacKenzie approximately $50,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Compellent common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of common stock certificates will be mailed to our stockholders as soon as practicable after completion of the Merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Compellent Technologies, Inc., Attention: Investor Relations, 7625 Smetana Lane, Eden Prairie, Minnesota 55344, or contact our Investor Relations Department at (952) 294-3300. If you would like to receive your own set of our proxy materials in the future, or are one of multiple stockholders sharing an address and would like to request “householding” in the future, please contact your broker and Compellent Technologies, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER AGREEMENT

The following description sets forth the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. The Merger Agreement should be read in conjunction with the disclosures in our filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the Merger Agreement are intended to govern the contractual rights and relationships, and to allocate risks, between us and Parent with respect to the Merger.

The Merger

At the effective time of the Merger, Merger Sub will merge with and into Compellent. Compellent will continue as the surviving corporation and will become a wholly-owned subsidiary of Parent. Parent, as the sole stockholder of Compellent following the Merger, will have the corporate power and authority to control all aspects of the corporate and business affairs of Compellent following the Merger. Merger Sub has no material assets or operations of its own and will cease to exist following the Merger.

Closing and Effective Time of the Merger

The consummation of the Merger will occur on the second business day after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Although we expect to complete the Merger as soon as reasonably practicable after the Special Meeting and the receipt of any required regulatory approvals or consents, we cannot assure you that the conditions to the Merger will be satisfied (or waived, to the extent permitted) or, if satisfied or waived, the date by which they will be satisfied or waived. In addition, because the Merger is subject to closing conditions, we cannot predict the exact timing of the effective time of the Merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 71 of this proxy statement.

Merger Consideration

At the effective time of the Merger, each issued and outstanding share of Compellent common stock (other than shares of common stock held by us, any of our wholly-owned subsidiaries, Parent, Merger Sub, any other wholly-owned subsidiary of Parent, if any, or any Compellent stockholder who properly exercises appraisal rights) will be converted into the right to receive $27.75 in cash, without interest and subject to any applicable withholding taxes, upon surrender of the certificate representing such share of Compellent common stock in the manner provided in the Merger Agreement.

Each share of Compellent common stock held by us, one of our wholly-owned subsidiaries, Parent, Merger Sub or any other wholly-owned subsidiary of Parent, if any, immediately prior to the effective time of the Merger will continue to be held by such party and will not be entitled to any Merger consideration.

The per share cash amount will be adjusted as appropriate to reflect the effect of any stock split or other like change with respect to Compellent common stock occurring after the date of the Merger Agreement and prior to the effective time of the Merger.

Dissenting Shares

Shares of Compellent common stock held by a holder who has made a proper demand for appraisal of such shares of Compellent common stock in accordance with Section 262 of the DGCL and who has otherwise complied with all the applicable provisions of Section 262 of the DGCL shall not be converted into or represent the right to receive Merger consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of dissenting shares. At the effective time of the Merger, such dissenting shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights specified in Section 262 of the DGCL. See “The Merger — Appraisal Rights”.

Treatment of Stock Options

Each option granted under our 2002 Stock Option Plan that is outstanding and unvested as of immediately prior to the effective time of the Merger will become vested in full as of immediately prior to the effective time of the Merger (contingent upon the consummation of the Merger). Each option to purchase Compellent common stock that is vested and unexercised immediately prior to the effective time of the Merger (including the options that will vest contingent upon the consummation of the Merger) will be cancelled, terminated and extinguished, and the holder of each such option shall be granted the right to receive (without interest and subject to any applicable withholding taxes), in respect of each share of Compellent common stock subject to such option, an amount in cash, if any, equal to: (i) $27.75 minus (ii) the exercise price per share of Compellent common stock subject to such option. If the per share exercise price of an option equals or exceeds $27.75, then the holder of such option will not receive any cash pursuant to the preceding sentence.

At the effective time of the Merger, each option that is outstanding and unvested immediately prior to the effective time of the Merger (other than options granted under the 2002 Stock Option Plan, which will become vested contingent upon the consummation of the Merger as discussed above, and options that otherwise accelerate under the terms of the 2007 Equity Incentive Plan or pursuant to outstanding employment arrangements) will be converted into and become an option to purchase common stock of Dell. To effect this conversion, Dell may, at its discretion, (i) assume our outstanding and unvested options or (ii) replace such options by issuing an equivalent replacement stock option to purchase common stock of Dell, in either case in accordance with the terms of the 2002 Stock Option Plan or our 2007 Equity Incentive Plan, as applicable, and the terms of the stock option agreements governing such outstanding and unvested options. The number of shares of Dell common stock subject to each option assumed or replaced by Dell will be determined by multiplying the number of shares of Compellent common stock previously subject to such option by the conversion ratio described below, and rounding the resulting number down to the nearest whole number of shares of Dell common stock. The per share exercise price of each option assumed or replaced by Dell will be the determined by dividing the per share exercise price of such option in effective immediately prior to the effective time of the Merger by the conversion ratio described below, and rounding the resulting exercise price up to the nearest whole cent. The conversion ratio will be equal to $27.75 divided by the average of the closing sale prices of a share of Dell common stock, as reported on the NASDAQ Global Select Market, for each of the five consecutive days immediately preceding the closing of the Merger. The conversion ratio will be adjusted as appropriate to reflect the effect of any stock split or other like change with respect to Compellent common stock or the common stock of Dell occurring after the date of the Merger Agreement and prior to the effective time of the Merger.

Treatment of ESPP

Our 2007 Employee Stock Purchase Plan, or the ESPP, will terminate immediately prior to the effective time of the Merger (contingent upon the consummation of the Merger). Any outstanding offering period under the ESPP will be terminated as of the last business day prior to the closing of the Merger, and any purchase rights outstanding under the ESPP at such time will be automatically exercised. We will apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Compellent common stock in accordance with the terms of the ESPP.

Payment Procedures

Parent will select and enter into an agreement with a reputable bank or trust company that will act as paying agent in the Merger. Promptly after the effective time of the Merger, Parent will deposit with the paying agent an amount of cash sufficient to pay the Merger consideration to our stockholders.

Promptly after the effective time of the Merger, the paying agent will mail to each record holder of Compellent common stock a letter of transmittal and instructions for surrendering stock certificates in exchange for Merger consideration. Upon surrender of a stockholder’s stock certificates to the paying agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or Parent, the stock certificates will be canceled and such stockholder will be entitled to receive the appropriate Merger consideration, less any applicable withholding taxes.

Each certificate representing Compellent common stock that is not surrendered as discussed above will, from and after the effective time of the Merger, be deemed to represent only the right to receive Merger consideration. No interest shall be paid or will accrue on any cash payable to holders of Compellent common stock pursuant to the Merger Agreement. Any portion of the amount deposited by Parent with the paying agent that has not been distributed to our stockholders within one year after the effective date of the Merger will be returned to Parent upon demand, and any of our stockholders who have not surrendered their stock certificates to the paying agent by such time will be required to look only to Parent for the payment of any Merger consideration to which such stockholder may be entitled.

Stock certificates should not be surrendered by our stockholders before the effective time of the Merger and should be delivered only pursuant to instructions set forth in the letter of transmittal that will be mailed to our stockholders following the effective time of the Merger. In all cases, the Merger consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

If any certificate formerly representing shares of Compellent common stock is lost, stolen, mutilated or destroyed, then Parent may require the record holder of such certificate to provide an affidavit to that effect and post a bond as an indemnity to Parent prior to receiving any payment of Merger consideration.

Certificate of Incorporation and Bylaws of Compellent Following the Merger

Pursuant to the Merger Agreement, our certificate of incorporation shall be amended in its entirety at the effective time of the Merger or immediately thereafter to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the surviving corporation shall be “Compellent Technologies, Inc.” Our bylaws will be amended and restated at the effective time of the Merger or immediately thereafter to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger.

Directors and Officers of the Compellent Following the Merger

Following the Merger, none of our directors or officers will serve as directors or officers of the surviving corporation and the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation. Under the Merger Agreement, we have agreed to use our commercially reasonable efforts to cause the directors and officers of Compellent to tender their resignations as directors or officers, effective as of the effective time of the Merger.

Representations and Warranties

In the Merger Agreement, we have made customary representations and warranties to Parent and Merger Sub, including representations relating to: organization, existence and good standing of Compellent; Compellent’s capitalization; authorization, execution, delivery and performance of the Merger Agreement and the agreements and transactions contemplated thereby; no violations of law; conflicts with or consents required in connection with the Merger Agreement and the agreements and transactions contemplated thereby; Compellent and its subsidiaries’ compliance with all applicable laws; absence of legal proceedings; Compellent’s public information and financial statements; absence of undisclosed liabilities; absence of certain changes or events; taxes; property and assets; intellectual property; insurance; contracts; permits and compliance; compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws; labor matters; environmental matters; employee benefits; related party transactions; information supplied in the proxy statement; application of Section 203 of the DGCL; takeover laws; opinion of financial advisors; and brokers’ and finders’ fees.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to us, including representations relating to: organization, existence and good standing of Parent and Merger Sub; authorization, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; information supplied in the proxy statement; governmental authority and consents required for the Merger Agreement and the transactions contemplated thereby; sufficient funds; not being an “interested stockholder” of Compellent; absence of litigation; and operations of the Merger Sub.

Certain representations and warranties in the Merger Agreement provide exceptions for items that do not constitute or are not reasonably likely to result in a “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” shall mean any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances that exist as of, or shall have occurred or arisen on or before, the date of determination of the occurrence of the material adverse effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (i) the business, operations, financial condition or results of operation of Compellent (and its subsidiaries) taken as a whole or (ii) the ability of Compellent to consummate the Merger or any of the transactions contemplated by the Merger Agreement. However, an effect, change, event or circumstance occurring after the date of the Merger Agreement shall not, either alone or in combination, be deemed to be a material adverse effect if such effect, change, event or circumstance results directly from:

•	general economic conditions in the United States or in the industry in which Compellent (and its subsidiaries) operate, except to the extent such general economic conditions have a disproportionate effect on Compellent as compared to any of the other companies in such industry;

•	any change in the market price or trading volume of Compellent’s stock in and of itself (but not the underlying cause of such change);

•	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in which Compellent operates, including (i) changes in interest rates in the United States or any other country or region in which Compellent operates and changes in exchange rates for the currencies of any countries in which Compellent operates and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in which Compellent operates, except in each case to the extent such conditions or changes have a disproportionate effect on Compellent as compared to any of the other companies in the industry in which Compellent operates;

•	the public announcement or pendency of the transactions contemplated by the Merger Agreement, including the identity of Parent as the acquiring party;

•	political conditions (or changes in such conditions) in the United States or any other country or region in which Compellent operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which Compellent operates, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect on Compellent as compared to any of the other companies in the industry in which Compellent operates;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which Compellent operates, except in each case to the extent they have a disproportionate effect on Compellent as compared to any of the other companies in the industry in which Compellent operates;

•	the failure, in and of itself, of Compellent (and its subsidiaries) to meet internal or analysts’ expectations or projections or results of operations (but not the underlying cause of such failure);

•	any change in any law or generally accepted accounting principles in the United States, or GAAP, or other accounting standards (or the interpretation thereof), except in each case to the extent such change has a disproportionate effect on Compellent as compared to any of the other companies in the industry in which Compellent operates; or

•	any legal proceedings brought by any current or former stockholders of Compellent (whether on their own behalf or on behalf of Compellent) against Compellent that arise out of the Merger or the other transactions contemplated by the Merger Agreement.

In the event Parent provides us with Parent’s written consent to the taking of any particular action by us, such action shall not, in and of itself, be deemed to constitute a material adverse effect.

Conduct of Our Business Prior to the Merger

Affirmative Covenants.  We have agreed that, until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we will:

•	conduct our business in the ordinary and usual course of business in accordance with past practices and in material compliance with applicable legal and contractual requirements;

•	use commercially reasonable efforts to maintain and preserve intact our current business organization, keep available the services of our current officers and other key employees and maintain our relations and goodwill with all of our suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having material business relationships with us;

•	use commercially reasonable efforts to keep in full force all of our material insurance policies (other than any such policies that are immediately replaced with substantially similar policies);

•	provide all notices, assurances and support required by any of our material contracts relating to our intellectual property to ensure that no condition under such material contract occurs that could result in, or could increase the likelihood of, (i) any transfer or disclosure by us of any source code for any of our software products or (ii) a release from any escrow of any source code for any of our software products that has been deposited or is required to be deposited in escrow under the terms of such material contract;

•	notify Parent in writing of (i) any notice from any person or entity alleging that the such person or entity’s consent is or may be required in connection with any of the transactions and (ii) any legal proceeding commenced, or, to our knowledge, threatened against, relating to, involving or otherwise affecting us that relates to the Merger or any of the other transactions; and

•	to the extent requested by Parent and permitted under applicable legal requirements, cause our officers to report regularly to Parent concerning the status of the our businesses.

Negative Covenants.  We have agreed that, until the earlier of the effective time of the Merger or the termination of the Merger Agreement, except with the prior written consent of Parent, we (and our subsidiaries) will not, among other things:

•	amend our certificate of incorporation or bylaws or create any new subsidiaries;

•	issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of our securities, except for shares of Compellent common stock issued pursuant to the exercise or vesting of options outstanding as of the date of the Merger Agreement and options granted to newly hired employees or directors in the ordinary course of our business consistent with past practice;

•	directly or indirectly acquire, repurchase or redeem any of our securities except in connection with tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under stock options;

•	split, combine, subdivide or reclassify any shares of our capital stock, or with limited exceptions, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of our capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of our capital stock;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for the Merger and the other transactions contemplated by the Merger Agreement;

•	subject to certain exceptions, (i) redeem, prepay, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities or enter into any agreement having the economic effect of any of the foregoing, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other individual or entity, (iii) make any loans, advances or capital contributions to or investments in any other individual or entity, or (iv) mortgage, pledge or otherwise encumber any of our assets;

•	subject to certain exceptions, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate certain benefits arrangements, (ii) increase the compensation payable to any member of the board of directors, officer or employee, (iii) hire any employee with an annual base salary in excess of $175,000 or at the level of Vice President or above other than in the ordinary course of business, (iv) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the board of directors, officer, employee or independent contractor, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or officer, (v) increase benefits payable under any existing severance or termination pay policies or similar employment agreements, or (vi) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any of our plans to the extent not required by the terms of the Merger Agreement or the terms of the applicable plan in effect on the date of the Merger Agreement;

•	commence any legal proceeding or settle any pending or threatened legal proceeding, except for the settlement of any legal proceeding solely for money damages not in excess of $150,000 individually or $500,000 in the aggregate and as would not be reasonably likely to have any adverse impact on any other legal proceeding;

•	except as may be required as a result of a change in applicable law or in GAAP, make any material change in any of our accounting methods, principles or practices used by it or change an annual accounting period;

•	make or change any material tax election or take certain actions with respect to tax matters;

•	acquire any other entity or any material equity interest therein, sell or otherwise dispose of, lease or license any properties or assets of Compellent (or any subsidiary) (other than in the ordinary course of business), which are material to Compellent (and its subsidiaries) taken as a whole, acquire, lease or license any material right or other asset from any person (other than in the ordinary course of business consistent with past practice);

•	make any capital expenditures in excess of $100,000 individually or $3,000,000 in the aggregate;

•	make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), any cash management policy;

•	permit any insurance policy naming Compellent (or any subsidiary) as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

•	other than in the ordinary course of business, enter into, or amend in any material respect, terminate or fail to renew, any material contract;

•	change any of our product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

•	subject to limited exceptions, enter into any material transaction with any of our affiliates (other than our subsidiaries);

•	abandon or permit to lapse any right to any material patent or patent application; or

•	take any action that is intended or is reasonably likely to result in the conditions of the Merger (See “The Merger Agreement — Conditions to the Merger”) not being satisfied.

Stockholder Rights Plan

Pursuant to the Merger Agreement, on December 15, 2010, we adopted a stockholder rights plan in the form previously approved by Parent. Except as set forth below, we have agreed to not, without Parent’s prior written consent, amend or waive any provision of such rights plan or redeem any of the rights issued under such rights plan. Our board of directors may amend or waive any provision of such rights plan or redeem such rights if: (i) neither

Compellent (nor any subsidiary) nor any representative of Compellent (or any subsidiary) shall have breached or taken any action inconsistent with any of the provisions set forth in no-solicitation or stockholder meeting provisions in the Merger Agreement (described below under “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals”) or any of the provisions in the confidentiality agreement with Dell, our board of directors determines in good faith, after having consulted with our outside legal counsel, that the failure to amend such rights plan, waive such provision or redeem such rights would constitute a breach by our board of directors of its fiduciary obligations to our stockholders under applicable Delaware law, and we provide Parent with written notice of our intent to take such action at least four business days before taking such action; or (ii) a court of competent jurisdiction orders us to take such action or issues an injunction mandating such action.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals

We have agreed not to and to ensure that our subsidiaries do not, and not to permit any person that is a Compellent (or a Compellent subsidiary) representative to, directly or indirectly:

•	solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an alternative acquisition proposal or acquisition inquiry;

•	furnish or otherwise provide access to any information regarding Compellent (or any subsidiary) to any person in connection with or in response to an alternative acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any alternative acquisition proposal or acquisition inquiry; or

•	resolve or publicly propose to take any of the actions referred to above.

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement by the required stockholder approval, we may furnish non-public information regarding Compellent (and our Compellent subsidiaries) to, and may enter into discussions or negotiations with, any person in response to an unsolicited, bona fide, written alternative acquisition proposal that is submitted to us by such person (and not withdrawn) if:

•	neither Compellent (or any Compellent subsidiary) nor any representative of Compellent (or our Compellent subsidiaries’) shall have breached or taken any action inconsistent with any of these no-solicitation provisions or with the stockholder meeting provisions in the Merger Agreement (as described above below under “The Merger Agreement— Proxy Statement; Stockholders Meeting”), or in the confidentiality agreement between Dell and Compellent;

•	our board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and our outside legal counsel, that such alternative acquisition proposal constitutes or is reasonably likely to result in a superior offer;

•	our board of directors determines in good faith, after having consulted with our outside legal counsel, that the failure to take such action would constitute a breach by our board of directors of its fiduciary obligations to the our stockholders under applicable Delaware law;

•	at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, we:

•	give Parent written notice of the identity of such person and of our intention to furnish non-public information to, or enter into discussions or negotiations with, such person,

•	receive from such person, and deliver to Parent a copy of, an executed confidentiality agreement (which we will be permitted to negotiate with such person during such two business-day notice period) containing (i) customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of us (and our subsidiaries), (ii) a provision (that we determine in good faith to be customary in scope) prohibiting the solicitation by such person and its affiliates and their respective representatives of employees of any of the acquired corporations for a period of 275 days, subject to customary exceptions, (iii) a customary “standstill” provision (that does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term) prohibiting such person and its affiliates and their respective representatives (to the extent such representatives are acting on behalf of or at the direction of such person or any of its affiliates), for a period of 275 days, from acquiring our voting securities, making acquisition proposals to or with respect to us (or any of our subsidiaries), commencing a tender or exchange offer with respect to any of our voting securities, initiating or participating in a proxy contest or consent solicitation relating to us or assisting, proposing or knowingly facilitating any of the foregoing, and (iv) other provisions no less favorable to us than the provisions of the confidentiality agreement between Dell and Compellent as in effect immediately prior to the execution of the Merger Agreement; and

•	at least 24 hours prior to furnishing any non-public information to such person, we furnish such non-public information to Parent (to the extent such non-public information has not been previously furnished by us to Parent).

If Compellent (or any Compellent subsidiary) or any representative of Compellent (or any Compellent subsidiary) receives an alternative acquisition proposal or acquisition inquiry, then we shall promptly (and in no event later than 24 hours after receipt of such alternative acquisition proposal or acquisition inquiry):

•	advise Parent in writing of such alternative acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry and the material terms and conditions thereof); and

•	provide Parent with copies of all documents and written communications (and written summaries of all oral communications) received by Compellent (or any subsidiary) or any representative of Compellent (or any subsidiary) setting forth the terms and conditions of, or otherwise relating to, such alternative acquisition proposal or acquisition inquiry.

We shall keep Parent reasonably informed with respect to the status of any such acquisition proposal or acquisition inquiry and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between Compellent (or any subsidiary) or any representative of Compellent (or any subsidiary) and the person that made or submitted such acquisition proposal or acquisition inquiry, or any representative of such person.

Compellent has agreed that it will not, and shall ensure that each of its subsidiaries will not, release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which Compellent or any of its subsidiaries is or becomes a party or under which any of Compellent or any of its subsidiaries has or acquires any rights, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent. However, Compellent may release a person from, or amend or waive any provision of, any such “standstill” agreement or provision if neither Compellent (or any subsidiary of Compellent) nor any representative of Compellent (or any subsidiary of Compellent) shall have breached or taken any action inconsistent with any of the no-solicitation or stockholder meeting provisions in the Merger Agreement or any of the provisions in the confidentiality agreement with Dell, our board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and our outside legal counsel, that the failure to release such person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by our board of directors of its fiduciary obligations to our stockholders under applicable Delaware law, and Compellent provides Parent with written notice of Compellent’s intent to take such action at least four business days before taking such action.

Proxy Statement; Stockholders Meeting

We agreed to file this proxy statement with the SEC as promptly as practicable following the date of the Merger Agreement, respond promptly to any comments made by the SEC with respect to this proxy statement and cause this proxy statement, a form of proxy and other associated materials to be mailed to our stockholders as promptly as practicable after its clearance by the SEC. If any event occurs, or if we become aware of any information, that causes any information provided by us for use in this proxy statement to have become false or misleading in any material respect, we have agreed to promptly inform Parent thereof and promptly file an appropriate amendment or supplement to this proxy statement with the SEC and, if appropriate, mail such amendment or supplement to our stockholders. Additionally, Parent has agreed to promptly inform us if any event occurs, or if Parent becomes aware of any information, that causes any information provided by Parent for use in this proxy statement to have become false or misleading in any material respect, and we have agreed to promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to our stockholders in such case.

Pursuant to the Merger Agreement, we have agreed to take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of our stockholders for the purpose of obtaining our stockholders’ adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, to be held as promptly as practicable following the mailing of this proxy statement to our stockholders. Additionally, we agreed to use commercially reasonable efforts to ensure that this proxy statement includes the opinions of Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners L.P.

Subject to certain limitations set forth below (See “The Merger Agreement — Board Recommendation”) the proxy statement is required to include a statement to the effect that our board of directors (i) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of Compellent and our stockholders, (ii) has unanimously approved and adopted this Merger Agreement and unanimously approved the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the requirements of the DGCL, and (iii) unanimously recommends that our stockholders vote to adopt this Merger Agreement at the Special Meeting.

Our obligation to call, give notice of and hold the Special Meeting shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any “superior offer” or other “acquisition proposal”, by any Change in Circumstances (See “The Merger Agreement — Board Recommendation”) or by any Recommendation Change (See “The Merger Agreement — Board Recommendation”). We have agreed that unless the Merger Agreement is terminated in accordance with its terms, we shall not submit any alternative acquisition proposal to a vote of our stockholders and we shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Special Meeting, except to the extent required to obtain the requisite stockholder approval.

For the purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its subsidiaries) contemplating or otherwise relating to any “acquisition transaction.”

For purposes of the Merger Agreement, an “acquisition transaction” shall mean any transaction or series of transactions (other than the Merger and the transactions contemplated by the Merger Agreement) involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of Compellent or Compellent’s subsidiaries is a constituent or participating corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of Compellent or Compellent’s subsidiaries; or (iii) in which any of Compellent or Compellent’s subsidiaries issues securities representing 15% or more of the outstanding securities of any class of Compellent or Compellent’s subsidiaries (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class); (b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Compellent or Compellent’s subsidiaries; or (c) any liquidation or dissolution of Compellent or Compellent’s subsidiaries.

For the purposes of the Merger Agreement, a “superior offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Compellent common stock that: (i) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with any of the no-solicitation or stockholder meeting provisions in the Merger Agreement or any of the provisions in the confidentiality agreement with Dell or a breach of any “standstill” or similar agreement or provision under which we (or any of our subsidiaries) has or had any rights or obligations; (ii) contains terms and conditions that our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to our stockholders (in their capacity as stockholders) than the Merger.

Board Recommendation

The unanimous determination that the Merger is advisable and fair to and in the best interests of Compellent and our stockholders and the unanimous recommendation of our board of directors that our stockholders vote to adopt the Merger Agreement are collectively referred to as the “Board Recommendation.”

We have agreed that our board of directors shall not (such actions are referred to as Restricted Actions):

•	subject to exceptions described below, withdraw or modify in a manner adverse to Parent or Merger Sub the Board Recommendation (the Board Recommendation shall be deemed to have been modified by our board of directors in a manner adverse to Parent and Merger Sub if the Board Recommendation shall no longer be unanimous, including as a result of actions of individual members of our board of directors indicating that our board of directors does not unanimously support the Merger or does not unanimously believe that the Merger is advisable and fair to and in the best interests of Compellent and its stockholders (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting));

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any alternative acquisition proposal;

•	approve or recommend, or cause or permit Compellent (or any subsidiary) to execute or enter into any agreement or other document constituting or relating to, or that could reasonably be expected to result in an alternative acquisition transaction; or

•	resolve, agree or publicly propose to, or permit Compellent (or any subsidiary) or any representative of Compellent (or any subsidiary) to agree or publicly propose to, take any of the actions referred to in the preceding three bullets.

Notwithstanding the first of the forgoing four bullets, at any time prior to the adoption of the Merger Agreement by the required stockholder approval, our board of directors may withdraw or modify the Board Recommendation, refuse to reaffirm the Board Recommendation, refuse to publicly state that the Merger and the Merger Agreement are in the best interests of our stockholders, refuse to issue a press release announcing its opposition to a competing acquisition proposal or recommend a superior offer (each of the foregoing being referred to as a Recommendation Change), but only if:

•	(i) an unsolicited, bona fide, written alternative acquisition proposal is made to Compellent and is not withdrawn; (ii) such acquisition proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the no-solicitation or stockholder meeting provisions in the Merger Agreement (as described above under “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals”) or any of the provisions in the confidentiality agreement with Dell or from a breach of any “standstill” or similar agreement or provision under which Compellent (or any subsidiary) has or had any rights; (iii) our board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and our outside legal counsel, that such acquisition proposal constitutes a superior offer; (iv) our board of directors determines in good faith, after having consulted with our outside legal counsel, that, in light of such superior offer, the failure to make a Recommendation Change would constitute a breach by our board of directors of its fiduciary obligations to the our stockholders under applicable Delaware law; (v) at least four business days prior to making a

Recommendation Change our board of directors delivers to Parent a written notice with certain required information regarding the acquisition proposal; (vi) throughout the period between the delivery of such notice and any Recommendation Change, we engage (to the extent requested by Parent) in good faith negotiations with Parent to amend the Merger Agreement; and (vii) at the time of the Recommendation Change, a failure to make such Recommendation Change would constitute a breach by our board of directors of its fiduciary obligations to our stockholders under applicable Delaware law in light of such superior offer (after taking into account any changes to the terms of the Merger Agreement proposed by Parent as a result of such negotiations); or

•	(i) there shall arise after the date of the Merger Agreement any change in circumstances affecting Compellent (or our subsidiaries) that do not relate to any alternative acquisition proposal and that leads the our board of directors to consider making a Recommendation Change (any such change in circumstances unrelated to an acquisition proposal being referred to as a Change in Circumstances); (ii) our board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and our outside legal counsel, that, in light of such Change in Circumstances, the failure to make a Recommendation Change would constitute a breach by our board of directors of its fiduciary obligations to our stockholders under applicable Delaware law; (iii) no less than four business days prior making a Recommendation Change our board of directors delivers to Parent a written notice setting forth certain required information regarding the Change in Circumstances; and (iv) at the time of such Recommendation Change, the failure to make such Recommendation Change would constitute a breach by our board of directors of its fiduciary obligations to our stockholders under applicable Delaware law in light of such Change in Circumstances (after taking into account any changes to the terms of the Merger Agreement proposed by Parent as a result of such negotiations).

Under the Merger Agreement, any change in the form or amount of the consideration payable in connection with a superior offer, and any other material change to any of the terms of a superior offer, will be deemed to be a new superior offer (or other alternative acquisition proposal), requiring a new Recommendation Change notice and a new advance notice period. However, the advance notice period applicable to any such change to a superior offer shall be three business days rather than four business days. Compellent has agreed to keep confidential, and not to disclose to the public or to any person, any and all information regarding any negotiations that take place (as described in the two bullet points immediately above) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent such disclosure is required by applicable law or the rules and regulations of any applicable U.S. governmental body to which Compellent is subject or submits.

Employee Matters

Pursuant to the Merger Agreement, if Parent elects not to maintain any of our employee health, vacation or 401(k) plans after the effective time of the Merger, then, subject to any necessary transition period and subject to any applicable Dell plan provisions, contractual requirements or legal requirements, (i) all of our employees who continue employment with Dell, the surviving corporation or any subsidiary of Dell or the surviving corporation shall be eligible to participate in Dell’s health, vacation and 401(k) plans, programs or arrangements, to substantially the same extent as similarly situated employees of Dell and (ii) for purposes of determining any such employee’s eligibility to participate in such Dell plans, such employee shall receive credit under such plans for his or her years of continuous service with us prior to the effective time of the Merger. As of the effective time of the Merger, Dell will credit to each employee the amount of vacation time and paid time off that such individual had accrued under any applicable plan or ours. If Dell chooses not to maintain one or more of our employee plans that is a health plan or welfare plan, then with respect to each health or welfare benefit plan maintained by Dell in lieu of such plan, Dell shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) cause each employee to be given credit under such plan for all amounts paid by such employee under any similar plan of ours for the plan year that includes the effective time of the Merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan of Dell or the surviving corporation.

The provisions discussed above do not guarantee that any of our employees will be offered employment with Dell, the surviving corporation, or any subsidiary of Dell or the surviving corporation, and none of such parties are under any obligation to employ our current employees following the effective time of the Merger, other than as may be required under applicable laws.

Unless otherwise requested by Parent, Compellent will terminate its 401(k) plan, effective no later than the day prior to the effective time of the Merger.

Regulatory Filings

We and Parent have agreed to use our commercially reasonable best efforts to file, as soon as reasonably practicable after the date of the Merger Agreement, all notices, reports and other documents determined by Parent to be required to be filed by such party with any government authority with respect to the Merger and the other transactions contemplated by the Merger Agreement, including the Premerger Notification and Report Forms required to be filed under the HSR Act and any notification or other document required to be filed under Austrian and Ukrainian antitrust or competition law. Compellent and Parent each filed the notification required under the HSR Act on December 14, 2010. We and Parent also filed applicable notices in Austria and Ukraine on December 17, 2010.

At the request of Parent and conditioned upon the consummation of the Merger, we may be required to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of our or our subsidiaries’ businesses, product lines or assets.

Commercially Reasonable Efforts

We have agreed to use commercially reasonable efforts to take, or to cooperate with Parent in taking, all actions necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, including (i) making all filings (if any) and giving all notices (if any) required to be made and given in connection with the transactions; (ii) using commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtaining each consent (if any) required to be obtained in connection with the transactions contemplated by the Merger Agreement; and (iii) using commercially reasonable efforts to lift any restraint, injunction or other legal bar to the transactions.

Public Statements

Compellent has agreed to not, and to not permit any of its subsidiaries or any representative of Compellent (or any of Compellent’s subsidiaries) to, make any disclosure to any employee, to the public or otherwise regarding the Merger or any of the other transactions contemplated by the Merger Agreement or if an alternative acquisition proposal shall have been disclosed, announced, commenced, submitted or made, regarding such acquisition proposal. However, such disclosure may be made, if: (i) Parent shall have given its prior approval to such disclosure; (ii) Compellent (A) shall have been advised by its outside legal counsel that such disclosure is required by applicable law, and (B) prior to making any such disclosure, shall have provided Parent with reasonable advance notice of Compellent’s intention to make such disclosure and certain information regarding such disclosure; (iii) such disclosure is to be filed by Compellent with the SEC and is substantially identical to a disclosure previously filed by Compellent with the SEC with Parent’s approval; or (iv) such disclosure is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences and is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by Compellent, if approved by Parent). Parent has agreed to use reasonable efforts to provide Compellent with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication Parent intends to issue or make with respect to the Merger.

Stockholder Litigation

We have agreed to promptly notify Parent in writing of, and give Parent the opportunity to participate in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving us and/or any of our directors or officers relating to the Merger Agreement and the

Merger and the other transactions contemplated by the Merger Agreement. We have agreed not to compromise or settle any such claim or litigation in full or in part without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

Access to Information

We have agreed, subject to certain exceptions and any applicable legal restrictions, to give Parent and its representatives reasonable access upon reasonable notice to our directors, officers, other employees, agents, attorneys, accountants, advisors, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to us and our subsidiaries. We have also agreed to provide Parent and its representatives with copies of such documents and information and with such additional financial, operating and other data as Parent and its representatives may reasonably requests.

We have agreed to allow Parent’s senior officers to meet with our chief financial officer and other officers responsible for our financial statements and internal controls to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and other applicable legal requirements.

Subject to certain limitations, we are not required to provide Parent with any of the documents or other information discussed above to the extent that doing so would violate applicable law, the attorney-client privilege or the terms of our contracts with third parties.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the effective time of the Merger, Parent will cause the surviving corporation to assume and perform until the expiration of the applicable statue of limitations all rights to indemnification existing in favor of, and all rights to advancement of expenses to, our current or former directors and officers as provided in our certificate of incorporation, bylaws and indemnification agreements with certain directors and officers for acts or omissions occurring prior to the effective time of the Merger. Parent has further agreed to include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the effective time of the Merger, current provisions regarding elimination of liability of directors.

For a period of six years after the effective time, Parent has agreed to cause the surviving corporation to maintain in effect our current directors’ and officers’ liability insurance policy covering each person currently covered by such insurance policy for acts or omissions occurring prior to the effective time of the Merger. Alternatively, Parent or the surviving corporation may (i) substitute “tail” policies of an insurance company with the same or better rating as the our current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to our directors and officers than the material terms of the our existing policies or (ii) request that the we obtain such extended reporting period coverage under the our existing insurance programs (to be effective as of the effective time of the Merger). In no event shall Parent or the surviving corporation be required to pay aggregate premiums for insurance in excess of 300% of the amount of the aggregate premiums paid by Compellent for 2010 for such purpose.

Conditions to the Merger

The obligation of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties relating to power and enforceability of the Merger Agreement, required stockholder approval, capitalization and state antitakeover statutes, must be true and correct in all material respects as of the date of the Merger Agreement and on the closing date (or on an earlier specified date);

•	our other representations and warranties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and on the closing date (or on an earlier specified date) subject to a qualification for any inaccuracies that individually or in aggregate do not have or would not reasonable be expected to have a material adverse effect;

•	we must comply with or perform in all material respects all of our covenants and obligations in the Merger Agreement;

•	adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Compellent common stock at the Special Meeting;

•	there not having occurred any material adverse effect since the date of the Merger Agreement which has not been cured, and no event having occurred or circumstances existing that, in combination with other events or circumstances, would reasonably be expected to have a material adverse effect.

•	termination or expiration of the waiting period under the HSR Act and all governmental authorizations required to be obtained under applicable antitrust or competition laws in Austria and Ukraine having been obtained;

•	absence of any legal prohibitions or restraints against the Merger making the consummation of the Merger illegal (provided that Parent and Merger Sub seeking to assert this condition shall first, if applicable, take all actions required in the Merger Agreement to be taken to have such restraint lifted); and

•	the absence of certain pending or threatened proceedings by a governmental authority relating to the Merger.

Our obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	subject to certain materiality qualifications and limitations set forth in the Merger Agreement, the representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date, referred to as the Parent Representations and Warranties Closing Condition;

•	Parent must comply with or perform in all material respects all of the obligations, and comply in all material respects with the agreements and covenants required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date, referred to as the Parent Covenant Closing Condition;

•	adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Compellent common stock at the Special Meeting;

•	termination or expiration of the waiting period under the HSR Act; and

•	absence of any legal prohibitions or restraints against the Merger making the consummation of the Merger illegal (provided that Compellent seeking to assert this condition shall first, if applicable, take all actions required in the Merger Agreement to be taken to have such restraint lifted).

Termination

The Merger Agreement may be terminated prior to the effective time of the Merger (whether before or after the adoption of the Merger Agreement by the required stockholder approval) by written notice of the terminating party to the other parties to the Merger Agreement:

•	by mutual written consent of us and Parent;

•	by Parent or us if the Merger shall not have been consummated by June 30, 2011. However, a party shall not be permitted to terminate the Merger Agreement if the failure to consummate the Merger by June 30, 2011 is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the effective time of the Merger, referred to as an End Date Termination;

•	by Parent or us if a U.S. court of competent jurisdiction or other U.S. governmental body shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate the Merger Agreement if the issuance of such final and nonappealable order is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the effective time of the Merger;

•	by Parent or us if the Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and our stockholders shall have taken a final vote on a proposal to adopt the Merger Agreement and the Merger Agreement shall not have been adopted at the Special Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required stockholder approval. However, a party shall not be permitted to so terminate the Merger Agreement if the failure to have the Merger Agreement adopted by the required stockholder approval is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the effective time of the Merger, referred to as a No Vote Termination;

•	by Parent (at any time prior to the adoption of the Merger Agreement by the required stockholder approval) if a “triggering event” shall have occurred, referred to as a Triggering Event Termination;

•	by Parent if (i) any of our representations or warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) such that, in each case, the Compellent Representations and Warranties Closing Condition (See “The Merger Agreement — Conditions to the Merger”) would not be satisfied; (ii) any of our covenants or obligations contained in the Merger Agreement shall have been breached such that the condition set forth in the Compellent Covenant Closing Condition (See “The Merger Agreement — Conditions to the Merger”) would not be satisfied; or (iii) a material adverse effect shall have occurred following the date of the Merger Agreement and be continuing. For purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of our representations or warranties as of a date subsequent to the date of the Merger Agreement or a breach of a covenant or obligation by us is curable by us prior to June 30, 2011 and we are continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives us notice of such inaccuracy or breach; or

•	by us if: (i) any of Parent’s representations or warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement such that the Parent Representation and Warranties Closing Condition would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in the Merger Agreement shall have been breached such that the Parent Covenant Closing Condition (See “The Merger Agreement — Conditions to the Merger”) would not be satisfied. If an inaccuracy in any of Parent’s representations or warranties as of the date of the Merger Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to June 30, 2011 and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then we may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that we give Parent notice of such inaccuracy or breach.

For the purposes of the Merger Agreement, a “triggering event” shall be deemed to have occurred if: (i) our board of directors or any committee thereof shall have made a Recommendation Change (See “The Merger Agreement — Board Recommendation Change”); (ii) our board of directors or any committee thereof, or Compellent (including our subsidiaries) or any of Compellent’s representatives (or representatives of our subsidiaries), shall have taken, authorized or publicly proposed any of the Restricted Actions (See “The Merger Agreement — Board Recommendation”); (ii) we shall have failed to include the Board Recommendation in the proxy statement; (iii) our board of directors shall have failed to reaffirm, unanimously (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting) and publicly, the Board Recommendation within five business days after Parent requests that the Board Recommendation be reaffirmed publicly; (iv) a tender or exchange offer relating to shares of Compellent common stock shall have been commenced and we shall not have sent to our securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommends rejection of such tender or exchange offer and reaffirming the Board Recommendation; (v) an acquisition proposal shall have been publicly announced, and we shall have failed to issue a press release that reaffirms unanimously the Board Recommendation within five business days after such acquisition proposal is publicly announced; (vi) Compellent (or any of our subsidiaries) or any of Compellent’s (or our subsidiaries’) representatives shall have breached or taken any action inconsistent with any of the provisions described under “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals”); or (vii) we

generally (a) fail to adopt a rights plan (See “The Merger Agreement — Stockholders Rights Plan”), amend such rights plan, waive any provision of such rights plan or redeem any of the rights issued under such rights plan or deliver a notice to Parent of our intent to take such action or (b) release any person from, or amend or waive any provision of, any “standstill” agreement or provision or deliver a notice to Parent of our intention to take such action.

Notwithstanding the forgoing, we may not terminate the Merger Agreement unless any fee required to be paid and any expense payment required to be made by us and described in “The Merger Agreement — Expenses; Termination Fees” at or prior to the time of such termination shall have been paid and made in full.

Effect of Termination

If the Merger Agreement is terminated by either us or Parent in accordance with its terms, the Merger Agreement shall be of no further force or effect. However, the provisions relating to termination and termination fees and other miscellaneous provisions of the Merger Agreement shall remain in full force and effect, and certain provisions of the confidentiality agreement between us and Parent shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with their terms. The termination of the Merger Agreement shall not relieve any party from any liability for any breach of any covenant or obligation contained in the Merger Agreement or any intentional breach of any representation or warranty contained in the Merger Agreement.

Expenses; Termination Fees

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent and Compellent shall share equally all filing fees incurred in connection with the filing by the parties to the Merger Agreement of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition law or regulation.

If the Merger Agreement is terminated:

•	by Parent or us pursuant to an End Date Termination or a No Vote Termination (as described under “The Merger Agreement — Termination”), at or prior to the time of the termination an alternative acquisition proposal shall have been disclosed, announced, commenced, submitted or made, and no triggering event shall have occurred between the date of the Merger Agreement and the time of the termination of the Merger Agreement, then we shall make a cash payment to Parent, referred to as the Expense Payment, equal to the lesser of $960,000 or the aggregate amount of all fees, costs and other expenses (excluding the portion of any filing fees relating to filings under the HSR Act or foreign antitrust or competition laws that was borne and paid by us) that Parent shall have incurred in connection with or in anticipation of the contemplated transactions.

•	by Parent or us pursuant to an End Date Termination or a No Vote Termination (as described under “The Merger Agreement — Termination”), at or prior to the time of the termination of the Merger Agreement an alternative acquisition proposal shall have been disclosed, announced, commenced, submitted or made, and on or prior to the date 275 days after the date of such termination, either an acquisition transaction is consummated or a definitive agreement relating to an acquisition transaction is entered into, then we shall pay to Parent (in addition to the Expense Payment described in the immediately preceding bullet point) a non-refundable fee in the amount of $37,000,000 in cash, on or prior to the earlier of the date of consummation of such acquisition transaction or the date of execution of such definitive agreement. For purposes of this provision, all references to “15%” in the definition of “acquisition transaction” in the Merger Agreement shall be deemed to refer instead to “50%.”

•	by Parent pursuant to a Triggering Event Termination (as described under “The Merger Agreement — Termination”), or if the Merger Agreement is terminated by Parent or us pursuant to any other termination provision at any time after the occurrence of a triggering event, then (unless we are required to pay to Parent the fee referred to in the immediately following bullet point) we shall pay to Parent a non-refundable fee in the amount of $37,000,000 in cash and shall make the Expense Payment to Parent.

•	by Parent or us at any time after a Recommendation Change has been made pursuant to a Change in Circumstances (See “The Merger Agreement — Board Recommendation”), then we shall pay to Parent a non-refundable fee in the amount of $47,000,000 in cash and shall make the Expense Payment to Parent.

Amendment

The Merger Agreement may be amended with the approval of our board of directors and the board of directors of Merger Sub. However, after the adoption of the Merger Agreement by our stockholders, any amendment will require the approval of our stockholders if such approval is required by law. The Merger Agreement may be amended only by written instrument signed by each party.

Remedies

Compellent and Dell have agreed that in the event of any breach or threatened breach by Parent or Compellent of any covenant or obligation contained in the Merger Agreement, the other party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach. The Merger Agreement is be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

THE VOTING AND SUPPORT AGREEMENTS

The following description sets forth the material provisions of the voting and support agreement but does not purport to describe all of the terms of the voting and support agreement. The full text of the voting and support agreement is attached to this proxy statement as Annex B. You are urged to read the voting and support agreement in its entirety.

As a condition of, and an inducement to, Parent entering into the Merger Agreement, on the date the Merger Agreement was executed, each of Philip E. Soran, our Chairman, President and Chief Executive Officer, John P. Guider, our Chief Operating Officer, Lawrence E. Aszmann, our Chief Technology Officer, and entities affiliated with El Dorado Ventures and Crescendo Ventures who collectively beneficially owned approximately 27.4% of our outstanding shares of common stock as of December 10, 2010 (including shares issuable upon the exercise of options exercisable within 60 days of such date), entered into a voting and support agreement with Parent.

Each stockholder party to a voting and support agreement has agreed, during the term of the agreement, at any meeting of the stockholders of Compellent, however called, and in any action by written consent of stockholders of Compellent, unless otherwise directed in writing by Parent, to cause shall cause all equity securities of Compellent owned beneficially or of record by such stockholder including any such securities acquired after the date of the voting and support agreement (such securities, the “subject securities”) to be voted:

•	in favor of (i) the Merger, the execution and delivery by Compellent of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, and (ii) each of the other transactions contemplated by the Merger Agreement;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Compellent in the Merger Agreement; and

•	against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Compellent (or any subsidiary); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Compellent (or any subsidiary) outside the ordinary course of business; (iii) any reorganization, recapitalization, dissolution or liquidation of Compellent (or any subsidiary); (iv) any change in a majority of the board of directors of Compellent; (v) any amendment to Compellent’s certificate of incorporation or bylaws relating to or facilitating, an extraordinary corporate transaction; (vi) any material change in the capitalization of Compellent or Compellent’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger, any of the transactions contemplated by the Merger Agreement or any of the actions contemplated by the voting and support agreement.

Under the terms of the voting and support agreement, each of the stockholders irrevocably appointed Parent as its proxy to vote in the manner described above all shares of our outstanding common stock held by that stockholder as of the record date.

During the term of the voting and support agreement, each stockholder also agrees not to:

•	subject to certain limitations, transfer any of the subject securities; or

•	deposit any of the subject securities into a voting trust, tender or enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the subject securities that is inconsistent with the voting and support agreement.

Each stockholder has also agreed that, during the term of the voting and support agreement, such stockholder shall not directly or indirectly, and shall ensure that each of such stockholder’s representatives and affiliates does not directly or indirectly:

•	solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any alternative acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an alternative acquisition proposal or acquisition inquiry;

•	furnish or otherwise provide access to any information regarding Compellent (or any subsidiary) to any person in connection with or in response to an alternative acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any alternative acquisition proposal or acquisition inquiry;

•	subject to certain exceptions, make any disclosure or communication to any person of or with respect to any non-public information relating to the Merger or any alternative acquisition proposal or acquisition inquiry or indicating that the stockholder does not fully support the Merger;

•	support, endorse, approve, adopt or accept any alternative acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle or contract constituting or relating directly or indirectly to any alternative acquisition proposal or acquisition transaction;

•	take any action that could result in the revocation or invalidation of the proxy or that is reasonably determined by Parent to suggest that the stockholder no longer supports the Merger; or

•	agree or publicly propose to take any such actions.

Under the terms of the voting and support agreement, each stockholder agrees not to exercise any appraisal or other similar rights that such stockholder may have in connection with the Merger.

The obligations of the stockholders under the voting and support agreements continue until the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective. If, however, the Merger Agreement (i) is validly terminated pursuant to an End Date Termination or No Vote Termination (as described under “The Merger Agreement — Termination”) and an alternative acquisition proposal shall have been disclosed, announced, commenced, submitted or made at or prior to the termination of the Merger Agreement; or (ii) is validly terminated at any time after the occurrence of a triggering event, then, in each case, the obligations under the voting and support agreements shall continue until the date that is 275 days after the termination of the Merger Agreement.

As disclosed in a Schedule 13D filed by Dell on December 12, 2010, referred to as the Schedule 13D, on November 18, 2010, Dell adopted a Rule 10b5-1 Trading Plan, referred to as the 10b5-1 Plan, providing for the purchase in the open market, in compliance with the provisions of Rule 10b5-1 under the Exchange Act, of Compellent common stock in an amount of up to $63.4 million during the period beginning on November 18, 2010 and continuing through January 28, 2011. Dell has disclosed in the Schedule 13D that concurrently with the adoption of the 10b5-1 Plan, Dell appointed UBS Securities, LLC as purchasing agent in connection with the 10b5-1 Plan, and instructed UBS Securities, LLC to purchase up to 1,560,000 shares of Compellent common stock at a price per share of less than $27.01 during the period from November 26, 2010 through December 23, 2010. During such period Dell acquired beneficial ownership of 342,884 shares of Compellent common stock. Accordingly, as disclosed in the Schedule 13D, pursuant to the voting and support agreements and the 10b5-1 Plan, as of December 12, 2010, Dell may be deemed to have acquired beneficial ownership of approximately 28.4% of the outstanding shares of Compellent common stock as of December 10, 2010 (including shares issuable upon the exercise of stock options exercisable within 60 days of such date).

Dell has disclosed in the Schedule 13D that Dell may in the future acquire additional shares of Compellent common stock under the 10b5-1 Plan, if Compellent common stock trades at prices below $27.01 per share, and may also effect open market purchases of Compellent common stock outside the 10b5-1 Plan at prevailing market prices to the extent equal to or below the price of $27.75 per share. As of December 29, 2010, Dell has not made any additional purchases under the 10b5-1 Trading Plan. Dell has advised Compellent that it intends to vote its shares of Compellent common stock in favor of the proposal to adopt the Merger Agreement and the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. Therefore, any additional purchases of Compellent common stock by Dell would increase the percentage of outstanding common stock expected to vote in favor of the proposals. Compellent was not aware of the existence of the 10b5-1 Plan or of Dell’s purchases of Compellent common stock prior to the execution of the Merger Agreement.

MARKET PRICE AND DIVIDEND DATA

Compellent common stock has been traded on the NYSE under the ticker symbol “CML” since March 23, 2009. Prior to March 23, 2009, Compellent common stock was traded on the NYSE Arca under the ticker symbol “CML” since it began trading on October 10, 2007. The following table sets forth, for the period indicated, the range of high and low sale prices of our common stock, as reported by the NYSE Arca with respect to the period from January 1, 2008 through March 20, 2009 and by the NYSE for the period thereafter.

	Compellent
	Common Stock
	High	Low

Year ending December 31, 2010
Fourth Quarter (through December 29, 2010)	$34.16	$16.52
Third Quarter	$19.74	$11.11
Second Quarter	$18.04	$11.00
First Quarter	$24.95	$15.07
Year ended December 31, 2009
Fourth Quarter	$23.84	$17.23
Third Quarter	$18.68	$13.83
Second Quarter	$15.80	$9.94
First Quarter	$14.18	$9.83
Year ended December 31, 2008
Fourth Quarter	$12.68	$7.15
Third Quarter	$15.20	$10.00
Second Quarter	$13.93	$9.33
First Quarter	$12.90	$7.62

The high and low sales prices per share for Compellent common stock as reported by the NYSE on December 29, 2010, the latest practicable trading day before the filing of this proxy statement were $27.64 and $27.58.

There were 220 stockholders of record of Compellent common stock as of December 23, 2010. In addition, we believe that a significant number of beneficial owners of Compellent common stock hold their shares in street name.

We have not declared or paid any cash dividends on our common stock previously. Historically, we have retained earnings, if any, for use in the operation and expansion of our business.

Following the Merger, Compellent common stock will not be traded on any public market.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed in “Special Note Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement.

We will incur substantial expenses related to the Merger, and the Merger might not be completed if we or Dell are unable to fulfill all of the closing conditions.

We expect to incur substantial expenses in connection with the Merger whether or not the transaction is consummated. Further, the consummation of the Merger is conditioned upon the fulfillment of certain conditions by each of the parties, including our obligation to obtain all licenses, permits, consents and approvals in connection with the Merger. Although we intend to obtain all such approvals, it is possible that we may not be able to obtain all such approvals. It is not certain if the transaction would proceed in the event that certain of our or Dell’s closing conditions cannot be satisfied. For example, if any required third party consent is not received, it is possible that Dell might not consummate the Merger. If Compellent’s stockholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Compellent will be offered, or that the business, prospects or results of operations of Compellent will not be adversely impacted.

The failure to complete the Merger could negatively affect our stock price and future business and operations.

If the Merger is not completed for any reason, the price of our common stock may decline to the extent that the current market price of our common stock reflects a positive market assumption that the Merger will be completed. Furthermore, if the Merger Agreement is terminated, we may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the Merger Agreement, or at all. Speculation regarding the likelihood of the closing of the Merger could also increase the volatility of our stock price.

Some of our officers and directors have interests in the Merger that may influence them to support or approve the Merger in a manner different than other stockholders.

Some of the directors who recommend that you vote in favor of the Merger, and the officers who provided information to our board of directors relating to the Merger, have employment, indemnification, stock option, restricted stock units and bonus arrangements that provide them with interests in the Merger that may differ from yours. The receipt of compensation or other benefits in the Merger may have influenced our directors in making their recommendation that you vote in favor of the transactions called for by the Merger Agreement, and the officers in making recommendations to the our board of directors relating to the Merger.

We will no longer exist as an independent public company following the Merger and our stockholders will forego any increase in our value.

If the Merger is successful, we will no longer exist as an independent public company and our stockholders will forego any increase in our value that might have otherwise resulted from our possible growth.

Upon termination of the Merger Agreement under specified circumstances, we may be required to pay a termination fee to Dell.

If the Merger Agreement is terminated under certain circumstances involving competing transactions, a change in our board of directors’ recommendation of the Merger to our stockholders or other triggering events, we may be required to pay Parent a termination fee of $37,000,000 and/or up to an additional $960,000 to reimburse Parent’s expenses. In addition, in connection with a termination of the Merger Agreement under certain circumstances involving a change in our board of directors’ recommendation of the Merger to our stockholders due to a change in circumstances unrelated to an acquisition proposal, we may be required to pay Parent a termination fee of $47,000,000 and up to an additional $960,000 to reimburse Parent’s expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Compellent common stock as of December 10, 2010 by all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of Compellent common stock, each of our directors, each of our current named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and all directors and executive officers as a group.

Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Compellent Technologies, Inc., 7625 Smetana Lane, Eden Prairie, Minnesota, 55344.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

5% Stockholders
Entities Affiliated with El Dorado Ventures(2)	2,191,113	6.8%
Entities Affiliated with Crescendo Ventures(3)	3,180,205	9.9
Directors and Named Executive Officers
Charles Beeler(4)	2,264,258	7.1
Sherman L. Black(5)	30,826	*
Kevin Roberg(6)	17,964	*
David Spreng(7)	3,253,350	10.1
Sven A. Wehrwein(8)	75,145	*
Duston M. Williams(9)	47,791	*
Lawrence E. Aszmann(10)	865,683	2.7
Brian P. Bell(11)	196,448	*
John P. Guider(12)	1,333,596	4.1
John R. Judd(13)	196,671	*
Philip E. Soran(14)	1,377,172	4.3
All executive officers and directors as a group (11 persons)(15)	9,658,905	29.0

*	Less than one percent.

(1)	This table is based upon information supplied by our executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,009,800 shares outstanding on December 10, 2010, adjusted as required by rules promulgated by the SEC. Includes shares issuable pursuant to stock options exercisable within 60 days of December 10, 2010.

(2)	Consists of 2,126,264 shares held by El Dorado Ventures VI, L.P. and 64,849 shares held by El Dorado Technology ’01, L.P., collectively, the El Dorado Entities. Charles Beeler, M. Scott Irwin and Thomas H. Peterson are the managing members of El Dorado Venture Partners VI, LLC, which is the general partner of each of the El Dorado Entities, and are deemed to have shared voting and investment power of the shares held by each of the El Dorado Entities; however, each person disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. Mr. Beeler is a member of our board of directors. The address of El Dorado Ventures is 2440 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)	Consists of 2,921,613 shares held by Crescendo IV, L.P., 54,794 shares held by Crescendo IV Entrepreneurs Fund, L.P. and 18,243 shares held by Crescendo IV Entrepreneurs Fund A, L.P., collectively, the Crescendo Entities, and 185,555 shares held by Crescendo IV AG & Co. Beteiligungs KG. David R. Spreng is the managing member of Crescendo Ventures IV, LLC, which is the general partner of each of the Crescendo Entities, and the managing member of Crescendo German Investments, IV, LLC, which is the general partner of Crescendo IV AG & Co. Beteiligungs KG, and is deemed to have sole voting and investment power of the shares held by each of the Crescendo Entities and Crescendo IV AG & CO Beteiligungs KG; however, Mr. Spreng disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Spreng is a member of our board of directors. The address of Crescendo Ventures is 600 Hansen Way, Suite 300, Palo Alto, CA 94304.

(4)	Consists of (a) the shares described in Note (2) above and (b) stock options for 73,145 shares of our common stock exercisable within 60 days of December 10, 2010. Mr. Beeler disclaims beneficial ownership of shares held by El Dorado Ventures VI, L.P. and El Dorado Technology ’01, L.P., except to the extent of his pecuniary interest therein.

(5)	Includes stock options for 20,826 shares of our common stock exercisable within 60 days of December 10, 2010.

(6)	Represents stock options for shares of our common stock exercisable within 60 days of December 10, 2010.

(7)	Consists of (a) the shares described in Note (3) above and (b) stock options for 73,145 shares of our common stock exercisable within 60 days of December 10, 2010. Mr. Spreng disclaims beneficial ownership of shares held by Crescendo Ventures IV, L.P., Crescendo IV AG & Co. Beteiligungs KG, Crescendo IV Entrepreneurs Fund, L.P. and Crescendo IV Entrepreneurs Fund A, L.P., except to the extent of his pecuniary interest therein.

(8)	Includes stock options for 73,145 shares of our common stock exercisable within 60 days of December 10, 2010.

(9)	Represents stock options for shares of our common stock exercisable within 60 days of December 10, 2010.

(10)	Includes stock options for 227,974 shares of our common stock exercisable within 60 days of December 10, 2010.

(11)	Includes stock options for 176,296 shares of common stock exercisable within 60 days of December 10, 2010.

(12)	Consists of (a) 500,540 shares of common stock held by the John P. Guider Revocable Trust, of which Mr. Guider is trustee, (b) 264,921 shares held by the Guider 2008 Grantor Retained Annuity Trust, of which Mr. Guider is trustee, (c) 327,133 shares held by the Guider 2009 Grantor Retained Annuity Trust, of which Mr. Guider is trustee and (d) stock options for 241,002 shares of our common stock exercisable within 60 days of December 10, 2010.

(13)	Includes stock options for 120,421 shares of common stock exercisable within 60 days of December 10, 2010.

(14)	Consists of (a) 376,498 shares of common stock held by the Philip E. Soran Revocable Trust, of which Mr. Soran is trustee, (b) 132,445 shares of common stock held by the Soran 2008 Five-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (c) 110,376 shares of common stock held by the Soran 2008 Two-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (d) 168,784 shares of common stock held by Mr. Soran’s immediate family members over which Mr. Soran is deemed to have beneficial ownership, (e) 6,233 shares of common stock held by Mr. Soran, (f) 90,798 shares of common stock held by the Soran 2009 Five-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (g) 90,797 shares of common stock held by the Soran 2009 Two-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee, (h) 200,000 shares of common stock held by the Soran 2010 Two-Year Grantor Retained Annuity Trust, of which Mr. Soran is trustee and (i) options to purchase 201,241 shares of common stock exercisable within 60 days of December 10, 2010.

(15)	Includes 5,371,318 shares held by entities affiliated with certain of our directors and 4,287,587 shares beneficially owned by our executive officers, of which stock options for 1,264,851 shares of common stock are exercisable within 60 days of December 10, 2010.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of Compellent common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adopting the Merger Agreement.

Our board of directors recommends that you vote “FOR” the proposal to grant the authority to vote your shares to adjourn the meeting, if necessary, to provide additional time to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2011, or the 2011 Annual Meeting, only if the Merger is not completed. Proposals of stockholders that are intended to be presented at the 2011 Annual Meeting must have been received at our executive offices in Eden Prairie, Minnesota no later than December 14, 2010 to be included in the proxy statement and proxy card related to such meeting.

Pursuant to our bylaws, stockholders who wish to bring matters to be transacted or propose nominees for director at our 2011 Annual Meeting, if any, must provide certain information to us between January 13, 2011 and February 12, 2011. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 (filed on March 5, 2010);

•	Our Quarterly Reports on Form 10-Q filed on May 7, 2010, August 6, 2010 and November 5, 2010; and

•	Our Current Reports on Form 8-K filed on February 4, 2010, February 12, 2010, April 14, 2010, April 16, 2010, May 19, 2010, June 15, 2010, December 13, 2010, December 16, 2010 and December 16, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at 7625 Smetana Lane, Eden Prairie, Minnesota 55344 Attn: Corporate Secretary, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. Upon written or telephonic request as provided above, we will, within one business day of receiving such request, mail copies of any or all items incorporated by reference herein, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, to the requesting party by first class mail or other equally prompt means.

Parent has supplied all information contained in this proxy statement relating to Parent, Merger Sub and Dell and we have supplied all information relating to Compellent.

* * *

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY  , 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

Dell International L.L.C.,
a Delaware limited liability company;

Dell Trinity Holdings Corp.,
a Delaware corporation;

and

Compellent Technologies, Inc.,
a Delaware corporation

Dated as of December 12, 2010

Section 1. Description of Transaction	A-1
1.1 Merger of Merger Sub into the Company	A-1
1.2 Effects of the Merger	A-1
1.3 Closing; Effective Time	A-1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	A-1
1.5 Conversion of Shares	A-2
1.6 Closing of the Company’s Transfer Books	A-2
1.7 Exchange of Certificates	A-2
1.8 Dissenting Shares	A-4
1.9 Further Action	A-4

Section 2. Representations and Warranties of the Company	A-4
2.1 Organization; Good Standing	A-4
2.2 Power; Enforceability	A-4
2.3 Required Stockholder Approval	A-5
2.4 Non-Contravention	A-5
2.5 Required Government Approvals	A-5
2.6 Capitalization	A-6
2.7 Subsidiaries	A-7
2.8 Company SEC Reports	A-7
2.9 Company Financial Statements	A-8
2.10 Title to Assets	A-9
2.11 No Undisclosed Liabilities	A-9
2.12 Absence of Certain Changes	A-9
2.13 Material Contracts	A-9
2.14 Real Property	A-12
2.15 Personal Property	A-12
2.16 Intellectual Property	A-12
2.17 Tax Matters	A-14
2.18 Employment Matters	A-16
2.19 Company Employee Plans	A-17
2.20 Labor Matters	A-19
2.21 Governmental Authorizations	A-19
2.22 Compliance with Laws	A-20
2.23 Environmental Matters	A-20
2.24 Export and Import Compliance	A-20
2.25 Litigation	A-21
2.26 Insurance	A-21
2.27 Related Party Transactions	A-21
2.28 Brokers	A-21
2.29 Opinion of Financial Advisor	A-21
2.30 State Anti-Takeover Statutes	A-22
2.31 Proxy Statement	A-22

A-i

(continued)

Section 3. Representations and Warranties of Parent and Merger Sub	A-22
3.1 Valid Existence	A-22
3.2 Power; Enforceability	A-22
3.3 Non-Contravention	A-22
3.4 Government Approvals	A-23
3.5 Litigation	A-23
3.6 Ownership of Company Capital Stock	A-23
3.7 Operations of Merger Sub	A-23
3.8 Funds	A-23
3.9 Disclosure	A-23

Section 4. Certain Covenants of the Company	A-23
4.1 Access and Investigation	A-23
4.2 Operation of the Company’s Business	A-24
4.3 No Solicitation	A-28

Section 5. Additional Covenants of the Parties	A-29
5.1 Proxy Statement	A-29
5.2 Company Stockholders’ Meeting	A-30
5.3 Stock Options and ESPP	A-32
5.4 Employee Benefits	A-34
5.5 Indemnification of Officers and Directors	A-35
5.6 Regulatory Approvals and Related Matters	A-35
5.7 Disclosure	A-37
5.8 Resignation of Officers and Directors	A-37
5.9 Section 16 Matters	A-37
5.10 Stockholder Litigation	A-37

Section 6. Conditions Precedent to Obligations of Parent and Merger Sub	A-37
6.1 Accuracy of Representations	A-37
6.2 Performance of Covenants	A-38
6.3 Stockholder Approval	A-38
6.4 Closing Certificate	A-38
6.5 No Material Adverse Effect	A-38
6.6 Regulatory Matters	A-38
6.7 No Restraints	A-38
6.8 No Governmental Litigation	A-38

Section 7. Conditions Precedent to Obligation of the Company	A-39
7.1 Accuracy of Representations	A-39
7.2 Performance of Covenants	A-39
7.3 Stockholder Approval	A-39
7.4 Closing Certificate	A-39
7.5 HSR Waiting Period	A-39
7.6 No Restraints	A-39

A-ii

(continued)

Section 8. Termination	A-39
8.1 Termination	A-39
8.2 Effect of Termination	A-40
8.3 Expenses; Termination Fees	A-40

Section 9. Miscellaneous Provisions	A-42
9.1 Amendment	A-42
9.2 Waiver	A-42
9.3 No Survival of Representations and Warranties	A-42
9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	A-42
9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial	A-42
9.6 Disclosure Schedule	A-43
9.7 Attorneys’ Fees	A-43
9.8 Assignability	A-43
9.9 Notices	A-43
9.10 Cooperation	A-44
9.11 Severability	A-44
9.12 Remedies	A-44
9.13 Construction	A-44

A-iii

Exhibits

Exhibit A	—	Certain Definitions

Schedules

Schedule 4.2(b)	—	Operation of the Company’s Business during the Pre-Closing Period
Schedule 1.1	—	Persons Whose Knowledge is Imputed to the Company
Schedule 6.7	—	Foreign Competition Law Filings

A-iv

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 12, 2010, by and among: Dell International L.L.C., a Delaware limited liability company (“Parent”); Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Compellent Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger, and this Agreement and the Merger have been approved on behalf of Parent.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction

1.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.4 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or immediately following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Compellent Technologies, Inc.”

(b) The Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding and no consideration shall be paid or payable in respect thereof;

(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $27.75 in cash, without interest; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.

1.6 Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select and enter into an agreement with a reputable bank or trust company that will act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Payment Agent as directed by Parent.

(b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including a provision confirming that delivery of Company Stock Certificates shall be effected, and that risk of loss of, and title to, Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the

Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonably appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates pursuant to the provisions of this Section 1.7.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and are remitted to the applicable Taxing Authorities on a timely basis, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) If any Company Stock Certificate has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(g) The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of Merger Consideration.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights specified in Section 262 of the DGCL).

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company

Except (i) as set forth in the Disclosure Schedule delivered by the Company to Parent on the date of this Agreement or (ii) as set forth in reasonable detail in the Company SEC Reports filed by the Company with the SEC prior to the date of this Agreement (specifically excluding any forward-looking or predictive statements or disclosures set forth, and any statements or disclosures set forth under the caption “Risk Factors” contained, in such Company SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws, as amended to date, of the Company. The Company is not in material violation of its certificate of incorporation or bylaws.

2.2 Power; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval (as defined in Section 2.3), to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Contemplated Transactions, other than obtaining the Requisite Stockholder Approval. As of the date of this Agreement, the board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously approved and adopted this Agreement and approved the Merger and the other Contemplated Transactions; (c) subject to the right of the Company’s board of directors to withdraw or modify its recommendation in accordance with the terms of Section 5.2(d), unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a),), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any corporate takeover statute or other similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state, that might otherwise apply to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general equitable and public policy principles.

2.3 Required Stockholder Approval.  The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Contemplated Transactions (the “Requisite Stockholder Approval”).

2.4 Non-Contravention.  Neither (a) the execution, delivery or performance of this Agreement or any of the Support Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time) (i) violate or conflict (A) with any provision of the certificates of incorporation, bylaws or other constituent documents of any Acquired Corporation or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee thereof of any Acquired Corporation, (ii) subject to obtaining the Consents set forth in Part 2.4 of the Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, result in a right of termination or acceleration under or cancel, any Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 2.5 are obtained or made, (A) violate or conflict with any Legal Requirement or Order applicable to any Acquired Corporation or by which any Acquired Corporation’s properties or assets are bound or (B) give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Acquired Corporation; except in the case of each of clauses “(ii),” “(iii)” and “(iv)” for such violations, conflicts, defaults, terminations, accelerations or Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation by the Company of the Contemplated Transactions.

2.5 Required Government Approvals.  No Governmental Authorization is required on the part of any Acquired Corporation in connection with the execution and delivery of this Agreement, the performance of the Company’s covenants and obligations hereunder or the consummation of the Contemplated Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Legal Requirements of states in which such Acquired Corporation is qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign antitrust or competition laws, and (d) for any novations required in respect of any Government Contracts.

2.6 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business in New York City on December 10, 2010: (A) 32,009,800 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free of any preemptive rights.

(b) As of December 10, 2010: (i) 4,144,065 shares of Company Common Stock are subject to issuance pursuant to Company Options (including (A) 795,558 shares of Company Common Stock subject to issuance pursuant to Company Options under the Company’s 2002 Stock Option Plan (50,011 of which are issuable pursuant to unvested Company Options) and (B) 1,936,309 shares of Company Common Stock subject to issuance pursuant to Outstanding Unvested Company Options (as defined in Section 5.3(b)); (ii) 2,051,905 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”); (iii) no shares of Company Common Stock are reserved for future issuance pursuant to Company Stock-Based Awards; and (iv) 4,460,861 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. As of the close of business in New York City on December 10, 2010, there were 5,391 shares of Company Common Stock subject to purchase pursuant to a current offering period under the ESPP, and since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, shares subject to the ESPP or Company Stock-Based Awards, other than as permitted by Section 4.2(b). The Company has delivered to Parent accurate and complete copies of all equity plans pursuant to which any outstanding stock options, restricted stock units or restricted stock awards (including all outstanding Company Equity Awards) were granted by any of the Acquired Corporations, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards. All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, in accordance with GAAP. Each outstanding Company Equity Award has been granted at an exercise price or purchase price, as applicable, as required under the terms of the applicable Company Equity Plan. Except as set forth in this Section 2.6(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations.

(c) Other than intercompany indebtedness owed to the Company or any other Acquired Corporation by another Acquired Corporation, no Acquired Corporation has any indebtedness for borrowed money.

(d) Except as set forth in Section 2.6(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (the items in clauses (i), (ii), (iii), together with the Company Common Stock and Company Preferred Stock, the “Company Securities”); or (iv) obligation on the part of any Acquired Corporation to make any payments based on the price or value of any Company Securities. No Acquired Corporation is a party to any Contract which obligates any Acquired Corporation to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of a Company Equity Plan.

(e) No Acquired Corporation is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Acquired Corporation.

2.7 Subsidiaries.

(a) Part 2.7(a) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation, bylaws or other constituent documents, as amended, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable and (ii) are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Part 2.7(a) of the Disclosure Schedule, free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) Except as set forth in Part 2.7(c) of the Disclosure Schedule, no Acquired Corporation (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity, (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, or (iii) has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.8 Company SEC Reports.

(a) Since December 31, 2008, the Company has filed all forms, reports, statements, schedules and other documents with the SEC that were required to be filed by it under applicable Legal Requirements prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, statements, schedules and other documents with the SEC that are required to be filed by it under applicable Legal Requirements prior to such time (all such forms, reports, statements, schedules and other documents, together with any documents filed during any such periods by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied, or will comply, as the case may be, as to form in all material respects with all applicable Legal Requirements, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was, or will be, filed or effective, and (ii) each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since December 31, 2008, the Company and, to the Knowledge of the Company, each of its officers and directors are and have been in compliance in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (2) the applicable listing and corporate governance rules and regulations of the NYSE.

(b) The Acquired Corporations maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act.

2.9 Company Financial Statements.

(a) The consolidated financial statements of the Acquired Corporations filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any unaudited quarterly financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Acquired Corporations as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2009, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2009.

(c) Since December 31, 2008, to the Company’s Knowledge, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal controls. Since December 31, 2008, no Acquired Corporation has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(d) Since December 31, 2007 through the date of this Agreement, (i) neither any Acquired Corporation, nor any director or executive officer of any Acquired Corporation has, and to the Knowledge of the Company, no other officer, employee or accountant of any Acquired Corporation has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that the Acquired Corporations have engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing any Acquired Corporation, whether or not employed by an Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the board of directors of any Acquired Corporation or any committee thereof or to any director or officer of any Acquired Corporation.

(e) No Acquired Corporation is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among an Acquired Corporation, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Acquired Corporation in the Company’s consolidated financial statements. Part 2.9(e) of the Disclosure Schedule lists, and the Company has made available to Parent complete and accurate copies of, the documentation creating or governing (since December 31, 2007 or that are in effect as of the date of this Agreement) all such “off-balance sheet arrangements” effected by any Acquired Corporation.

(f) Grant Thornton LLP has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Reports for periods ending on or before the fiscal year ended December 31, 2009 and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

2.10 Title to Assets.  Except with respect to Intellectual Property, which is covered by Section 2.16, the Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material assets and properties owned or used by them (except for such assets or property sold or otherwise disposed of in the ordinary course of business consistent with past practice). All of said assets and properties which are owned by the Acquired Corporations are owned by them free and clear of any Encumbrances other than Permitted Encumbrances.

2.11 No Undisclosed Liabilities.  No Acquired Corporation has any Liabilities, other than (a) Liabilities set forth in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Acquired Corporation included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the Contemplated Transactions, (c) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (d) Liabilities for performance of obligations of the Acquired Corporations under Material Contracts, to the extent such Liabilities are readily ascertainable from the copies of such Material Contracts provided or made available to Parent prior to the date of this Agreement and (e) Liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

2.12 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet through the date hereof, the business of the Acquired Corporations has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Material Adverse Effect that is continuing.

(b) In furtherance and not in limitation of Section 2.12(a), since the date of the Company Balance Sheet through the date hereof, no Acquired Corporation has taken any action or failed to take any action that would have resulted in a breach of 4.2(b), had such section been in effect since the date of the Company Balance Sheet.

2.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(ii) any Contract: (i) that is an employment or consulting Contract or other Contract relating to the performance of services by any current Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit; (ii) pursuant to which the Company or any Acquired Corporation is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Associate; (iii) pursuant to which any Acquired Corporation is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary) in excess of $100,000 to any Company Associate; or (iv) that provides for current or future Liability for indemnification, or for reimbursement of any legal fees or expenses, of any Company Associate, except for contractual obligations to defend, indemnify or hold harmless customers, distributors, resellers, alliance partners, consultants and vendors of any Acquired Corporation entered into in the ordinary course of business;

(iii) any Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location, or (B) containing exclusivity obligations or restrictions or otherwise prohibiting or materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract (A) relating to the lease, license, disposition or acquisition (directly or indirectly) by any Acquired Corporation of a material amount of assets other than in the ordinary course of business consistent with past practice, (B) pursuant to which any Acquired Corporation will acquire any material interest in any other Entity, other than the Company’s Subsidiaries, or any real property, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations;

(v) any Company Intellectual Property Agreements (as defined in Section 2.16(b)) identified or required to be identified in Part 2.16(b) of the Disclosure Schedule;

(vi) any Contract that relates to the formation, creation, operation, management or control of any (A) joint venture or (B) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that, in the case of clause “(B),” is material to any Acquired Corporation or pursuant to which any Acquired Corporation has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(vii) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets under which any Acquired Corporation made payments of $500,000 or more during the nine-month period ended on September 30, 2010;

(viii) any sales, distribution, agency or other similar Contract or series of related Contracts providing for the sale by any Acquired Corporation of materials, supplies, goods, services, equipment or other assets that is with one of the 20 largest resellers of the Acquired Corporations, determined by revenues received by the Acquired Corporations on a consolidated basis during the nine-month period ended September 30, 2010;

(ix) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Corporation or (B) any Acquired Corporation has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x) any Contract under which payments of $1,000,000 or more were made to or by any Acquired Corporation that has a term of more than 60 days and may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice such Acquired Corporation, and under which any Acquired Corporation has any material obligations outside the ordinary course of business;

(xi) any Government Contract under which any Acquired Corporation made or received payments of $500,000 or more during the nine-month period ended September 30, 2010;

(xii) any Contract that requires or permits an Acquired Corporation, or any successor to or acquirer of an Acquired Corporation, to make any payment to another Person as a result (in whole or in part) of a change in control of such Acquired Corporation (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment;

(xiii) any Contract (other than Contracts evidencing Company Options): (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (ii) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (iii) providing any Acquired Corporation with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(xiv) any Contract relating to any Encumbrance (other than a Permitted Encumbrance) with respect to any material asset owned or used by any Acquired Corporation outside the ordinary course of business;

(xv) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business; and

(xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv).

(b) Part 2.13(b) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which any Acquired Corporation is a party or is bound as of the date of this Agreement. As of the date of this Agreement, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) made publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on each Acquired Corporation that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Acquired Corporation that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity, and no Acquired Corporation that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Acquired Corporation, or, to the Knowledge of the Company, any other party thereto. No Acquired Corporation has received any written notice regarding any actual violation or breach of, or default under, any Material Contract (that has not since been cured).

(d) With respect to each Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract, to the Knowledge of the Company, (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and each Acquired Corporation, as applicable, has complied in all material respects with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified any Acquired Corporation that an Acquired Corporation has materially breached or materially violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract.

(e) To the Knowledge of the Company, no Acquired Corporation or any of their respective directors, officers or employees is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract. No Acquired Corporation has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract. To the Knowledge of the Company, no Acquired Corporation or any of their respective directors, officers or employees has been suspended or debarred from doing business with any Governmental Body or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Body.

2.14 Real Property.

(a) No Acquired Corporation owns any real property, nor has any Acquired Corporation ever owned any real property.

(b) Part 2.14(b) of the Disclosure Schedule contains a complete and accurate list of any real property leased, subleased or licensed by any Acquired Corporation (the property required to be identified in Part 2.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Acquired Corporation leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company has made available to Parent complete and accurate copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Leased Real Property is in good operating condition and repair, and is free from structural, physical and mechanical defects, except for such defects as would not, individually or in the aggregate, result in a Material Adverse Effect. The Acquired Corporations have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Part 2.14(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Acquired Corporations, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) Each of the Leases set forth in 2.14(b) of the Disclosure Schedule is in full force and effect and no Acquired Corporation is in material breach of or default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Acquired Corporation or any other party thereto.

2.15 Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Acquired Corporations (the “Tangible Assets”) are in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.

2.16 Intellectual Property.

(a) Part 2.16(a) of the Disclosure Schedule contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents; (iii) all registered Copyrights and applications therefore; and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction.

(b) Part 2.16(b) of the Disclosure Schedule contains a complete and accurate list of all material Contracts, as of the date of this Agreement: (i) under which any Acquired Corporation uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available Software that is not distributed as part of or along with any products of any Acquired Corporation and is not otherwise material to any Acquired Corporation, or (ii) under which any Acquired Corporation has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than non-exclusive customer, developer and reseller licenses and other non-exclusive agreements entered into in the ordinary course of business consistent with past practice, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). As of the date of this Agreement, there are no pending, and, to the Knowledge of the Company, there are no filed or threatened disputes regarding the scope of such Company Intellectual Property Agreements, any party’s performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements. No Company Intellectual Property Agreements grant to any Person other than the Company (or one of its Subsidiaries) ownership of or exclusive rights to any improvements or derivative works of any Licensed Company Intellectual Property which are made by any Acquired Corporation, except where the Company has a license or other rights to make use of such improvements or derivative works, or such improvements or derivative works are not material to the business of the Acquired Corporations.

(c) The Acquired Corporations own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Encumbrances other than (i) Permitted Encumbrances, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Acquired Corporations collectively own or otherwise have sufficient rights to use the Company Intellectual Property in the manner that any Acquired Corporation uses such Company Intellectual Property.

(d) Each of the Acquired Corporations have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by any Acquired Corporation of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secrets owned by another Person that was not done in accordance with a written agreement would not have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, the Acquired Corporations have a policy requiring employees and consultants and contractors who are or were involved in, or who have participated in or contributed to, the conception, development, creation or reduction to practice of any Intellectual Property for any Acquired Corporation, to execute a confidentiality and assignment agreement that provides that the Company or its Subsidiaries owns all Intellectual Property Rights therein and that protects the confidentiality of all Trade Secrets of the Acquired Corporations. The Acquired Corporations have enforced such policy without exception, to the extent they have become aware of any material and intentional breaches of such agreements.

(e) To the Knowledge of the Company, (i) no Acquired Corporation or any of its current products or services or other operation of any Acquired Corporation business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person and (ii) no Person is infringing or otherwise violating, any Owned Company Intellectual Property.

(f) No Acquired Corporation is party to a Contract under which an Acquired Corporation has an obligation or duty (and since December 31, 2007 no third party has made or threatened in writing to make any claim or allegation that any Acquired Corporation has an obligation or duty) to defend, indemnify or hold harmless any other Person with respect to, or has assumed any material Liability or is otherwise responsible for, any claim of infringement, misappropriation, dilution or violation of Intellectual Property or Intellectual Property Rights, except for contractual obligations to defend, indemnify or hold harmless customers, distributors, resellers, alliance partners, consultants and vendors of any Acquired Corporation entered into in the ordinary course of business.

(g) There is no pending suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to (and no Acquired Corporation has been notified in writing of) any alleged infringement, misappropriation or other violation by any Acquired Corporation, or by any of its current products or services or other operation of any Acquired Corporation business, of the Intellectual Property or Intellectual Property Rights of a third party. Since December 31, 2007, no Acquired Corporation has sent or received any written notice (including any “cease and desist” letter) alleging or asserting infringement, misappropriation or other violation of any material Intellectual Property or material Intellectual Property Rights by any Acquired Corporation.

(h) To the Knowledge of the Company, there is no pending claim that has been served upon or, to the Knowledge of the Company, filed or threatened claim challenging the validity or enforceability of, or contesting any Acquired Corporation’s rights with respect to, any of the Company Intellectual Property. No Acquired Corporation is subject to any Order that restricts or impairs the use of any Company Intellectual Property or Intellectual Property Rights that is material to the Acquired Corporations taken as a whole.

(i) The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in (i) any Acquired Corporation granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Encumbrance on any Company Intellectual Property.

(j) The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations, except as would not have, individually or in the aggregate, a Material Adverse Effect. The Acquired Corporations maintain and are in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in compliance with all applicable Legal Requirements, except to the extent non-compliance would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, since December 31, 2007, there have been no (i) failures of computer services or other information technology assets that have caused disruptions that are material to the business of any Acquired Corporation, or (ii) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of any Acquired Corporation.

(k) The use and dissemination of any and all data and information concerning individuals by the Acquired Corporations is in compliance with all applicable privacy policies, terms of use, and applicable Legal Requirements, except to the extent non-compliance would not have, individually or in aggregate, a Material Adverse Effect. The Contemplated Transactions will not violate any privacy policy, terms of use, or applicable Legal Requirements relating to the collection, use, storage dissemination, or transfer of any such data or information, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(l) The participation by any Acquired Corporation in any standards setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization.

(m) No federal, state, local or other governmental entity nor any university, college, or academic institution has any ownership or exclusive rights or interests in any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by any Acquired Corporation in the ordinary course of business.

(n) To the Knowledge of the Company, no product or service of any Acquired Corporation is distributed with any Software that is licensed pursuant to an “open source” or other third-party license agreement that requires the disclosure or licensing of any source code for any Software owned by any Acquired Corporation or of any Owned Company Intellectual Property.

(o) No source code of any Company Product Software has been licensed or disclosed to any Person (including any escrow agent) who is not an Affiliate, employee, agent or other Representative of an Acquired Corporation. To the Knowledge of the Company, no event has occurred that has resulted in any such source code being delivered or released to any third party. To the Knowledge of the Company, no Person has claimed or demanded that any such source code which is held in escrow be delivered or released by the escrow agent.

2.17 Tax Matters.

(a) Each Acquired Corporation (i) has duly and timely filed all material U.S. federal, state, local, sales and non U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed by such Acquired Corporation with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) and all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements, and (ii) has timely paid in full all material Taxes owed by it or for which it is liable that are or have become due whether or not shown (or required to be shown) on a Tax Return. The Company has provided a sufficient reserve on the Company Balance Sheet for the payment of all Taxes not yet due and payable through the date of the Company Balance Sheet. No material assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, have been proposed, against any Acquired Corporation, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Acquired Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) All Tax withholding and deposit requirements imposed on or with respect to any Acquired Corporation have been satisfied in all material respects.

(c) No Tax audits or administrative or judicial proceedings are being conducted or are pending or have been threatened with respect to any Acquired Corporation. No claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any Acquired Corporation is or may be subject to taxation in that jurisdiction.

(d) No Acquired Corporation is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(f) No Acquired Corporation has participated, within the meaning of Treas. Reg. § 1.6011 4(c), in (i) any “reportable transaction,” as set forth in Treas. Reg. § 1.6011 4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b)(2). Each Acquired Corporation has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(g) No Acquired Corporation has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does any Acquired Corporation owe any amount under any such agreement or (iii) any liability for the Taxes of any person (other than another Acquired Corporation) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.

(h) Part 2.17(h) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed or required to be filed with respect to any Acquired Corporation for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by any Acquired Corporation during the past three years and all correspondence to any Acquired Corporation from, or from any Acquired Corporation to, a Taxing Authority relating thereto.

(i) Part 2.17(i) of the Disclosure Schedule lists the U.S. federal income tax classification of each Acquired Corporation organized outside the U.S. Excluding a controlled foreign corporation (as defined in Section 957 of the Code), no Acquired Corporation owns any interest in any passive foreign investment company (as defined in Section 1297 of the Code) the income of which is or could be required to be included in the income of any Acquired Corporation.

(j) No Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(k) No Acquired Corporation has requested or received any ruling from, or entered into any Contract or arrangement with, any Taxing Authority that (i) requires any Acquired Corporation to take any action or to refrain from taking any action after the Closing Date or (ii) would affect any material amount of Tax payable by an Acquired Corporation after the Closing Date. No Acquired Corporation is a party to any Contract or arrangement with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions.

(l) The provision for Taxes set forth on the Company Balance Sheet has been made in material compliance with GAAP. No Acquired Corporation has incurred any material Liabilities for Taxes since the date of the Company Balance Sheet (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(m) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Acquired Corporation.

(n) No Acquired Corporation is a party to a gain recognition agreement under Section 367 of the Code.

(o) For purposes of this Section 2.17, references to the Acquired Corporations shall be deemed to include any Person from which any Acquired Corporation incurs any Liability for Taxes under Contract or any applicable Legal Requirement.

(p) The Company has made available to Parent a report entitled “Section 382 Study” prepared for the Company by Grant Thorton and updates thereof that set forth certain limitations on the utilization by any Acquired Corporation of net operating losses, built-in losses, Tax credits, or similar items under Section 382.

2.18 Employment Matters.

(a) Part 2.18(a) of the Disclosure Schedule contains a list of all Company Associates who are employed by the Company as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; and (iii) their base salaries. Part 2.18(a) of the Disclosure Schedule designates each such current Company Associate whose services are performed exclusively or primarily in the United States (a “U.S. Employee”) and each such current Company Associate whose services are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Corporations at will, and the employment of each of the Non-U.S. Employees is terminable either at will or at the expiration of a standard notice period as required under any applicable Legal Requirement contained in a written Contract that has been disclosed in writing to Parent in Part 2.18(a) of the Disclosure Schedule.

(b) To the Knowledge of the Company, as of the date of this Agreement, no executive officer or other individual identified in Part 2.18(a) of the Disclosure Schedule has provided written notice of termination of employment or expressed his or her intention to terminate employment with any Acquired Corporation.

(c) To the Knowledge of the Company no Person has claimed that any employee of any Acquired Corporation or their Affiliates: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees, in the case of each of clauses (i) through (iii), in a manner that would be material to the Acquired Corporations taken as a whole. To the Knowledge of the Company, no employee of any Acquired Corporation or other Person affiliated with any Acquired Corporation has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Corporation, in a manner that would b e material to the Acquired Corporations taken as a whole.

(d) No Acquired Corporation has had any plant closings, mass layoffs or other terminations of employees that have created any unsatisfied obligations upon or Liabilities for any Acquired Corporation under the Worker Adjustment and Retraining Notification Act or similar laws. No Acquired Corporation has any obligation under applicable Legal Requirements or under any Contract to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Body or any other Person with respect to the impact of the Contemplated Transactions on the employment of the current Company Associates or the compensation or benefits provided to the current Company Associates. No Acquired Corporation is a party to any Contract or arrangement that in any manner restricts any Acquired Corporation from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of any Acquired Corporation.

2.19 Company Employee Plans.

(a) Part 2.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment (other than offer letters with respect to Company Associates terminable by the Acquired Corporations at will without liability to any Acquired Corporation), bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) currently maintained or contributed to for the benefit of or relating to any current or former employee or director of any Acquired Corporation or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Acquired Corporation under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which any Acquired Corporation has any current material Liability. With respect to each Company Employee Plan listed in Part 2.19(a) of the Disclosure Schedule, other than a Company Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of persons substantially all of whom are Non-U.S. Employees (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Body relating to any compliance issues in respect of any such Company Employee Plan. With respect to each material International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan; (y) the plan documents or a written description of the terms of any material International Employee Plan that is not in writing and (z) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Body relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment.

(b) Neither any Acquired Corporation nor any ERISA Affiliate or, to the Knowledge of the Company, any Representative of any Acquired Corporation or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan, except as would not result in material Liability to the Acquired Corporations.

(c) Neither any Acquired Corporation nor any ERISA Affiliate has ever sponsored or maintained (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause “(i),” “(ii)” or “(iii)” whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(d) Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements (as defined in Section 2.20(a)), including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Body.

(e) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.

(f) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) Except as would not have, individually or in the aggregate a Material Adverse Effect, neither any Acquired Corporation nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to any Acquired Corporation or any Company Employee Plan or for which any Acquired Corporation has any indemnification obligation.

(h) No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health and insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Legal Requirement.

(i) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(j) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) to the extent applicable, each material International Employee Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Bodies, (ii) each material International Employee Plan is and has been operated in compliance with applicable Legal Requirements, and (iii) no International Employee Plan has material unfunded Liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(k) Neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Associate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Company Associate, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Without limiting the generality of the foregoing, no amount paid or payable by any Acquired Corporation in connection with the Contemplated Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled under any Company Employee Plan to receive any additional payment (including any tax gross-up or other payment) from any Acquired Corporation as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(l) Except as would not be material to the Acquired Corporations, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for.

(m) Except as would not be material to the Acquired Corporations, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which any Acquired Corporation could reasonably be expected to be subject to any Liability due to a material violation of the terms of any Company Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Body, Collective Bargaining Agreement or any other applicable Legal Requirement.

(n) Except as required by applicable Legal Requirements or this Agreement, no condition or term under any relevant Company Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan without material Liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(o) Except as required by applicable Legal Requirements or the terms of any Company Employee Plans as in effect on the date hereof, no Acquired Corporation has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.

(p) Except as would not be material to the Acquired Corporations, taken as a whole, no deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by any Acquired Corporation by reason of Section 162(m) of the Code.

(q) No Company Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(r) No asset of any Acquired Corporation is subject to any Encumbrance under ERISA or the Code.

(s) Except as would not be material to the Acquired Corporations, taken as a whole, (i) no current or former independent contractor of any Acquired Corporation could be deemed to be a misclassified employee, (ii) no independent contractor is eligible to participate in any Company Employee Plan, and (iii) no Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

2.20 Labor Matters.

(a) No Acquired Corporation is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Acquired Corporation; (iii) no Collective Bargaining Agreement is being negotiated by any Acquired Corporation, and (iv) since January 1, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Acquired Corporation nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of any Acquired Corporation.

(b) Each Acquired Corporation has complied with applicable Legal Requirements with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not be material to the Acquired Corporations, taken as a whole.

(c) Except as would not be material to the Acquired Corporations taken as a whole, each Acquired Corporation has withheld all amounts required by applicable Legal Requirements to be withheld from the wages, salaries, and other payments to Company Associates, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. No Acquired Corporation is liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits for Non-U.S. Employees (other than routine payments to be made in the ordinary course of business consistent with past practice

2.21 Governmental Authorizations.  The Acquired Corporations have, and are in compliance in all material respects with the terms of, all Governmental Authorizations affecting or relating to the assets required to conduct their business, and (a) all such Governmental Authorizations are valid and in full force and effect, (b) no Acquired Corporation is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, such Governmental Authorizations, (c) none of such Governmental Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any such Governmental Authorizations, (except for any novations required in respect of any Government Contracts) and (d) no suspension or cancellation of any such Governmental Authorizations, in whole or in part, is pending or, to the Knowledge of the Company, threatened.

2.22 Compliance with Laws.

(a) Each Acquired Corporation is and at all times since December 31, 2007 has been in compliance in all material respects with all Legal Requirements applicable to such Acquired Corporation. To the Knowledge of the Company, no Acquired Corporation is under investigation with respect to any material violation of any applicable Legal Requirement nor has the Company, since December 31, 2007, received any written notice from any Governmental Body regarding a material violation of or failure to comply with any material Legal Requirement. No representation or warranty is made in this Section 2.22 with respect to (i) compliance with the Exchange Act, to the extent such compliance is covered in Section 2.8 and Section 2.9, (ii) applicable laws with respect to Taxes, which are covered in Section 2.17, (iii) ERISA and other employee benefit-related matters, which are covered in Section 2.19, (iv) labor law matters, which are covered by Section 2.20, or (v) Environmental Laws, which are covered in Section 2.23.

(b) To the Knowledge of the Company, no Acquired Corporation has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, agreed to make, authorized or promised any payment to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iii) made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (v) made or agreed to make any other unlawful payment. For purposes of this Section 2.22(b), a “payment” includes payment of funds or the transfer of anything of value.

2.23 Environmental Matters.  Except for such matters as have not had and would not have, individually or in the aggregate, a Material Adverse Effect:

(a) The Acquired Corporations are and since December 31, 2007, have been in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Governmental Authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Corporations as presently conducted. The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies conducted since December 31, 2007 in its possession relating to each Acquired Corporation and all material correspondence since December 31, 2007 on substantial environmental matters relating to each Acquired Corporation.

(b) No Acquired Corporation has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, at any property that any Acquired Corporation has at any time owned, operated, occupied or leased.

(c) No Acquired Corporation has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(d) As of the date of this Agreement, no Acquired Corporation is a party to or is the subject of any pending, or to the Knowledge of the Company, threatened Legal Proceeding alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. No Acquired Corporation is subject to any Order or agreement by or with any Governmental Body or third party imposing any material liability or obligation with respect to any of the foregoing.

2.24 Export and Import Compliance.  The Acquired Corporations have at all times since December 31, 2007 been in compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other U.S. economic sanctions Legal Requirements and the customs regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, Software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, Software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of Software, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology or Software; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States except where noncompliance has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing to the Knowledge of the Company there are no pending or threatened material claims against any Acquired Corporation with respect to such Acquired Corporation’s import, export or re-export transactions.

2.25 Litigation.  As of the date hereof, there is no Legal Proceeding pending and, to the Knowledge of the Company, no such Legal Proceeding has been filed or threatened against any Acquired Corporation or any of the assets of any Acquired Corporation. No Acquired Corporation or any assets of any Acquired Corporation is subject to any settlement agreement or Order that would reasonably be expected to be material to the Acquired Corporations taken as a whole. To the Company’s Knowledge, as of the date hereof, no officer or key employee of any Acquired Corporation is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Corporation.

2.26 Insurance.  The Acquired Corporations have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Acquired Corporations or any of their respective employees or directors or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company believes is adequate for the operation of the Acquired Corporations’ businesses. The Company has made available to Parent complete copies of, all material policies of insurance relating to any Acquired Corporation or any Acquired Corporation’s employees or directors or assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies. With respect to each Legal Proceeding that is pending against any Acquired Corporation as of the date hereof, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so. Part 2.26 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Company’s current directors’ and officers’ liability insurance.

2.27 Related Party Transactions.  Except for indemnification, compensation and employment arrangements between an Acquired Corporation, on the one hand, and any director or officer thereof, on the other hand, there are (and since December 31, 2008 there have been) no transactions, agreements, arrangements or understandings between any Acquired Corporation, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be (or have been) required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.28 Brokers.  Except for Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Corporation and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Contemplated Transactions.

2.29 Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of each of Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., financial advisors to the Company, to the effect that, as of the date of such opinions, and subject to the and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. Such opinions have not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof, and the Company shall receive the consent of Morgan Stanley & Co. Incorporated and Blackstone Advisory Partners, L.P., respectively, to include such opinions in the Proxy Statement.

2.30 State Anti-Takeover Statutes.  Assuming that the representations set forth in Section 3.6 are accurate, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirements are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any Support Agreement and are not applicable to any of the Contemplated Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Merger or the other Contemplated Transactions or to any of the Support Agreements or the performance thereof.

2.31 Proxy Statement.  The Proxy Statement, will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

Section 3.  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Valid Existence.  Parent is a limited liability company, and Merger Sub is a corporation, validly existing and in good standing under the laws of the State of Delaware.

3.2 Power; Enforceability.  Each of Parent and Merger Sub has all requisite limited liability company and corporate power and authority, respectively, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Contemplated Transactions. This Agreement and the Merger have been approved on behalf of Parent. The execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and obligations hereunder and the consummation by Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.

3.3 Non-Contravention.  The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Contemplated Transactions do not and will not (a) violate or conflict with any provision of the limited liability company agreement of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets are bound, or (c) assuming the Governmental Authorizations referred to Section 3.4 are obtained or made, violate or conflict with any Legal Requirement or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of each of clauses “(b)” and “(c)” above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

3.4 Government Approvals.  No Governmental Authorization is required to be obtained prior to the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Contemplated Transactions, except (a) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act and (b) Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any foreign antitrust or competition laws.

3.5 Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Contemplated Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

3.6 Ownership of Company Capital Stock.  Other than as contemplated by this Agreement, neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

3.7 Operations of Merger Sub.  Prior to the Effective Time, Merger Sub will not have engaged in any material business activities and will have no material liabilities or obligations other than as contemplated by this Agreement.

3.8 Funds.  Parent or Merger Sub will have as of the Effective Time sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration. Parent’s and Merger Sub’s obligations hereunder are not conditioned upon Parent’s or Merger Sub’s obtaining of funds to consummate the Contemplated Transactions.

3.9 Disclosure.  The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

Section 4.  Certain Covenants of the Company

4.1 Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access upon reasonable notice and during normal business hours to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Any investigation of the Acquired Corporations undertaken by Parent during the Pre-Closing Period shall be conducted in a manner that does not unreasonably and materially interfere with the Acquired Corporations’ operations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders in connection with the Merger or the Contemplated Transactions;

(iii) any material written notice (other than any notice that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Company Contract that constitutes a Material Contract;

(iv) any written notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body in connection with the Merger or the Contemplated Transactions.

Notwithstanding anything to the contrary in this Section 4.1, none of the Acquired Corporations shall be obligated to disclose any information to the extent doing so would (i) violate any applicable Legal Requirements, including applicable United States and foreign antitrust or competition laws, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of any Contract to which an Acquired Corporation is a party; provided, however, that, if the Company withholds or otherwise fails to disclose any information in reliance on this sentence, then: (A) the Company shall promptly deliver to Parent a written notice describing, in as much detail as is permissible, the nature of such information and the reason for failing to disclose such information; and (B) the Company shall cooperate with Parent in attempting to put in place an acceptable arrangement under which such information can permissibly be disclosed to Parent.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in material compliance with all applicable Legal Requirements and with the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Acquired Corporations; (iii) the Company shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.26 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall cause to be provided all notices, assurances and support required by any Material Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Material Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any source code for any Company Product Software or (B) a release from any escrow of any source code for any Company Product Software that has been deposited or is required to be deposited in escrow under the terms of such Material Contract; (v) the Company shall promptly notify Parent in writing of (A) any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the Merger or any of the other Contemplated Transactions; and (vi) the Company shall (to the extent requested by Parent and permitted under applicable Legal Requirements) cause the officers of the Acquired Corporations to report regularly to Parent concerning the status of the Acquired Corporations’ businesses.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Schedule 4.2(b), the Company (A) shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed with respect to those actions prohibited by clause “(ii),” “(vi),” “(vii),” “(viii)” or “(xii)” (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by clause “(xv)” or “(xvi)” within four business days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent)), and (B) shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed with respect to those actions prohibited by clause “(ii),” “(vi),” “(vii),” “(viii)” or “(xii)” (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by clause “(xv)” or “(xvi)” within four business days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent)) permit any of the other Acquired Corporations to:

(i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Acquired Corporation, except for (A) the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement upon the exercise or vesting thereof, as applicable, (B) grants to newly hired employees or directors of Company Equity Awards issued in the ordinary course of business consistent with past practice and in the case of Company Options with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;

(iii) directly or indirectly acquire, repurchase or redeem any security of any Acquired Corporation, except in connection with Tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Company Equity Awards;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Corporation, except for the Contemplated Transactions;

(vi) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Acquired Corporation or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company, and (3) the issuance of credit to new customers for the purchase of products or services of the Acquired Corporations in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to employees of the Acquired Corporations, or (D) mortgage or pledge any asset owned or used by any Acquired Corporation, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements, in effect on the date hereof;

(vii) except as may be required by applicable Legal Requirements or the terms of this Agreement or of any Company Employee Plan as in effect on the date of this Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the board of directors, officer or employee in any manner, in each case other than terminations resulting directly from the termination of service of a Company Associate or adoptions resulting directly from, and only to the extent permitted in respect of, the hiring or promotion of employees on the terms set forth in Section 4.2(b)(vii), (B) increase the compensation payable or to become payable of any member of the board of directors, officer or employee, pay or agree to pay any special bonus or special remuneration to any member of the board of directors, officer or employee, or pay or agree to pay any benefit not required by any Company Employee Plan as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any employee who is not a member of the board of directors or officer, except in any such case (1) in connection with the hiring of new employees who are not members of the board of directors or executive officers in the ordinary course of business consistent with past practice, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be members of the board of directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, (3) in connection with annual performance-based compensation paid pursuant to any Company Employee Plan in the ordinary course of business, or (4) payments to non-employee members of the board of directors pursuant to the 2010 Non-Employee Director Compensation Policy, or (v) payments to employees consisting of spot bonuses having a value not to exceed $250,000 in the aggregate, (C) hire any employee with an annual base salary in excess of $175,000 or at the level of Vice President or above other than in the ordinary course of business, (D) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the board of directors, officer, employee or independent contractor of any Acquired Corporation, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or officer, (E) increase benefits payable under any existing severance or termination pay policies or similar employment agreements, or (F) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not required by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;

(viii) commence any Legal Proceeding or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding solely for money damages not in excess of $150,000 individually or $500,000 in the aggregate and (C) as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;

(ix) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x) (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any materially amended Tax Return, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xi) (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein, (B) sell or otherwise dispose of, lease or license any properties or assets of any Acquired Corporation (other than in the ordinary course of business), which are material to the Acquired

Corporations, taken as a whole, (C) acquire, lease or license any material right or other asset from any Person (other than in the ordinary course of business consistent with past practice);

(xii) make any capital expenditures in excess of $100,000 individually or $3,000,000 in the aggregate;

(xiii) make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), any cash management policy;

(xiv) permit any insurance policy naming any Acquired Corporation as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xv) other than in the ordinary course of business, enter into, or amend in any material respect, terminate or fail to renew, any Material Contract;

(xvi) change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

(xvii) enter into any material transaction with any of its Affiliates (other than an Acquired Corporation) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 4.2(b);

(xviii) abandon or permit to lapse any right to any material patent or patent application;

(xix) take any action that is intended or is reasonably likely to result in the conditions set forth in Section 6 not being satisfied; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim commenced or, to the Company’s Knowledge, threatened against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service to any of the Acquired Corporations. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

(e) Promptly (but no later than three days) after the date of this Agreement, the Company shall adopt a stockholder rights plan in the form previously approved by Parent (and otherwise satisfactory in form and substance to Parent). The Company shall not, without Parent’s prior written consent, amend or waive any provision of such rights plan or redeem any of the rights issued under such rights plan; provided, however, that the board of directors of the Company may amend or waive any provision of such rights plan or redeem such rights if: (i) (A) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (B) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to amend such rights plan, waive such provision or redeem such rights would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (C) the Company provides Parent with written notice of the Company’s intent to take such action at least four business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

4.3 No Solicitation.

(a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement (which the Company will be permitted to negotiate with such Person during the two business-day notice period referred to in this clause “(ii)”) containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, (3) a customary “standstill” provision (that does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term) prohibiting such Person and its Affiliates and their respective Representatives (to the extent such Representatives are acting on behalf of or at the direction of such Person or any of its Affiliates), for a period of 275 days, from acquiring voting securities of the Company, making Acquisition Proposals to or with respect to any Acquired Corporation, commencing a tender or exchange offer with respect to any voting securities of the Company, initiating or participating in a proxy contest or consent solicitation relating to the Company or assisting, proposing or knowingly facilitating any of the foregoing, and (4) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all oral communications) received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Acquired Corporation or any Representative of any Acquired Corporation and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person.

(d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights (including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to clause “(iv)(B)” of Section 4.3(b)), and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least four business days before taking such action.

(f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.

(g) The Company acknowledges and agrees that any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

Section 5.  Additional Covenants of the Parties

5.1 Proxy Statement.  As promptly as practicable, with the timely cooperation and assistance of Parent, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company or its counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond as promptly as practicable to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, then the Company shall promptly inform Parent thereof and shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. If any event relating to Parent or Merger Sub occurs, or if Parent becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, then Parent shall promptly inform the Company thereof and the Company shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.

(b) Subject to Section 5.2(d), (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company (A) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (ii) has unanimously approved and adopted this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL, and (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall use commercially reasonable efforts to ensure that the Proxy Statement includes the opinions of the financial advisors referred to in Section 2.29.

(c) Neither the board of directors of the Company nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the board of directors of the Company in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting), including as a result of actions of individual members of the board of directors of the Company indicating that the board of directors of the Company does not unanimously support the Merger or does not unanimously believe that the Merger is advisable and fair to and in the best interests of the Company and its stockholders); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in clause “(i)” of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation, refuse to reaffirm the Company Board Recommendation, refuse to publicly state that the Merger and this Agreement are in the best interests of the Company’s stockholders, refuse to issue a press release announcing its opposition to an Acquisition Proposal or recommend a Superior Proposal (each of the foregoing being referred to as a “Recommendation Change”), but only:

(i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement or from a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has or had any rights; (C) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) at least four business days prior to making a Recommendation Change pursuant to this clause “(i),” the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement or from a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has any rights, (2) stating the Company’s board of directors’ intention to make a Recommendation Change as a result of such Superior Offer and describing the nature of such intended Recommendation Change, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other documents and written communications (and written summaries of all oral communications) relating to such Superior Offer; (F) throughout the period between the delivery of such Recommendation Change Notice and any Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement; and (G) at the time of the Recommendation Change, a failure to make such Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law in light of such Superior Offer (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)” above or otherwise); or

(ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the Company’s board of directors to consider making a Recommendation Change (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (C) no less than four business days prior making a Recommendation Change pursuant to this clause “(ii),” the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to make a Recommendation Change in light of such Change in Circumstances and describing the nature of such intended Recommendation Change, and (3) containing a reasonably detailed description of such Change in Circumstances; (D) throughout the period between the delivery of such notice and such Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement; and (E) at the time of such Recommendation Change, the failure to make such Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” above or otherwise).

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a

Superior Offer, will be deemed to be a new Superior Offer (or other Acquisition Proposal), requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause “(i)(E)” of the first sentence of this Section 5.2(d) shall be three business days rather than four business days. The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause “(i)(F)” or clause “(ii)(D)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent such disclosure is required by applicable law or the rules and regulations of any applicable U.S. Governmental Body to which the Company is subject or submits. The Company shall ensure that any Recommendation Change: (x) does not change or otherwise affect the approval of this Agreement or the Support Agreements by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval.

(f) Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; provided, however, that the taking or disclosing of such position may constitute a Recommendation Change for purposes of this Agreement.

5.3 Stock Options and ESPP.

(a) Prior to the Effective Time, the Company shall cause each Company Option granted under the Company’s 2002 Stock Option Plan that is outstanding and unvested as of immediately prior to the Effective Time to become vested in full as of immediately prior to the Effective Time (contingent upon the consummation of the Merger). Prior to the Effective Time, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent upon the consummation of the Merger) (each, an “Outstanding Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) $27.75; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option equals or exceeds $27.75, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of an Outstanding Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.

(b) At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time, other than any Company Options that will vest contingent upon the consummation of the Merger (each, an “Outstanding Unvested Company Option”), shall be converted into and become an option to purchase Dell Common Stock, with such conversion effected through Dell Inc.: (i) assuming such Outstanding Unvested Company Option; or (ii) replacing such Outstanding Unvested Company Option by issuing an equivalent replacement stock option to purchase Dell Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan, and the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced and in a manner that is in compliance with the requirements of Code Sections 409A and 422 such that each such assumed or replaced Company Option is exempt from Code Section 409A and maintains its status as an “incentive stock option” to the extent permitted by the Code. All Outstanding Unvested Company Options shall be assumed or replaced by Dell Inc. and all rights thereunder shall thereupon be converted into rights with respect to Dell Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Company Option assumed or replaced by Dell Inc. may be exercised solely for shares of Dell Common Stock; (B) the number of shares of Dell Common Stock subject to each Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Outstanding Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Dell Common Stock; (C) the per share exercise price for the Dell Common Stock issuable upon exercise of each Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall be determined by dividing the per share exercise price of Company Common Stock subject to such Outstanding Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced, any restriction on the exercise of any Outstanding Unvested Company Option assumed or replaced by Dell Inc. shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested Company Option; provided, however, that Dell Inc.’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Outstanding Unvested Company Option assumed or replaced by Dell Inc. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $27.75 and having a denominator equal to the average of the closing sale prices of a share of Dell Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Dell Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate. Promptly following the Effective Time, Dell Inc. shall send or caused to be sent to each holder of an Outstanding Unvested Company Option that is (A) assumed by Dell Inc. a written notice setting forth (1) the number of shares of Dell Common Stock subject to such assumed Outstanding Unvested Company Option, and (2) the exercise price per share of Dell Common Stock issuable upon exercise of such assumed Outstanding Unvested Company Option and (B) replaced by Dell Inc. a written stock option agreement containing all the terms of such replaced Outstanding Unvested Company Option, including (x) the number of shares of Dell Common Stock subject to such replaced Outstanding Unvested Company Option, and (y) the exercise price per share of Dell Common Stock issuable upon exercise of such replaced Outstanding Unvested Company Option. Dell Inc. shall file with the SEC, no later than 20 business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Dell Common Stock issuable with respect to the assumed and replaced Outstanding Unvested Company Options.

(c) At the Effective Time, if Dell Inc. determines that it desires to do so, Dell Inc. may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Dell Inc. elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Dell Inc. shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Outstanding Unvested Company Options that are assumed or replaced by Dell Inc. pursuant to Section 5.3(a)), except that: (i) stock covered by such awards shall be shares of Dell Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Dell Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Dell Common Stock; and (iii) Dell Inc.’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Equity Plan.

(d) Prior to the Effective Time, the Company shall take all actions necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.2 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.2.

(e) Prior to the Effective Time, the Company shall take all actions necessary to: (i) cause any outstanding offering period under the ESPP to be terminated as of the last business day prior to the Closing Date; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of the last business day prior to the Closing Date) of each outstanding purchase right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.

5.4 Employee Benefits.

(a) If Parent elects not to maintain any Company Employee Plan that is a health, vacation or 401(k) plan after the Effective Time, then, subject to any necessary transition period and subject to any applicable Dell Inc. plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Dell Inc., the Surviving Corporation or any Subsidiary of Dell Inc. or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Dell Inc.’s health, vacation and 401(k) plans, programs or arrangements, to substantially the same extent as similarly situated employees of Dell Inc.; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time. As of the Effective Time, Parent shall, or shall cause Dell Inc. or the Surviving Corporation to, credit to each Continuing Employee the amount of vacation time and paid time off that such individual had accrued under any applicable Company Employee Plan as of the Effective Time. If Dell Inc. chooses not to maintain one or more of Company Employee Plans that is a health plan or welfare plan, then with respect to each health or welfare benefit plan maintained in lieu of the applicable Company Employee Plan, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Dell Inc. or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Dell Inc., the Surviving Corporation or any other Subsidiary of Dell Inc. Except for persons indemnified pursuant to Section 5.5 (to the extent of their rights pursuant to Section 5.5), no Company Associate and no Continuing Employee shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4 shall limit the effect of Section 9.8.

(c) Unless otherwise requested by Parent in writing at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent, whose approval will not be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are materially complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding employment with Dell Inc. or the Surviving Corporation post-Closing, including employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.

5.5 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent shall cause (including by providing any necessary funding to) the Surviving Corporation (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company as provided in the Company’s certificate of incorporation or the Company’s bylaws as in effect on the date of this Agreement, and as provided to such directors and officers in the indemnification agreements that are identified in Part 5.5(a) of the Disclosure Schedule and forms of which have been made available to Parent, as in effect as of the date of this Agreement, for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Legal Requirements, and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as the Company’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.5(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for 2010 for such purpose (which 2010 premiums are hereby represented and warranted by Company to be as set forth in Part 2.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.5(c).

(d) The provisions of this Section 5.5 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

5.6 Regulatory Approvals and Related Matters.

(a) Each party shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) within five business days after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act; and (ii) within 15 business days after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.

(b) Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other Contemplated Transactions as soon as practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other Contemplated Transactions as soon as practicable, including commercially reasonable efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as any Governmental Body may assert under any antitrust or competition law with respect to the Merger; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall (i) cooperate and coordinate with the other in making the filings required to be made with Governmental Bodies in connection with the Merger, (ii) supply the other with any information that may be required in order to make such filings, and (iii) supply any additional information that may reasonably be required or requested by any Governmental Body in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.

(c) Subject to applicable Legal Requirements, the Company and Parent shall each promptly inform the other of any communication from any Governmental Body, and provide a copy of all written communications received from any Governmental Body, regarding the Contemplated Transactions in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the Contemplated Transactions. Subject to applicable Legal Requirements, the Company and Parent shall each provide to the other a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give to the other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Subject to applicable Legal Requirements, the Company and Parent shall each promptly deliver to the other a copy of each such filing or other submission made by the Company or Parent during the Pre-Closing Period. Neither the Company nor Parent shall engage or participate in any communication with the Federal Trade Commission or the Department of Justice regarding the Contemplated Transactions absent the participation of the other (unless such Governmental Body refuses to allow participation of Parent or the Company), and the Company and Parent shall each promptly inform the other of the substance of any material communication regarding the Contemplated Transactions with any Governmental Body with authority over antitrust or competition matters if a Representative of the other is not present when such communication is made. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable Legal Requirements or as appropriate to protect confidential business information or the attorney-client privilege or attorney work-product.

(d) The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to complete processes and satisfy requirements that apply with respect to change of ownership of the Company in connection with Government Contracts, including any required novation processes.

5.7 Disclosure.  The Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, (a) make any disclosure to any Company Associates, to the public or otherwise regarding the Merger or any of the other Contemplated Transactions or (b) if an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, make any disclosure to any Company Associates, to the public or otherwise regarding such Acquisition Proposal, unless, in each case: (i) Parent shall have given its prior approval to such disclosure; (ii) the Company (A) shall have been advised by its outside legal counsel that such disclosure is required by applicable law, and (B) prior to making any such disclosure, shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure, the content of such disclosure and the identities of the Persons to whom such disclosure is intended to be made; (iii) such disclosure is to be filed by the Company with the SEC and is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; or (iv) such disclosure is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences and is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent). Following the execution and delivery of this Agreement, Parent and the Company shall issue a joint press release acceptable to both parties. Parent will use reasonable efforts to provide the Company with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication Parent intends to issue or make with respect to the Merger.

5.8 Resignation of Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer and director of each of the Acquired Corporations, which resignation shall be effective as of the Effective Time (or, at the option of Parent, as of a later date).

5.9 Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.10 Stockholder Litigation.  The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld or conditioned).

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

6.4 Closing Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.

6.5 No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

6.6 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b) All Governmental Authorizations required to be obtained under applicable antitrust or competition laws or regulations or under any other Legal Requirements in the jurisdictions set forth on Schedule 6.7 shall have been obtained.

6.7 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that Parent and Merger Sub shall not be permitted to invoke this Section 6.7 unless they shall have taken all actions required under Section 5.6 to have any such Order lifted.

6.8 No Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations damages or other monetary relief in excess of $40,000,000 in the aggregate; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations or any of the officers or directors of any of the Acquired Corporations.

Section 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

7.4 Closing Certificate.  The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 HSR Waiting Period.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any U.S. Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal; provided, however, that the Company shall not be permitted to invoke this Section 7.6 unless it shall have taken all actions required under this Agreement to have any such Order or Legal Requirement lifted.

Section 8.  Termination

8.1 Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if the Merger shall not have been consummated by June 30, 2011 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by Parent or the Company if a U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable Order is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(d) by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, the provisos to Sections 6.1(a) and 6.1(b) shall be given effect); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement and be continuing; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement, the proviso to Section 7.1 shall be given effect); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid and any Expense Payment (as defined in Section 8.3(i)) required to be made by the Company pursuant to Section 8.3 at or prior to the time of such termination shall have been paid and made in full.

8.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) Sections 1, 2, 3, 4, 5 and 7 of the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation contained in this Agreement or any intentional breach of any representation or warranty contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all filing fees incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the

Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition law or regulation.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) no Triggering Event shall have occurred between the date of this Agreement and the time of the termination of this Agreement, then the Company shall make the Expense Payment to Parent.

(c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) on or prior to the date 275 days after the date of such termination, either an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into, then the Company shall pay to Parent (in addition to the amount payable by the Company pursuant to Section 8.3(b)) a non-refundable fee in the amount of $37,000,000 in cash on or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of such definitive agreement; provided, however, that, solely for purposes of this Section 8.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”

(d) If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 8.1 at any time after the occurrence of a Triggering Event, then (unless the Company is required to pay to Parent the fee referred to in Section 8.3(e)) the Company shall pay to Parent a non-refundable fee in the amount of $37,000,000 in cash and shall make the Expense Payment to Parent.

(e) If this Agreement is terminated by Parent or the Company at any time after a Recommendation Change has been made in accordance with clause “(ii)” of the first sentence of Section 5.2(d), then the Company shall pay to Parent a non-refundable fee in the amount of $47,000,000 in cash and shall make the Expense Payment to Parent.

(f) Any fee required to be paid, and any Expense Payment required to be made, to Parent pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(e) shall be paid and made by the Company: (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (B) in the case of a termination of this Agreement by Parent, within two business days after such termination.

(g) The Company acknowledges and agrees that the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Parent would not have entered into this Agreement.

(h) If the Company fails to pay when due any amount payable under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(i) For purposes of this Section 8.3, “Expense Payment” means a cash payment to be made by the Company to Parent in an amount equal to the lesser of $960,000 or the aggregate amount of all fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses, but excluding the portion of any filing fees relating to filings under the HSR Act or foreign antitrust or competition laws that was borne and paid by the Company pursuant to Section 8.3(a)) that Parent shall have directly or indirectly paid or otherwise borne, and all fees and expenses that are or may become payable directly or indirectly by Parent, in connection with or in anticipation of the Contemplated Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, and all fees and expenses relating to Parent’s due diligence investigation of the Acquired Corporations).

Section 9.  Miscellaneous Provisions

9.1 Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after the adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that Sections 1, 2, 3, 4, 5 and 7 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that Section 6 of the Confidentiality Agreement is being superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or suit among or between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action or suit in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action or suit in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action or suit. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor the rights, interests or obligations of any party hereunder may be assigned or delegated by such party, in whole or in part, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by a party without the other parties’ prior written consent shall be void and of no effect; provided, further, however, that Parent shall be permitted to assign this Agreement and any of its rights and interests hereunder to any of its Subsidiaries without the prior written consent of any other party, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature.

9.9 Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Texas time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Texas time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the street address or email address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Dell Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682-8033
Attention: Janet B. Wright
Email: Dell_Corporate_Legal_Notices@Dell.com

if made or delivered other than by email, with a copy to:

Dell_Corporate_Legal_Notices@Dell.com

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Richard Climan/Lorenzo Borgogni
Facsimile: (650) 845-7333
Email: rcliman@dl.com
lborgogni@dl.com

if to the Company:

Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344-3712
Attention: Philip E. Soran
Email: psoran@compellent.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street
Boston, MA 02116-3736
Attention: Nicole Brookshire/Barbara Borden
Email: nbrookshire@cooley.com
bborden@cooley.com

9.10 Cooperation.  The Company agrees to use commercially reasonable efforts to cooperate fully with Parent and to take such actions as may reasonably be determined by Parent to be necessary to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Remedies.  The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by Parent or the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any reference in this Agreement to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Dell International L.L.C.

By:	/s/ Janet B. Wright
Name:     Janet B. Wright

Title:	Sole Manager

Dell Trinity Holdings Corp.

By:	/s/ Janet B. Wright
Name:     Janet B. Wright

Title:	Vice President and Assistant Secretary

Compellent Technologies, Inc.

By:	/s/ Philip E. Soran
Name:     Philip E. Soran

Title:	President/CEO

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean, collectively, the Company and the Company’s direct and indirect Subsidiaries and their respective predecessors (including any Entity that shall have merged into the Company or any of its direct or indirect Subsidiaries).

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing 15% or more of the outstanding securities of any class of such Acquired Corporation (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Affiliate.  “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

business day.  “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Austin, Texas are authorized or obligated by law or executive order to close.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Associate.  “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Affiliate of the Company.

Company Balance Sheet.  “Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2010, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC on November 5, 2011.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired

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Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Equity Award.  “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.

Company Equity Plan.  “Company Equity Plan” shall mean (a) the Company’s 2007 Equity Incentive Plan and (b) the Company’s 2002 Stock Option Plan.

Company Intellectual Property.  “Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by any Acquired Corporation.

Company Intellectual Property Right.  “Company Intellectual Property Right” shall mean each Intellectual Property Right owned by, or filed in the name of, any Acquired Corporation.

Company IT Systems.  “Company IT Systems” shall mean computer Software and systems (including hardware, firmware, operating system Software, utilities and applications Software).]

Company Option.  “Company Option” shall mean each outstanding option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Capital Stock.  “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Stock-Based Award.  “Company Stock-Based Award” shall mean any outstanding restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of November 24, 2010 between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean all actions and transactions contemplated by the Agreement, including the Merger.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

DGCL.  “DGCL” shall mean the General Corporation Law of the State of Delaware.

Dell Common Stock.  “Dell Common Stock” shall mean the common stock, $.01 par value per share, of Dell Inc.

Disclosure Schedule.  “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL.  “DOL” shall mean the United States Department of Labor.

Domain Name.  “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

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Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any Legal Requirement relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  “ERISA Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Official.  “Foreign Official” shall mean any: (i) officer or employee of a government or public international organization, including any public authority and any department, agency or instrumentality of a government, or any person acting in an official capacity for or on behalf of any government or government department, agency or instrumentality, or for or on behalf of any public international organization; or (ii) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Government Contract.  “Government Contract” shall mean any Contract to which an Acquired Corporation is a party and that involves supply of goods or services, directly or indirectly, to a Governmental Body. A Government Contract can include a subcontract at any tier or any level below a prime contract.

Governmental Authorization.  “Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body. “Governmental Authorization” shall also include the expiration of the waiting period under the HSR Act and any approval or clearance of any Governmental Body required to be obtained before consummation of the Merger pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the NYSE, The NASDAQ Stock Market, Inc. and the Financial Industry Regulatory Authority (FINRA).

Hazardous Substance.  “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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Intellectual Property.  “Intellectual Property” shall mean any or all of the following: (a) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (b) proprietary technical and know-how information, and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (c) works of authorship (including computer programs, source code and object code, whether embodied in Software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (d) Domain Names.

Intellectual Property Rights.  “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of or associated with any or all of the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and technical and know-how information, including all source code, documentation, processes, technology, formulae, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein (“Trade Secrets”); and (f) any similar or equivalent rights to any of the foregoing (as applicable).

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “Knowledge” of the Company shall mean the actual knowledge of a fact or other matter, after reasonable inquiry, of the Persons listed in Schedule 1.1, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry. With respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require that the Persons listed in Schedule 1.1 have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark or other Intellectual Property or Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, Trademarks or other Intellectual Property or Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the persons listed in Schedule 1.1 or the direct reports of any of the foregoing.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed Company Intellectual Property.  “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

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Material Adverse Effect.  “Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances that exist as of, or shall have occurred or arisen on or before, the date of determination of the occurrence of the Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (a) the business, operations, financial condition or results of operation of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions; provided, however, that an effect, change, event or circumstance occurring after the date of the Agreement shall not, either alone or in combination, be deemed to be a Material Adverse Effect if such effect, change, event or circumstance results directly from:

(i) general economic conditions in the United States or in the industry in which the Acquired Corporations operate, except to the extent such general economic conditions have a disproportionate effect on the Company as compared to any of the other companies in such industry;

(ii) any change in the market price or trading volume of the Company’s stock in and of itself (but not the underlying cause of such change);

(iii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in which the Company operates, including (A) changes in interest rates in the United States or any other country or region in which the Company operates and changes in exchange rates for the currencies of any countries in which the Company operates and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in which the Company operates, except in each case to the extent such conditions or changes have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;

(iv) the public announcement or pendency of the Contemplated Transactions, including the identity of Parent as the acquiring party (it being understood that any of the following events resulting directly from the public announcement of the Contemplated Transactions will not constitute Material Adverse Effect: (A) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, (B) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, (C) any decline or other degradation in the Company’s customer bookings or (D) the loss or departure of officers or other employees of the Acquired Corporations);

(v) political conditions (or changes in such conditions) in the United States or any other country or region in which the Company operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which the Company operates, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which the Company operates, except in each case to the extent they have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;

(vii) the failure, in and of itself, of the Acquired Corporations to meet internal or analysts’ expectations or projections or results of operations (but not the underlying cause of such failure);

(viii) any change in any law or GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such change has a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates; or

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(ix) any legal proceedings brought by any current or former stockholders of the Company (whether on their own behalf or on behalf of the Company) against the Company that arise out of the Merger or the other Contemplated Transactions.

In the event Parent provides the Company with Parent’s written consent to the taking of any particular action by the Company, such action shall not, in and of itself, be deemed to constitute a Material Adverse Effect.

Merger Consideration.  “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

NYSE.  “NYSE” shall mean The New York Stock Exchange.

Order.  “Order” shall mean any order, writ, injunction, judgment or decree.

Owned Company Intellectual Property.  “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned or purported to be owned by the Acquired Corporations.

Permitted Encumbrance.  “Permitted Encumbrance” shall mean the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens securing obligations arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (e) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Acquired Corporations; (f) Encumbrances which do not materially impair the use or operation of the property subject thereto; (g) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material effect on the use or ownership of the property subject thereto; and (h) statutory, common law or contractual liens of landlords.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement, and the accompanying letter to stockholders, notice of meeting and form of proxy, to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Software.  “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

Specified Representations.  “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3, 2.6(a) (first sentence), 2.6(b) (first sentence), 2.6(d) and 2.30 of the Agreement.

Subject Person.  “Subject Person” shall mean any: (i) Foreign Official; (ii) political party; (iii) official of a political party; or (iv) candidate for political office.

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Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Company Common Stock that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with any of the provisions set forth in Section 4.3 or Section 5.2 of the Agreement or in the Confidentiality Agreement or a breach of any “standstill” or similar agreement or provision under which any Acquired Corporation has or had any rights or obligations; (b) contains terms and conditions that the board of directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders (in their capacity as stockholders) than the Merger.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

Taxing Authority.  “Taxing Authority” shall mean, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Triggering Event.  A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the board of directors of the Company shall have failed to reaffirm, unanimously (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting) and publicly, the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i) fails to adopt the rights plan referred to in Section 4.2(e) of the Agreement, amends such rights plan, waives any provision of such rights plan or redeems any of the rights issued under such rights plan, (ii) delivers a notice to Parent pursuant to clause “(i)(C)” of the proviso to the second sentence of Section 4.2(e) of the Agreement, (iii) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision (including the “standstill” provision contained in any confidentiality agreement entered into pursuant to clause “(iv)(B)” of Section 4.3(b) of the Agreement), or (iv) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.

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ANNEX B

EXECUTION VERSION

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (“Support Agreement”) is entered into as of December 12, 2010, by and between Dell International L.L.C., a Delaware limited liability company (“Parent”), and           (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Compellent Technologies, Inc., a Delaware corporation (the “Company”).

B. Parent, Dell Trinity Holdings Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive $27.75 in cash, except as otherwise provided in the Merger Agreement.

D. Stockholder is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Support Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

For purposes of this Support Agreement:

(a) The terms “Acquired Corporations,” “Acquisition Inquiry,” “Acquisition Proposal,” “Acquisition Transaction,” “Affiliate,” “Company Common Stock,” “Person” and “Triggering Event,” and other capitalized terms not defined in this Support Agreement, shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Proxy Expiration Date shall be the date that is 275 days after the termination of the Merger Agreement if the Merger Agreement (A) is validly terminated pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement, and an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made at or prior to the termination of the Merger Agreement; or (B) is validly terminated at any time after the occurrence of a Triggering Event.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Support Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Support Period.

(e) “Support Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Proxy Expiration Date.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights.  During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is a limited partnership, to one or more partners of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Support Agreement.

Section 3.  Voting of Shares

3.1 Voting Covenant.  Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (ii) each of the other Contemplated Transactions;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any other Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any other Acquired Corporation outside the ordinary course of business; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws relating directly or indirectly to, or having the effect of facilitating, an extraordinary corporate transaction; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger, any of the other Contemplated Transactions or any of the actions contemplated by this Support Agreement.

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Support Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Support Agreement as Exhibit 2, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit 2) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Support Agreement.

(c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Support Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

Section 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

Section 5.   Certain Covenants

Stockholder agrees that, during the Support Period, Stockholder shall not directly or indirectly, and shall ensure that each of Stockholder’s Representatives and Affiliates does not directly or indirectly:

(a) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(b) furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(d) make any disclosure or communication to any Person (other than Stockholder or any Representative of Stockholder) (i) of or with respect to any non-public information relating to the Merger, any of the other Contemplated Transactions, this Support Agreement, the Merger Agreement or any Acquisition Proposal or Acquisition Inquiry (without Parent’s prior written approval) or (ii) indicating that Stockholder does not fully support the Merger or any of the Contemplated Transactions, unless: (A) Stockholder shall have been advised by Stockholder’s outside legal counsel that such disclosure or communication is required by applicable law; and (B) prior to making such disclosure or communication, Stockholder shall have provided Parent with reasonable (and in no event less than 48 hours’) advance written notice of Stockholder’s intent to make such disclosure or communication, the content of such disclosure or communication and the identities of the Persons to which such disclosure or communication is intended to be made;

(e) support, endorse, approve, adopt or accept any Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle or Contract constituting or relating directly or indirectly to any Acquisition Proposal or Acquisition Transaction;

(f) take any action that could result in the revocation or invalidation of the Proxy or that is reasonably determined by Parent to suggest that Stockholder no longer supports the Merger; or

(g) agree or publicly propose to take any of the actions referred to in this Section 5 or otherwise prohibited by this Support Agreement.

Stockholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

Section 6.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc.  Stockholder has the authority and legal capacity to execute and deliver this Support Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Support Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a limited partnership, then Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Support Agreement and the Merger Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Support Agreement.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected in any material respect; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Support Agreement and the Proxy by Stockholder do not, and the performance of this Support Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person. No Consent of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Support Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Support Agreement.

6.3 Title to Securities.  As of the date of this Support Agreement: (a) Stockholder holds of record, free and clear of any Encumbrances, the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on Exhibit 1 to this Support Agreement; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on Exhibit 1 to this Support Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on Exhibit 1 to this Support Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on Exhibit 1 to this Support Agreement.

6.4 Accuracy of Representations.  The representations and warranties contained in this Support Agreement are accurate and complete in all respects as of the date of this Support Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

6.5 Brokers.  No financial advisor, investment banker, broker, finder, agent or other Person is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Support Agreement based upon arrangements made by or on behalf of Stockholder.

6.6 Merger Agreement.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Support Agreement.

Section 7.  Additional Covenants of Stockholder

7.1 Stockholder Information.  Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Support Agreement.

7.2 Further Assurances.  From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Support Agreement.

7.3 Legends.  If requested by Parent, immediately after the execution of this Support Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AND SUPPORT AGREEMENT DATED AS OF DECEMBER 12, 2010 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Section 8.  Miscellaneous

8.1 Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Support Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Proxy Expiration Date.

8.2 Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Support Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices.  Each notice, request, demand or other communication under this Support Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Texas time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Texas time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on Exhibit 1 to this Support Agreement;

and if to Parent:

Dell International L.L.C.
One Dell Way, RR1-33
Round Rock, Texas 78682-8033
Attention: Janet B. Wright
Email: Dell_Corporate_Legal_Notices@Dell.com

if sent other than by email, with a copy to:

Dell_Corporate_Legal_Notices@Dell.com

8.4 Severability.  Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.5 Entire Agreement.  This Support Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto. Dell Inc. shall be a third party beneficiary of this Agreement and shall be entitled to exercise and enforce all rights and remedies that Parent may exercise and enforce under this Agreement as if Dell Inc. were itself a party to this Agreement. No addition to or modification of any provision of this Support Agreement shall be binding upon either party unless made in writing and signed by both parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Support Agreement shall be deemed to exist between Parent and Stockholder unless and until this Support Agreement has been duly and validly executed on behalf of both parties.

8.6 Assignment; Binding Effect.  Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon Stockholder, Stockholder’s successors and assigns and, if Stockholder is an individual, Stockholder’s heirs, estate, executors and personal representatives. This Support Agreement shall inure to the benefit of Parent and Dell Inc. and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Support Agreement, this Support Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Support Agreement, expressed or implied, is intended to confer on any Person, other than Parent and Dell Inc. and their respective successors and assigns, any rights or remedies of any nature.

8.7 No Limitations on Remedies.  Nothing in this Support Agreement, in the Merger Agreement or in any other agreement shall limit any of the monetary, equitable or other remedies that Parent or Dell Inc. may exercise in the event of any breach or threatened breach of this Agreement by Stockholder. Without limiting the generality of the foregoing, nothing in this Support Agreement, in the Merger Agreement or in any other agreement shall limit the right of Parent or Dell Inc. to seek and recover all damages it may sustain or incur as a direct or indirect result of, or otherwise in connection with, any breach of this Support Agreement by Stockholder.

8.8 Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Support Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.9 Actions of Representatives.  Stockholder acknowledges and agrees that any action inconsistent with any provision of this Support Agreement that is taken by any Representative, partner, member or Affiliate of Stockholder shall be deemed to constitute a breach of such provision by Stockholder.

8.10 Specific Performance.  Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Support Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Support Agreement or in the Proxy, Parent shall be entitled, without proof of actual damages (in addition to any other remedy that may be available to it, including monetary damages), to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10. and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.11 Non-Exclusivity.  The rights and remedies of Parent under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Support Agreement, and the obligations and liabilities of Stockholder under this Support Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.

8.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Support Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Support Agreement or any of the transactions contemplated by this Support Agreement, each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each party irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that such party will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that such party will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each party agrees that such party will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to either party’s address and in the manner set forth in Section 8.3 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUPPORT AGREEMENT OR THE PROXY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT OR ANY OF THE ACTIONS CONTEMPLATED BY THIS SUPPORT AGREEMENT OR RELATING TO THE PROXY. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER. EACH PARTY

FURTHER ACKNOWLEDGES, AGREES AND CERTFIES THAT: (i) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (ii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY; AND (iii) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(b)

8.13 Counterparts.  This Support Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Support Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Support Agreement.

8.14 Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.15 Waiver.  No failure or the part of Parent to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Support Agreement, or any power, right, privilege or remedy of Parent under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.16 Termination.  This Support Agreement and all rights and obligations of the parties hereunder, including the Proxy, shall terminate, and no party shall have any rights or obligations hereunder and this Support Agreement shall become null and void on, and have no further effect after, the Proxy Expiration Date. Nothing in this Section 8.16 shall relieve any party from any liability for any breach of this Support Agreement prior to its termination.

8.17 Construction.

(a) For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.

(c) As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Support Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Support Agreement and Exhibits to this Support Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e) The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.

[Remainder of page intentionally left blank]

Parent and Stockholder have caused this Support Agreement to be executed as of the date first written above.

Dell International L.L.C.

By

Title

Stockholder

Signature

Printed Name

Address:

Facsimile:

Email:

Exhibit 1
Ownership of Securities

Name and Address of	Shares Held of	Options and Other	Additional Securities
Stockholder	Record	Rights	Beneficially Owned

Exhibit 2

Form of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Compellent Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Chris Kleiman, Nathan Brunner, Scott Depta and Dell International L.L.C., a Delaware limited liability company (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Dell Trinity Holdings Corp., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Support Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until (and including) the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company:

(i) in favor of (A) the merger contemplated by the Merger Agreement (the “Merger”), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (B) each of the other actions contemplated by the Merger Agreement and (C) any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any direct or indirect subsidiary of the Company outside the ordinary course of business; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any direct or indirect subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws relating directly or indirectly to, or having the effect of facilitating, any extraordinary corporate transaction; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: December 12, 2010

Stockholder

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

ANNEX C

December 12, 2010

Board of Directors
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344-3712

Members of the Board:

We understand that Compellent Technologies, Inc. (the “Company”), Dell International L.L.C. (the “Buyer”) and Dell Trinity Holdings Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 12, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive $27.50 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of the Company;

2) Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3) Reviewed certain financial projections prepared by the management of the Company;

4) Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5) Reviewed the reported prices and trading activity for the Company Common Stock;

6) Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8) Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9) Reviewed the Merger Agreement, and certain related documents; and

10) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger

C-1

will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and financial advisory and financing services for affiliates of the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, the Company and their affiliates in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of affiliates of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of the shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Robert Eatroff
Robert Eatroff
Managing Director

C-2

ANNEX D

Blackstone Advisory Partners L.P.

December 12, 2010

Board of Directors
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344-3712

Members of the Board:

We understand that Compellent Technologies, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Dell International L.L.C., a Delaware limited liability company (“Parent”), and Dell Trinity Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which provides for, among other things, the acquisition of the Company by Parent (the “Merger”). Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than those shares of Company Common Stock which are not being converted into the right to receive the merger consideration under the Merger Agreement, will be converted into the right to receive $27.50 in cash (the “Consideration”). The terms and conditions of the Merger are fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Consideration is fair to the holders of Company Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition, and operations of the Company and Parent that we believe to be relevant to our inquiry.

•	Reviewed certain internal information concerning the business, financial condition, and operations of the Company prepared and furnished to us by the management of the Company that we believe to be relevant to our inquiry.

•	Reviewed certain internal financial analyses, estimates and forecasts relating to the Company, prepared and furnished to us by the management of the Company.

•	Reviewed the financial forecasts for the Company for the fiscal years ending December 31, 2010 through December 31, 2015 prepared by and furnished to us by the management of the Company, as well as consensus Wall Street analyst estimates for the Company.

•	Reviewed the publicly available audited financial statements of the Company and Parent for the fiscal years ended December 31, 2008 and December 31, 2009.

•	Held discussions with members of senior management of the Company and Parent concerning their evaluations of the Merger and their businesses, operating and regulatory environments, financial conditions, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

•	Reviewed the historical market prices and trading activity for the Company Common Stock.

Blackstone Advisory Partners L.P.
345 Park Avenue
New York, NY 10154
212 583 5000

•	Compared certain publicly available financial and stock market data for the Company with similar information for certain other publicly traded storage, networking, and diversified information technology companies.

•	Reviewed the publicly available financial terms of certain other business combinations in storage, networking, and diversified information technology sectors and the consideration received for such companies.

•	Reviewed the premia paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded.

•	Performed discounted cash flow analyses utilizing the financial forecasts prepared by and furnished to us by the management of the Company, as well as consensus Wall Street analyst estimates for the Company.

•	Reviewed the December 12, 2010 draft of the Merger Agreement.

•	Performed an analysis of the implied present value of future Company Common Stock performance.

•	Reviewed the potential pro forma impact of the Merger.

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction, we have relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all financial forecasts and other information provided to us by or on behalf of the Company or otherwise discussed with or reviewed by or for us. We have assumed with your consent that the financial forecasts prepared by or on behalf of the Company and the assumptions underlying those forecasts, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation. We assume at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based. We have further relied with your consent upon the assurances of the management of the Company that they are not aware of any facts that would make the financial forecasts and other information provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Parent under any state or federal laws.

We also have assumed with your consent that the final executed form of the Merger Agreement does not differ in any material respects from the draft dated December 12, 2010 and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and Parent or the contemplated benefits of the Merger. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid in the Merger, and we express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Our opinion does not address any other aspect or implication of the Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of the Company. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the Company Common Stock will trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Merger on the solvency or viability of Parent or the surviving corporation in the Merger or the ability of Parent or the surviving corporation in the Merger to pay their obligations when they become due.

This opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the Merger or other matters, and should not be relied upon by any stockholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee in accordance with established procedures.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger only and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company. However, Blackstone Advisory Partners L.P. (“Blackstone”) understands that the existence of any opinion may be disclosed by the Company or Parent in a press release. In addition, a description of this opinion may be contained in, and a copy of this opinion may be included as an exhibit to, the disclosure documents the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law, provided that Blackstone agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone’s review of, and reasonable opportunity to comment on, any description or reference to us or this opinion in such document.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion). In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of the Company or Parent or any of their affiliates for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.

Based on the foregoing and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of Company Common Stock is fair to such stockholders from a financial point of view.

Very truly yours,

/s/  Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P.

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

COMPELLENT TECHNOLOGIES, INC.
7625 SMERTANA LANE
EDEN PRAIRIE, MN 55344
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Compellent Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

		For	Against	Abstain
1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2010, among Dell	☐	☐	☐

International L.L.C., Dell Trinity Holdings Corp. and Compellent Technologies, Inc. (the “Merger Agreement”) under which Compellent Technologies, Inc. will become a wholly-owned subsidiary of Dell International L.L.C.

2.	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this Special Meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is/are available at www.proxyvote.com.

COMPELLENT TECHNOLOGIES, INC.
7625 Smetana Lane
Eden Prairie, Minnesota 55344
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY    , 2011.
The stockholder(s) hereby appoint(s) Philip E. Soran and John R. Judd, and each of them, as proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of common stock of Compellent Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on February    , 2011 at 7625 Smetana Lane, Eden Prairie, Minnesota 55344 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE THIS PROXY WILL BE VOTED FOR EACH PROPOSAL WITH THE BOARD OF DIRECTORS’ RECEMMENDATIONS.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.
Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side